UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Filed by a party other than the registrant ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material pursuant to § 240.14a-12

DAVITA HEALTHCARE PARTNERS INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Invitation to Participate in the

Annual Meeting of Stockholders

May 8, 2014

Dear Fellow Stockholder:

We are pleased to invite you to attend the DaVita HealthCare Partners Inc. annual meeting of stockholders. The annual meeting will be held on Tuesday, June 17, 2014, at 5:30 p.m., Mountain Time, at DaVita HealthCare Partners Inc., 2000 16th Street, Denver, Colorado 80202. The attached Notice of Annual Meeting and Proxy Statement will serve as your guide to the business to be conducted at the meeting.

Among other items, the Proxy Statement includes information about the qualifications of our director nominees and the compensation of our executive officers that is relevant to matters that will be presented at the annual meeting. During the meeting, we will also report to you on the Company and provide an opportunity for stockholders to engage in a dialogue with management.

We hope that you will participate in the annual meeting, either by attending and voting in person or voting by other available methods as promptly as possible. Voting by any of the available methods will ensure that you are represented at the annual meeting, even if you are not present. You may vote your proxy via the Internet, by telephone, or by mail. Please follow the instructions on the Notice of Internet Availability of Proxy Materials that you receive in the mail and/or your proxy card.

Your vote is very important to us and to our business. Please take the first opportunity to ensure that your shares are represented at the annual meeting.

Thank you very much for your continued interest in our business.

Sincerely,

Kent J. Thiry
Co-Chairman of the Board, Chief Executive Officer DaVita HealthCare Partners Inc.

Notice of 2014 Annual Meeting of Stockholders

Tuesday, June 17, 2014

5:30 p.m., Mountain Time

DaVita HealthCare Partners Inc.

2000 16th Street

Denver, Colorado 80202

The 2014 annual meeting of the stockholders of DaVita HealthCare Partners Inc., a Delaware corporation, will be held on Tuesday, June 17, 2014 at 5:30 p.m., Mountain Time, at DaVita HealthCare Partners Inc., 2000 16th Street, Denver, Colorado 80202, for the following purposes, which are further described in the accompanying Proxy Statement:

•

To vote upon the election of the ten directors identified in the attached Proxy Statement to the Board of Directors to serve for a term of one year or until their successors are duly elected and qualified;

•	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2014;

•	To hold an advisory vote on executive compensation;

•	To adopt and approve an amendment and restatement of our 2011 Incentive Award Plan;

•	To consider and vote upon a stockholder proposal, if properly presented at the annual meeting; and

•	To transact such other business as may properly come before the annual meeting or any adjournment thereof.

We will mail, on or about May 8, 2014, a Notice of Internet Availability of Proxy Materials to stockholders of record and beneficial owners as of the close of business on April 24, 2014. On the date of mailing of the Notice of Internet Availability of Proxy Materials, the proxy materials will be accessible on a website referred to in the Notice of Internet Availability of Proxy Materials. These proxy materials will be available free of charge.

The Notice of Internet Availability of Proxy Materials will also identify the date, time, and location of the annual meeting; the matters to be acted upon at the annual meeting and the Board of Directors’ recommendation with regard to each matter; a toll-free telephone number, an e-mail address, and a website where stockholders can request a paper or e-mail copy of the Proxy Statement, our Annual Report to Stockholders, and a form of proxy relating to the annual meeting; information on how to access the form of proxy over the Internet and how to vote over the Internet; and information on how to obtain directions to attend the annual meeting and vote in person. If you attend the annual meeting and previously used the telephone or Internet voting systems, or mailed your completed proxy card, you may vote in person at the meeting if you wish to change your vote in any way.

Please note that all votes cast via telephone or the Internet must be cast prior to 11:59 p.m., Eastern Time, on Monday, June 16, 2014.

By order of the Board of Directors,

Martha Ha
Corporate Secretary DaVita HealthCare Partners Inc.

May 8, 2014

PROXY STATEMENT

General Information

We are delivering this Proxy Statement in connection with the solicitation of proxies by our Board of Directors (the “Board”), for use at our 2014 annual meeting of stockholders, which we will hold on Tuesday, June 17, 2014 at 5:30 p.m., Mountain Time, at DaVita HealthCare Partners Inc. (the “Company”), 2000 16th Street, Denver, Colorado 80202. The proxies will remain valid for use at any meetings held upon adjournment of that meeting. The record date for the annual meeting is the close of business on April 24, 2014. All holders of record of our common stock on the record date are entitled to notice of the annual meeting and to vote at the annual meeting and any meetings held upon adjournment of that meeting. Our principal executive offices are located at 2000 16th Street, Denver, Colorado, 80202, and our telephone number is (303) 405-2100. To obtain directions to our annual meeting, visit our website, located at http://www.davita.com.

In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are furnishing the proxy materials to our stockholders over the Internet, which include this Proxy Statement and the accompanying Notice of Meeting, Proxy Card, and Annual Report to Stockholders. Because you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials, unless you have previously made a permanent election to receive these materials in paper copy. Instead, the Notice of Internet Availability of Proxy Materials instructs you as to how you may access and review all of the important information contained in the proxy materials, and how you may submit your vote by proxy on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

The Notice of Internet Availability of Proxy Materials will be first mailed on or about May 8, 2014 to all stockholders of record as of April 24, 2014.

Whether or not you plan to attend the annual meeting in person, please vote by telephone, Internet, or request a Proxy Card to complete, sign, date and return by mail to ensure that your shares will be voted at the annual meeting. You may revoke your proxy at any time prior to its use by filing with our secretary an instrument revoking it or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.

If you plan to attend the annual meeting in person, please so indicate when you submit your proxy by mail, by telephone or via the Internet and bring with you the items that are required pursuant to the Company’s admission process for the 2014 Annual Meeting. A description of the admission process can be found below in this Proxy Statement under the heading “General Information—Admission to Annual Meeting.”

Unless you instruct otherwise in the proxy, any proxy that is given and not revoked will be voted at the annual meeting:

•	For each nominee to the Board identified in this Proxy Statement;

•	For the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2014;

•	For the approval, on an advisory basis, of the compensation of our named executive officers;

•	For the approval of the amendment and restatement of our 2011 Incentive Award Plan;

•	Against the stockholder proposal, if properly presented at the annual meeting; and

•	As determined by the proxy holders named in the Proxy Card in their discretion, with regard to all other matters as may properly come before the annual meeting or any adjournment thereof.

DAVITA HEALTHCARE PARTNERS INC. – 2014 Proxy Statement	1

Voting Information

Our only voting securities are the outstanding shares of our common stock. At the record date, we had approximately 214,196,995 shares of common stock outstanding. Each stockholder is entitled to one vote per share on each matter that we will consider at this meeting. Stockholders are not entitled to cumulate votes. Under the rules of the New York Stock Exchange, your bank, broker, or other nominee may not vote your uninstructed shares in the election of directors and certain other matters on a discretionary basis. Accordingly, brokers holding shares of record for their customers generally are not entitled to vote on these matters unless their customers give them specific voting instructions. If the broker does not receive specific instructions, the broker will note this on the proxy form or otherwise advise us that it lacks voting authority. Thus, if you hold your shares in “street name,” meaning that your shares are registered in the name of your bank, broker, or other nominee, and you do not instruct your bank, broker, or other nominee how to vote in the election of directors, the proposal regarding the advisory vote on executive compensation, the amendment and restatement of our 2011 Incentive Award Plan, or on the stockholder proposal, if properly brought before the annual meeting, no votes will be cast on your behalf. The votes that the brokers would have cast if their customers had given them specific instructions are commonly called “broker non-votes.” If the stockholders of record present in person or represented by their proxies and entitled to vote at the annual meeting hold at least a majority of our shares of common stock outstanding as of the record date, a quorum will exist for the transaction of business at the annual meeting. Stockholders attending the annual meeting in person or represented by proxy at the annual meeting who abstain from voting and broker non-votes are counted as present for quorum purposes.

Votes Required for Proposals

Directors are elected by a majority of votes cast, which means that the number of shares voted “for” each of the ten nominees for election to the Board must exceed 50% of the number of votes cast with respect to each nominee’s election. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the election of directors. In the event that the number of nominees exceeds the number of directors to be elected, which is a situation that we do not anticipate, directors will be elected by a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2014, the approval of the proposal regarding the advisory vote on executive compensation, the approval of the amendment and restatement of our 2011 Incentive Award Plan, and the stockholder proposal, if properly brought before the annual meeting, each require the affirmative vote of a majority of the shares of common stock present at the annual meeting in person or by proxy and entitled to vote thereon. Because your vote on executive compensation and the stockholder proposal is advisory, the results of those votes will not be binding on the Company or the Board. However, the Board and any applicable Board committee will consider the voting results as appropriate when making future decisions regarding executive compensation and the topic of the stockholder proposal. Abstentions are considered present and entitled to vote with respect to these proposals and will, therefore, have the same effect as votes against these proposals. Broker non-votes with respect to the approval of the proposal regarding the advisory vote on executive compensation, the approval of the amendment and restatement of our 2011 Incentive Award Plan, and the stockholder proposal will not be considered as present and entitled to vote on these proposals, and will therefore have no effect on the number of affirmative votes needed to approve these proposals.

Proxy Solicitation Costs

We will pay for the cost of preparing, assembling, printing and mailing of the Notice of Internet Availability of Proxy Materials, this Proxy Statement and the accompanying Notice of Meeting, Proxy Card, and Annual Report to Stockholders to our stockholders, as well as the cost of our solicitation of proxies relating to the annual meeting. We may request banks and brokers to solicit their customers who beneficially own our common stock listed of record in names of nominees. We will reimburse these banks and brokers for their reasonable out-of-pocket expenses regarding these solicitations. We have also retained MacKenzie Partners, Inc. (“MacKenzie”) to assist in

DAVITA HEALTHCARE PARTNERS INC. – 2014 Proxy Statement	2

the distribution and solicitation of proxies and to verify records related to the solicitation at a fee of $15,000 plus reimbursement for all reasonable out-of-pocket expenses incurred during the solicitation. MacKenzie and our officers, directors and employees may supplement the original solicitation by mail of proxies, by telephone, facsimile, e-mail and personal solicitation. We will pay no additional compensation to our officers, directors and employees for these activities. We have agreed to indemnify MacKenzie against liabilities and expenses arising in connection with the proxy solicitation unless caused by MacKenzie’s negligence or intentional misconduct.

Delivery of Proxy Statement and Annual Report

Beneficial owners, but not record holders, of our common stock who share a single address may receive only one copy of the Notice of Internet Availability of Proxy Materials and, as applicable, an Annual Report to Stockholders and Proxy Statement, unless their broker has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If any beneficial owner at such an address wishes to discontinue householding and receive a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, an Annual Report to Stockholders and Proxy Statement, they should notify their broker. Beneficial owners sharing an address to which a single copy of the Notice of Internet Availability of Proxy Materials and, if applicable, an Annual Report to Stockholders and Proxy Statement was delivered can also request prompt delivery of a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, an Annual Report to Stockholders and Proxy Statement by contacting Investor Relations at the following address: Attn: Investor Relations, DaVita HealthCare Partners Inc., 2000 16th Street, Denver, Colorado 80202, (888) 484-7505.

Admission to Annual Meeting

Admission to the annual meeting will be limited to holders of the Company’s common stock, family members accompanying holders of the Company’s common stock, persons holding executed proxies from stockholders who held the Company’s common stock as of the close of business on April 24, 2014 and such other persons as the chair of the annual meeting shall determine.

If you are a holder of the Company’s common stock, you must bring certain documents with you in order to be admitted to the annual meeting and in order to bring family members with you. The purpose of this requirement is to help us verify that you are actually a holder of the Company’s common stock. Please read the following procedures carefully, because they specify the documents that you must bring with you to the annual meeting in order to be admitted. The items that you must bring with you differ depending upon whether or not you were a record holder of the Company’s common stock as of the close of business on April 24, 2014. A “record holder” of stock is someone whose shares of stock are registered in his or her name in the records of the Company’s transfer agent. Many stockholders are not record holders because their shares of stock are held in “street name,” meaning that the shares are registered in the name of their broker, bank or other nominee, and the broker, bank or other nominee is the record holder instead. If you are unsure as to whether you were a record holder of the Company’s common stock as of the close of business on April 24, 2014, please call the Company’s transfer agent, Computershare, at (877) 899-2012.

If you were a record holder of the Company’s common stock as of the close of business on April 24, 2014, then you must bring:

•	valid personal photo identification (such as a driver’s license or passport).

At the annual meeting, we will check your name for verification purposes against our list of record holders as of the close of business on April 24, 2014.

If a broker, bank or other nominee was the record holder of your shares of the Company’s common stock as of the close of business on April 24, 2014, then you must bring:

•	valid personal photo identification (such as a driver’s license or passport); and

•	proof that you owned shares of the Company’s common stock as of the close of business on April 24, 2014.

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Examples of proof of ownership include the following: (i) an original or a copy of the voting instruction from your bank or broker with your name on it, (ii) a letter from your bank or broker stating that you owned the Company’s common stock as of the close of business on April 24, 2014, or (iii) a brokerage account statement indicating that you owned the Company’s common stock as of the close of business on April 24, 2014.

If you acquired your shares of the Company’s common stock at any time after the close of business on April 24, 2014, you do not have the right to vote at the Annual Meeting, but you may attend the meeting if you bring with you:

•	valid personal photo identification (such as a driver’s license or passport); and

•	proof that you own shares of the Company’s common stock.

Examples of proof of ownership include the following:

•

if a broker, bank or other nominee is the record holder of your shares of the Company’s common stock: (i) a letter from your bank or broker stating that you acquired the Company’s common stock after April 24, 2014, or (ii) a brokerage account statement as of a date after April 24, 2014 indicating that you own the Company’s common stock; or

•	if you are the record holder of your shares of the Company’s common stock, a copy of your stock certificate or a confirmation acceptable to the Company that you bought the stock after April 24, 2014.

If you are a proxy holder for a stockholder of the Company who owned shares of the Company’s common stock as of the close of business on April 24, 2014, then you must bring:

•	the executed proxy naming you as the proxy holder, signed by a stockholder of the Company who owned shares of the Company’s common stock as of the close of business on April 24, 2014;

•	valid personal photo identification (such as a driver’s license or passport); and

•

if the stockholder whose proxy you hold was not a record holder of the Company’s common stock as of the close of business on April 24, 2014, proof of the stockholder’s ownership of shares of the Company’s common stock as of the close of business on April 24, 2014, in the form of (i) an original or a copy of the voting instruction form from the stockholder’s bank or broker with the stockholder’s name on it, or (ii) a letter or statement from a bank, broker or other nominee indicating that the stockholder owned the Company’s common stock as of the close of business on April 24, 2014.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted at the annual meeting. Shares may be voted in person at the annual meeting only by (a) the record holder as of the close of business on April 24, 2014 or (b) a person holding a valid proxy executed by such record holder.

Electronic Availability of Proxy Materials for the 2014 Annual Meeting

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on June 17, 2014. This Proxy Statement and the Annual Report to Stockholders and Form 10-K for fiscal year 2013 are available electronically at www.proxyvote.com.

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Proposal 1   Election of Directors

At the annual meeting, you will elect ten directors to serve until the 2015 annual meeting of stockholders or until their respective successors are elected and qualified. Our bylaws require that each director be elected by the majority of votes cast with respect to such director in uncontested elections. In a contested election, where the number of nominees for director exceeds the number of directors to be elected, directors are elected by a plurality of shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If a nominee for director who was in office prior to the election is not elected by a majority of votes cast, the director must promptly tender his or her resignation from the Board, and the Nominating and Governance Committee of the Board will make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board, excluding the director in question, will act on the recommendation of the Nominating and Governance Committee and publicly disclose its decision and its rationale within 90 days (or, if so extended by the Board in certain circumstances, within 180 days) from the date the election results are certified. If a nominee for director who was not already serving as a director does not receive a majority of votes cast in an uncontested election at the annual meeting, the nominee is not elected to the Board. All 2014 nominees are currently serving on the Board.

Eight of the ten nominees for director have been determined to be independent under the listing standards of the New York Stock Exchange (“NYSE”). Please see the section titled “Corporate Governance—Director Independence” below for more information. The Nominating and Governance Committee has recommended, and the Board has nominated, Pamela M. Arway, Charles G. Berg, Carol Anthony (“John”) Davidson, Paul J. Diaz, Peter T. Grauer, Dr. Robert J. Margolis, John M. Nehra, William L. Roper, Kent J. Thiry and Roger J. Valine for election as directors. Each nominee has consented to being named in this Proxy Statement as a nominee and has agreed to serve as a director if elected.

Unless the proxy indicates otherwise, the persons named as proxies in the accompanying proxy have advised us that at the meeting they intend to vote the shares covered by the proxies for the election of the nominees named above. If one or more of the nominees are unable or not willing to serve, the persons named as proxies may vote for the election of the substitute nominees that the Board may propose. The accompanying proxy contains a discretionary grant of authority with respect to this matter. The persons named as proxies may not vote for a greater number of persons than the number of nominees named above.

No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee, with the exception of Dr. Margolis. Pursuant to the Agreement and Plan of Merger, as amended, by and between the Company and HealthCare Partners Holdings, LLC (“HCP LLC”) pursuant to which the Company acquired HCP LLC on November 1, 2012 (the “HCP Merger Agreement”), for a minimum period of four consecutive annual meetings of stockholders of the Company after his initial appointment to the Board in November 2012, the Company’s Nominating and Governance Committee shall assess Dr. Margolis’ re-nomination for election to the Board in the same manner as every other incumbent director on the Board and shall determine which directors it will select as nominees or recommend to the Company’s Board for nomination for election to the Company’s Board at its annual meeting of stockholders. In addition, pursuant to the HCP Merger Agreement, for a minimum period of four consecutive annual meetings of stockholders following his appointment in November 2012, Dr. Margolis will hold the office of “Co-Chairman” until the expiration of his term of office or until his successor is duly elected and qualified, subject to his earlier death, resignation, disqualification, or removal in accordance with the Company’s bylaws and/or applicable law. None of the nominees has any family relationship with any other nominee or with any of our executive officers.

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Information Concerning Members of the Board

Standing for Reelection

A biography of each nominee, current as of March 31, 2014, setting forth his or her age, and describing his or her business experience during the past five years, including other prior relevant business experience is presented below.

Pamela M. Arway

Director since 2009

Age 60

Pamela M. Arway has been one of our directors since May 2009. From 2005 to 2007, Ms. Arway served as the president of American Express International, Japan, Asia-Pacific, Australia region, a global payment services and travel company. Ms. Arway joined the American Express Company in 1987 after which she served in various capacities, including as chief executive officer of American Express Australia Limited from 2004 to 2005 and as executive vice president of Corporate Travel, North America from 2000 to 2004. Prior to her retirement in October 2008, she also served as advisor to the American Express Company’s chairman and chief executive officer. Ms. Arway has also been a member of the board of the Hershey Company, a chocolate and confectionary company, since May 2010. She currently serves as the Chair of the Governance Committee and as a member of the Audit and Executive Committees of Hershey Company’s board. She joined the board of Iron Mountain Incorporated in March 2014 and serves on its Compensation Committee. Ms. Arway is an experienced business leader, with extensive management experience.

Charles G. Berg

Director since 2007

Age 56

Charles G. Berg has been one of our directors since March 2007. Mr. Berg served as executive chairman and as a member of the board of directors of WellCare Health Plans, Inc. (“WellCare”), a provider of managed care services for government-sponsored healthcare programs from January 2008 to December 2010. Mr. Berg served as non-executive chairman of the board of directors of WellCare from January 2011 to May 2013. From January 2007 to April 2009, Mr. Berg was a senior advisor to Welsh, Carson, Anderson & Stowe, a private equity firm. From April 1998 to July 2004, Mr. Berg held various executive positions with Oxford Health Plans, Inc. (“Oxford”), a health benefit plan provider, which included chief executive officer from November 2002 to July 2004 when Oxford was acquired by UnitedHealth Group, president and chief operating officer from March 2001 to November 2002 and executive vice president, medical delivery from April 1998 to March 2001. From July 2004 to September 2006, Mr. Berg served as an executive of UnitedHealth Group and was primarily responsible for integrating the Oxford business. Mr. Berg is an experienced business leader with significant experience in the healthcare industry and brings an understanding of the operational, financial and regulatory aspects of our industry and business.

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Carol Anthony (“John”) Davidson

Director since 2010

Age 58

Carol Anthony (“John”) Davidson has been one of our directors since December 2010. From January 2004 to September 2012, Mr. Davidson served as the senior vice president, controller and chief accounting officer of Tyco International Ltd. (“Tyco”), a provider of diversified industrial products and services. Prior to joining Tyco in January 2004, he spent six years at Dell Inc., a computer and technology services company, where he held various leadership roles, including vice president, audit, risk and compliance, and vice president, corporate controller. In addition, he previously spent 16 years at Eastman Kodak Company, a provider of imaging technology products and services, in a variety of accounting and financial leadership roles. Mr. Davidson is a director of Pentair Ltd., a provider of products and solutions in water, fluids, thermal management and equipment protection. Mr. Davidson is a member of the Board of Trustees of the Financial Accounting Foundation which oversees financial accounting and reporting standards setting processes for the United States. Mr. Davidson also serves on the Board of Governors of the Financial Industry Regulatory Authority (FINRA). Mr. Davidson is a CPA with more than 30 years of leadership experience across multiple industries and he brings a strong track record of building and leading global teams and implementing governance and controls processes.

Paul J. Diaz

Director since 2007

Age 52

Paul J. Diaz has been one of our directors since July 2007. Mr. Diaz has been the chief executive officer of Kindred Healthcare, Inc. (“Kindred”), a provider of long-term healthcare services in the United States, since January 2004. Mr. Diaz joined Kindred in January 2002 as president and chief operating officer. Prior to joining Kindred, Mr. Diaz was the managing member of Falcon Capital Partners, LLC, a private investment and consulting firm, and from 1996 to July 1998, Mr. Diaz served in various executive capacities with Mariner Health Group, Inc., a health care facility operator, including as executive vice president and chief operating officer. Mr. Diaz serves on the board of Kindred and the board of visitors of Georgetown University Law Center and previously served on the board of PharMerica Corporation. Mr. Diaz is an experienced business leader with significant experience in the healthcare industry and brings an understanding of the operational, financial and regulatory aspects of our industry and business.

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Peter T. Grauer

Director since 1994

Age 68

Peter T. Grauer has been one of our directors since August 1994 and our lead independent director since 2003. Mr. Grauer has been chairman of the board of Bloomberg, Inc., a business and financial information company, since April 2001, treasurer since March 2001 and was its chief executive officer from March 2002 until July 2011. Mr. Grauer has also served as a non-executive director of Glencore Xstrata plc, a global mining and commodities firm listed on the London Stock Exchange, since June 2013. From November 2000 until March 2002, Mr. Grauer was a managing director of Credit Suisse First Boston, a financial services firm. From September 1992 until November 2000, upon the merger of Donaldson, Lufkin & Jenrette (“DLJ”), a financial services firm, into Credit Suisse First Boston, Mr. Grauer was a managing director and founding partner of DLJ Merchant Banking Partners. Mr. Grauer has significant experience as a business leader and brings a deep understanding of our business and industry through his nearly 20 years of service as a member of the Board.

Dr. Robert J. Margolis

Director since 2012

Age 68

Dr. Robert J. Margolis became our co-chairman of the Board in November 2012 in connection with our acquisition of HCP LLC. He served as the chief executive officer of HCP LLC, from May 1982 to November 2012, and as the chief executive officer of our integrated care business, HealthCare Partners (“HCP”), from November 2012 to March 2014. Dr. Margolis is board certified in internal medicine and medical oncology having trained at Duke University Medical School and the National Cancer Institute. Dr. Margolis serves on the boards of the Martin Luther King Hospital, the National Committee for Quality Assurance, the California Association of Physician Groups, and the California Hospital Medical Center Foundation, Los Angeles. Dr. Margolis also serves as a member of HealthCare Policy Advisory Council for Harvard Medical School and as a member of the advisory board of the USC Schaeffer Center for Health Policy and Economics. Dr. Margolis previously served as the chairman of the boards of the American Medical Group Association, the National Committee for Quality Assurance, and the Unified Medical Group Association. Dr. Margolis has a national reputation in the managed care industry with over 40 years of industry experience. He works extensively on issues of quality improvement, pay for performance, coordinated care and access to care issues and speaks frequently on these and related subjects at national and regional meetings.

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John M. Nehra

Director since 2000

Age 65

John M. Nehra has been one of our directors since November 2000. Mr. Nehra has been affiliated with New Enterprise Associates (“NEA”), a venture capital firm, since 1989, including, since 1993, as general partner of several of its affiliated venture capital limited partnerships. Mr. Nehra also served as managing general partner of Catalyst Ventures, a venture capital firm, from 1989 to 2013. Mr. Nehra serves on the boards of a number of NEA’s portfolio companies. Mr. Nehra is an experienced business leader with approximately 43 years experience in investment banking, research and capital markets and he brings a deep understanding of our business and industry through his more than 10 years of service as a member of the Board as well as significant experience in the healthcare industry through his involvement with NEA’s healthcare-related portfolio companies.

Dr. William L. Roper

Director since 2001

Age 65

Dr. William L. Roper has been one of our directors since May 2001. Dr. Roper has been chief executive officer of the University of North Carolina (“UNC”) Health Care System, dean of the UNC School of Medicine and vice chancellor for medical affairs of UNC since March 2004. Dr. Roper also continues to serve as a professor of health policy and administration in the UNC School of Public Health and a professor of pediatrics and of social medicine in the UNC School of Medicine. From 1997 until March 2004, he was dean of the UNC School of Public Health. Before joining UNC in 1997, Dr. Roper served as senior vice president of Prudential Health Care. He also served as director of the Centers for Disease Control and Prevention from 1990 to 1993, on the senior White House staff in 1989 and 1990 and as the administrator of Centers for Medicare & Medicaid Services from 1986 to 1989. Dr. Roper is a member of and the immediate past chairman of the board of the National Quality Forum. From December 2007 to November 2011, Dr. Roper served on the board of Medco Health Solutions, Inc., a pharmacy benefits management company, and since November 2011 has served on the board of its successor company, Express Scripts Holding Company. Dr. Roper brings substantial expertise in the medical field, an in-depth understanding of the regulatory aspects of our business as well as clinical, financial and operational experience.

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Kent J. Thiry

Director since 1999

Age 58

Kent J. Thiry became our co-chairman of the Board in November 2012 in connection with our acquisition of HCP LLC and continues to serve as our chief executive officer, a role he has held since October 1999. From October 1999 until November 2012, Mr. Thiry served as our chairman of the Board. From June 1997 until he joined us, Mr. Thiry was chairman of the board and chief executive officer of Vivra Holdings, Inc., which was formed to operate the non-dialysis business of Vivra Incorporated (“Vivra”) after Gambro AB acquired the dialysis services business of Vivra in June 1997. From September 1992 to June 1997, Mr. Thiry was the president and chief executive officer of Vivra, a provider of renal dialysis and other healthcare services. From April 1992 to August 1992, Mr. Thiry was president and co-chief executive officer of Vivra, and from September 1991 to March 1992, he was president and chief operating officer of Vivra. From 1983 to 1991, Mr. Thiry was associated with Bain & Company, first as a consultant, and then as vice president. Mr. Thiry previously served on the board of Varian Medical Systems, Inc. from August 2005 to February 2009 and served as the non-executive chairman of Oxford Health Plans, Inc. until it was sold to UnitedHealth Group in July 2004. As a member of management, Mr. Thiry provides significant healthcare industry experience and unique expertise regarding the Company’s business and operations as well as executive leadership and management experience.

Roger J. Valine

Director since 2006

Age 65

Roger J. Valine has been one of our directors since June 2006. From 1993 to his retirement in July 2006, Mr. Valine served as the chief executive officer of Vision Service Plan (“VSP”), the nation’s largest provider of eyecare wellness benefits. From January 1991 to February 2006, Mr. Valine served as both the president and chief executive officer of VSP. Upon his retirement, Mr. Valine had worked for VSP for 33 years and provided consulting services to VSP through January 2008. Mr. Valine previously served on the boards of American Specialty Health Incorporated and SureWest Communications. Mr. Valine is an experienced business leader with significant experience in the healthcare industry and brings an understanding of the operational, financial and regulatory aspects of our business as well as extensive management experience.

The Board recommends a vote FOR the election of each of the named nominees as directors.

DAVITA HEALTHCARE PARTNERS INC. – 2014 Proxy Statement	10

CORPORATE GOVERNANCE

The general governance framework for the Company is provided by its bylaws, corporate governance guidelines, the charters for each of the Board’s committees, the corporate governance code of ethics and corporate code of conduct. These governance documents are available under the Corporate Governance section of our website, located at http://www.davita.com/about/corporate-governance. The Board adopted the corporate governance guidelines to assist the Board and its committees in performing their duties and serving the best interests of the Company and our stockholders.

Selection of Directors

The Nominating and Governance Committee does not have a specifically defined set of criteria for membership on the Board. In making its recommendations, it considers the mix of characteristics, experience, diverse perspectives and skills that is most beneficial to our Company. The committee also considers the mix of different tenures of the directors, taking into account the benefits of directors with longer tenures, including greater board stability and continuity of organizational knowledge, and directors with shorter tenures, which helps ensure that the Board maintains an openness to new ideas and a willingness to re-examine the status quo. The Company does not have a specific diversity policy. However, as noted in our corporate governance guidelines, when selecting nominees the committee considers diversity of skills, experience, perspective and background. The Nominating and Governance Committee will consider nominees for director recommended by stockholders upon submission in writing to our Secretary of the names and qualifications of such nominees at the following address: Corporate Secretary, DaVita HealthCare Partners Inc., 2000 16th Street, Denver, Colorado 80202. The committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder.

In March 2014, the Nominating and Governance Committee recommended the candidates standing for election at the 2014 annual meeting of stockholders.

Director Independence

Under the listing standards of the NYSE, a majority of the members of the Board must satisfy the NYSE criteria for “independence.” No director qualifies as independent under the NYSE listing standards unless the Board affirmatively determines that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). In addition, the Board has adopted a formal set of standards used to determine director independence. The full text of our director independence standards is available under the Corporate Governance section of our website, located at http://www.davita.com/about/corporate-governance.

The Board evaluates the independence of our directors annually and will review the independence of individual directors on an interim basis to consider changes in employment, relationships and other factors. The Board has determined that all of the individuals currently serving, or who served at any time during 2013, as members of the Board, other than Mr. Thiry and Dr. Margolis, are independent under the NYSE listing standards and the Company’s independence standards. In evaluating each director’s independence, the Board considered the nature of any executive officer’s personal investment interest in director affiliated entities (active or passive), the level of involvement by the director or executive officer as a partner in any such director affiliated entities, any special arrangements between the parties which would lead to a personal benefit, any personal benefits derived as a result of business relationships with the Company, any other personal benefit derived by any director or executive officer as a result of the disclosed relationships or any other relevant factors.

In making determinations of independence, the Board considered that certain Board members have in the past invested in certain funds of a venture capital firm of which Mr. Nehra is a special partner or that are managed directly or indirectly by the firm of which Mr. Nehra is a partner. The Board also considered transactions in which

DAVITA HEALTHCARE PARTNERS INC. – 2014 Proxy Statement	11

WellCare has made payments to us for services rendered in the ordinary course of business in the last three years which did not exceed the greater of $1 million or 2% of WellCare’s consolidated gross revenue in each such year. Mr. Berg was a director and non-executive chairman of WellCare until May 2013 and holds less than 10% beneficial interest in WellCare. The Board also considered the $465,000 of additional fees in the aggregate paid to Mr. Berg in his role as a member of the Board’s Compliance Committee, in overseeing the 2010 U.S. Attorney physician relationship investigation and the 2011 U.S. Attorney physician relationship investigation, at the request of the Board. In addition, the Board considered the transactions in which Kindred has made payments to us for services rendered in the ordinary course of business in the last three years which did not exceed the greater of $1 million or 2% of Kindred’s consolidated gross revenue in each such year. Mr. Diaz is the chief executive officer of and has less than 10% beneficial interest in Kindred.

The Board also maintains a policy whereby the Board will evaluate the appropriateness of the director’s continued service on the Board in the event that the director retires from their principal job, changes their principal job responsibility or experiences a significant event that could negatively affect their service to the Board. In such event, the policy provides that the affected director shall promptly submit his or her resignation to the chairman of the Board and the lead independent director. The members of the Board, excluding the affected director, will determine whether the affected director’s continued service on the Board is in the best interests of our stockholders and will decide whether or not to accept the resignation of the director. In addition, the policy provides that prior to accepting an invitation to serve on the board of directors of another public company, a director must advise the chairman of the Board and the lead independent director so that the remaining members of the Board may evaluate any potential conflicts of interest.

Leadership Structure and Meetings

of Independent Directors

Since the completion of our acquisition of HCP LLC, Mr. Thiry and Dr. Margolis have served as co-chairmen of our Board. Mr. Thiry is the chief executive officer of the Company and brings nearly 15 years of experience with our Company and deep institutional knowledge and experience to the combined role. Dr. Margolis served as the chief executive officer of HCP LLC from May 1982 to November 2012, and the chief executive officer of HCP from November 2012 to March 2014, and brings experience and extensive knowledge of our integrated care business.

We believe that Mr. Thiry’s experience and knowledge, and the significant role of the lead independent director, provide a counterbalance to the combined co-chairman and CEO role. Our lead independent director, Mr. Grauer, who was elected by and from the independent board members, plays a significant role in Board leadership and meetings of the independent directors. Mr. Grauer chairs our Nominating and Governance Committee. As chairman of the Nominating and Governance Committee, Mr. Grauer has the authority to call meetings of the committee, whose primary purpose, as outlined in its charter, includes overseeing the evaluation of the Company’s management, including the CEO.

As lead independent director, Mr. Grauer serves as liaison between the co-chairmen and the independent directors, approves information sent to the Board, confers with the CEO/Co-Chairman in setting and thereafter approving meeting agendas for the Board, approves meeting schedules to assure that there is sufficient time for discussion of all agenda items, and presides at all meetings of the Board at which the co-chairmen are not present, including executive sessions of independent directors. Additionally, Mr. Grauer facilitates discussions outside of scheduled Board meetings among the independent directors on key issues as required, and decides when to engage independent advisors for the Board or a Board Committee. Mr. Grauer, in his capacity as lead independent director, also has the authority to call meetings of the Board and the independent directors and, if requested by major stockholders, makes himself available for consultation and direct communication with them.

Independent directors meet regularly in executive sessions without management. Executive sessions are held in conjunction with each regularly scheduled meeting of the Board.

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Communications with the Board

Any interested party who desires to contact the lead independent director, Mr. Grauer, may do so by sending an email to leaddirector@davita.com. In addition, any interested party who desires to contact the Board or any member of the Board may do so by writing to: Board of Directors, c/o Corporate Secretary, DaVita HealthCare Partners Inc., 2000 16th Street, Denver, Colorado 80202. Copies of any such written communications received by the Secretary will be provided to the full Board or the appropriate member depending on the facts and circumstances described in the communication unless they are considered, in the reasonable judgment of the Secretary, to be improper for submission to the intended recipient(s).

Annual Meeting of Stockholders

We do not have a policy requiring that directors attend the annual meeting of stockholders. At the last annual meeting of stockholders, our co-chairman and chief executive officer, Mr. Thiry, attended the meeting.

Information Regarding the Board and its Committees

The Board met 16 times during 2013. Each of our directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he or she served during 2013. The Board has established the following committees: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, the Compliance Committee, the Public Policy Committee, and the Clinical Performance Committee.

Committees of the Board

The following chart sets out the current members of our Board Committees and describes the principal functions of each committee of our Board. The charter for each committee is available under the Corporate Governance section of our website, located at http://www.davita.com/about/corporate-governance. In early 2014, we rotated a number of our committee members to different committees as a result of feedback we received from stockholders regarding the tenure of the committee members on certain committees.

Name of Committee and Members	Principal Functions of the Committee	Meetings in 2013
Audit(1) Carol Anthony (“John”) Davidson, Chair Charles G. Berg Roger J. Valine

•  Assists the Board with oversight of the integrity of our financial statements including the financial reporting and disclosure processes and the integrity and effectiveness of our system of internal control over financial reporting.

•  Assists the Board with oversight of the independence, qualifications and performance of our independent registered public accounting firm, including a review of the scope and results of their audit, as well as our internal audit function.

•  Together with the Compliance Committee, assists the Board with oversight of compliance with legal and regulatory requirements, including those that may have a material impact on the Company’s financial statements.

12

•  Appoints and engages our independent registered public accounting firm, and pre-approves the firm’s annual audit services (including related fees), audit-related services, and all other services in accordance with our pre-approval policy.

•  Monitors our disclosure controls and procedures and compliance with ethical standards.

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Compensation(2) Pamela M. Arway, Chair Paul J. Diaz Peter T. Grauer Roger J. Valine

•  Reviews the performance of our chief executive officer and other executives and makes decisions regarding their compensation.

•  Establishes policies relating to the compensation of our executive officers and other key employees that further the goal of ensuring that our compensation system for our chief executive officer and our other executives, as well as our philosophy for compensation for all employees and the Board, is aligned with the long-term interests of our stockholders.

•  Conducts an evaluation of our chief executive officer’s performance and the Company’s performance and considers a self-assessment prepared by our chief executive officer. Periodically, the Compensation Committee engages an outside consultant to conduct an in-depth analysis of our chief executive officer’s performance as a manager during the year.

•  Has sole authority and discretion to retain or replace its independent compensation consultant.

•  Annually determines and approves the compensation package for our chief executive officer subject to ratification by the independent members of the Board.

•  Works closely with and considers the recommendations of our chief executive officer to determine the compensation of our other executive officers.

•  When determining the compensation of the other executive officers, considers the recommendations of the chief executive officer who conducts a performance and compensation review of each other executive officer and reviews his detailed assessments of the performance of each of the other executive officers with the Compensation Committee.

•  Reviews the results of advisory stockholder votes and other stockholder feedback on the compensation of our executive officers and considers whether to make adjustments to our compensation policies and practices as a result of such votes.

		4
Nominating and Governance(3) Peter T. Grauer, Chair Pamela M. Arway Carol Anthony (“John”) Davidson Roger J. Valine	• Reviews and makes recommendations to the Board about our governance processes. • Assists in identifying and recruiting candidates for the Board. • Annually reviews the performance of the individual members of the Board. • Proposes a slate of nominees for election at the annual meeting of stockholders. • Makes recommendations to the Board regarding the membership and chairs of the committees of the Board.	2
Compliance Committee(4) Dr. William L. Roper, Chair Charles G. Berg Paul J. Diaz John M. Nehra	• Oversees and monitors the effectiveness of our healthcare regulatory compliance program, reviews significant healthcare regulatory compliance risk areas, and reviews the steps management is taking to monitor, control and report these risk exposures. • Together with the Audit Committee, assists the Board with oversight of compliance with healthcare regulatory requirements. • Has primary responsibility for oversight of healthcare regulatory requirements and for directing the Company’s response to certain pending governmental investigations. • Meets regularly with our chief compliance officer.	33

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Public Policy(5) John M. Nehra, Chair Pamela M. Arway Paul J. Diaz Dr. Robert J. Margolis	• Advises the Board on public policy and makes recommendations to the Board as to policies and procedures relating to issues of public policy and government relations. • Oversees the Company’s government affairs activity and political spending.	1
Clinical Performance(6) Dr. William L. Roper, Chair Carol Anthony (“John”) Davidson Dr. Robert J. Margolis	• Advises the Board on clinical performance issues facing the Company. • Makes recommendations to management and to the Board as to policies and procedures relating to issues of clinical performance.	2
(1)	Ms. Arway served on the Audit Committee until March 6, 2014.
(2)

Mr. Nehra served as the Chair of the Compensation Committee until January 14, 2014. Ms. Arway was appointed to the Compensation Committee on January 14, 2014, and was appointed Chair of the Compensation Committee on January 14, 2014. Mr. Diaz was appointed to the Compensation Committee on March 6, 2014.

(3)	Messrs. Berg, Diaz and Nehra and Dr. Roper served on the Nominating and Governance Committee until March 6, 2014.
(4)	Ms. Arway and Mr. Grauer served on the Compliance Committee until March 6, 2014. Messrs. Diaz and Nehra were appointed to the Compliance Committee on March 6, 2014.
(5)

Mr. Diaz served as the Chair of the Public Policy Committee until March 6, 2014. Dr. Roper served on the Public Policy Committee until March 6, 2014. Ms. Arway, Mr. Nehra, and Dr. Margolis were appointed to the Public Policy Committee on March 6, 2014, and Mr. Nehra was appointed Chair of the Public Policy Committee on March 6, 2014.

(6)	Ms. Arway and Mr. Nehra served on the Clinical Performance Committee until March 6, 2014. Mr. Davidson was appointed to the Clinical Performance Committee on March 6, 2014.

Overview of Committee Membership Qualifications

Director	Independent	Other Public Company Boards*
Pamela M. Arway(1)	Yes	2
Charles G. Berg(2)	Yes	0
Carol Anthony (“John”) Davidson(2)	Yes	1
Paul J. Diaz(1)	Yes	1
Peter T. Grauer(1), (3)	Yes	1
Dr. Robert J. Margolis	No	0
John M. Nehra	Yes	0
Dr. William L. Roper	Yes	1
Kent J. Thiry	No	0
Roger J. Valine(1), (2)	Yes	0
(1)

Member of the Compensation Committee and is (a) independent under the listing standards of the NYSE and the Company’s independence standards, (b) a “nonemployee director” under Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”), and (c) an “outside director” as defined in Internal Revenue Service regulations.

(2)

Member of the Audit Committee and qualifies as an “audit committee financial expert” within the meaning of the rules of the SEC and each is “independent” and “financially literate” under the listing standards of the NYSE and the Company’s independence standards.

(3)	Mr. Grauer is our Lead Independent Director.
*	Current as of March 31, 2014.

Risk Oversight

The Board’s involvement in risk oversight involves the Audit Committee, the Compliance Committee and the full Board. The Audit Committee is responsible for legal and regulatory risk oversight and the Compliance Committee has primary responsibility for oversight of healthcare regulatory compliance requirements. The Audit Committee and the Compliance Committee meet regularly with our chief compliance officer and chief legal officer. The Compliance Committee reviews significant healthcare regulatory compliance risk areas and the steps management has taken to monitor, control and report such compliance risk exposures. The Compliance

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Committee meets on a regular basis and reports directly to the Board on its findings. The Audit Committee receives materials on enterprise risk management on an annual basis. These materials include identification of top enterprise risks for the Company, the alignment of management’s accountability and reporting for these risks, and mapping of the Board’s and Audit Committee’s oversight responsibilities for key risks. In addition, the Audit Committee and the full Board periodically receive materials to address the identification and status of major risks to the Company. The Audit Committee discusses significant risk areas and the actions management has taken to monitor, control, and report such exposures. The Audit Committee also reviews with the Company’s chief legal officer legal matters that may have a material impact on the Company’s financial statements, the Company’s compliance with applicable laws and regulations, and material reports or inquiries received from governmental agencies, including such matters identified by the Compliance Committee or the chief compliance officer. At each meeting of the full Board, the chairman of the Audit Committee reports on the activities of the Audit Committee, including risks identified and risk oversight.

Board Share Ownership Policy

We have a share ownership policy that applies to all non-employee members of the Board. The purpose of the policy is to encourage the Board to have an ownership stake in the Company by retaining a specified financial interest in our common stock.

Both shares owned directly and shares underlying vested but unexercised stock appreciation rights (“SARs”), including stock-settled stock appreciation rights (“SSARs”), restricted stock units (“RSUs”) and stock options are included in the determination of whether the share ownership guidelines have been met. The total net realizable share value retained must have a current market value of not less than the lower of:

•	25% of the total equity award value realized by the Board member to date in excess of $100,000; or

•	five times the annual Board retainer of $24,000, or $120,000.

As of December 31, 2013, each of our non-employee members of the Board had met the requirements of our share ownership guidelines. See “Compensation Policies & Practices—Management Share Ownership Policy” on page 67 of this Proxy Statement for more information regarding our management share ownership policy.

Code of Ethics and Codes of Conduct

We have a code of ethics that applies to our chief executive officer, chief financial officer, controller and chief accounting officer, chief legal officer, all vice presidents and all professionals involved in the accounting and financial reporting functions. We also have a code of conduct that applies to all of our employees and the Board. The code of ethics and the code of conduct are available under the Corporate Governance section of our website, located at http://www.davita.com/about/corporate-governance. If the Company amends or waives the code of ethics or the code of conduct with respect to our chief executive officer, chief financial officer, controller or chief accounting officer, or persons performing similar functions, we will post the amendment or waiver at the same location on our website.

HCP also has a code of conduct that applies to its board of directors, employees, affiliated physicians, other contracted providers, vendors and all third parties conducting business on behalf of HCP. The HCP code of conduct is available under the Corporate Governance section of our website, located at http://www.davita.com/about/corporate-governance.

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Insider Trading Policy

We have adopted an Insider Trading Policy applicable to our directors, executive officers and employees that is intended to ensure that those individuals do not benefit financially from buying or selling shares of our common stock while in the possession of material non-public information. Under our Insider Trading Policy, pre-clearance by our Chief Legal Officer is required for equity and 401(k) plan transactions entered into by our executives and Board members, such as an option or stock appreciation right exercise, or electing to invest in or divest shares of our common stock, as well as certain other transactions involving our common stock. In addition, quarterly trading blackouts are imposed under the Insider Trading Policy upon our directors, executive officers and certain other employees who are deemed to have access to the Company’s financial results prior to their becoming final and being publicly disclosed.

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Proposal 2	Ratification of Appointment of Independent Registered Public Accounting Firm

Independent Registered Public Accounting Firm

The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. Representatives of KPMG LLP are expected to attend the annual meeting in person and will be available to respond to appropriate questions and to make a statement if they so desire. If KPMG LLP should decline to act or otherwise become incapable of acting, or if KPMG LLP’s engagement is discontinued for any reason, the Audit Committee will appoint another independent registered public accounting firm to serve as our independent registered public accounting firm for 2014. Although we are not required to seek stockholder ratification of this appointment, the Board believes that doing so is consistent with corporate governance best practices. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment.

The following table sets forth the aggregate professional fees billed to us for the years ended December 31, 2013 and 2012 by KPMG LLP, our independent registered public accounting firm:

	2013	2012
Audit fees(1)	$4,253,918	$3,894,086
Audit-related fees(2)	1,158,435	2,456,843
Tax fees(3)	300,482	820,368
All other fees	—	—
	$5,712,835	$7,171,297
(1)

Includes aggregate fees for the audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting and the three quarterly reviews of our consolidated financial statements included in our Form 10-Q and other SEC filings. In addition, audit fees include statutory audits in several international countries.

(2)

Includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported as “Audit Fees.” The audit-related fees in 2013 and 2012 include fees for audits of our employee benefit plans, audits of two of our majority-owned entities and fees of $627,253 and $1,834,343, respectively, for due diligence services relating to potential acquisitions. In addition, the 2013 audit-related fees include fees for an audit of HCP’s risk bearing organizations and the 2012 audit-related fees include audit services related to our acquisition of HCP.

(3)

Includes fees for professional services rendered for tax advice and tax planning as well as $260,583 and $794,704 in 2013 and 2012, respectively, for tax due diligence services. None of these fees were for tax compliance or tax preparation services.

Pre-approval Policies and Procedures

The Audit Committee of the Board is required to pre-approve the audit, audit-related, tax and all other services provided by our independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee’s pre-approval policy provides for pre-approval of all audit, audit-related, tax and all other services provided by the independent registered public accounting firm, KPMG LLP. The Audit Committee pre-approved all such services in 2013 and concluded that such services performed by KPMG LLP were compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

The Board recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2014.

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Proposal 3   Advisory Vote on Executive Compensation

Pursuant to Section 14A of the Exchange Act, we are providing stockholders with a vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules. The advisory vote on executive compensation described in this proposal is commonly referred to as a “say-on-pay vote.”

The Company intends to include in its proxy statement on an annual basis an advisory vote regarding named executive officer compensation.

As disclosed in the Compensation Discussion and Analysis, the Company believes that its executive compensation program is reasonable, competitive and strongly focused on pay-for-performance principles. We design our executive officer compensation programs to attract and retain outstanding leaders who possess the skills and talent necessary to achieve our business goals and objectives. Our ultimate objective is to continue to create long-term stockholder value by generating strong overall revenue growth, market share increases, improvements in cost per treatment, operating income growth, operating margin growth, increases in earnings per share and improvement in our debt to equity ratio. In order to achieve this objective, we have designed our compensation programs so they:

•	reward strong Company performance;

•	align our executives’ interests with our stockholders’ interests; and

•	are competitive within the relevant markets, including the health care services, diagnostics, managed care and solutions markets, so that we can attract and retain outstanding executives.

In 2013, in response to disappointing say-on-pay votes and to further align executives’ pay with individual and Company performance, the Compensation Committee took the actions listed on pages 43 to 50 of this Proxy Statement.

The compensation of our named executive officers during fiscal 2013 is consistent with the following achievements and financial performance for 2013:

•	improved clinical outcomes in our U.S. dialysis operations, including lowest catheter rates ever at 13.0%, highest fistula in use rates ever at 65.3%, and lowest gross mortality rate ever at 13.7;

•

three-year compound annual TSR of 22.2%, compared to the median three-year compound annual TSR of 1.3% for our Global Industry Classification Standard (“GICS”) group and 17.6% for our comparator peer group; and a five-year compound annual TSR of 20.7%, compared to the median five-year compound annual TSR of 9.3% for our GICS group and 24.2% for our comparator peer group;

•	strong operating cash flow of $1,773 million compared to original guidance range of $1,350 million to $1,500 million;

•	Kidney Care adjusted operating income of $1,513 million compared to original guidance range of $1,350 million to $1,450 million;

•	consolidated net revenue growth of 43.7% driven primarily by inclusion of a full year of HCP operations;

•	normalized non-acquired U.S. dialysis treatment growth of 5.1%;

•	an increase of 7.2% in the overall number of U.S. dialysis treatments; and

•

consolidated operating income growth of 19.5%, which includes the impact of a loss contingency reserve and adjustments to a contingent earn-out obligation and a tax asset associated with the HCP acquisition escrow provisions. Without these items adjusted consolidated operating income would have increased by 34.2%*.

* See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-K for the year ended December 31, 2013 for reconciliation of this metric to the most closely comparable GAAP metric.

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Prior to the significant changes to our executive compensation program described on pages 43 to 50 that are being implemented in 2014, the Compensation Committee had developed and approved an executive compensation philosophy to provide a framework for the Company’s executive compensation program featuring the following policies and practices:

•	strong pay-for-performance alignment, with equity awards ranging from 23% to 88% of our named executive officers’ compensation in 2013;

•	addition of cash-based performance awards in 2013 under the long-term incentive program;

•

a stock ownership policy that requires our executives to accumulate a meaningful ownership stake in the Company over time to strengthen the alignment of our named executive officers’ and stockholders’ interests;

•

a clawback policy that permits the Board to recover bonuses, incentive and equity-based compensation from executive officers and members of the Board whose fraud or intentional misconduct was a significant contributing factor to the Company having to restate all or a portion of its financial statements; and

•	equity incentive plans that prohibit repricing or replacing underwater stock options or stock appreciation rights without prior stockholder approval.

This proposal gives our stockholders the opportunity to express their views on the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. For the reasons discussed above, we are asking our stockholders to indicate their support for our named executive officer compensation by voting FOR the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other related tables and disclosure).”

The say-on-pay vote is an advisory vote only, and therefore it will not bind the Company or the Board. However, the Board and the Compensation Committee will consider the voting results as appropriate when making future decisions regarding executive compensation, as they did following the 2013 annual meeting of stockholders.

The Board recommends a vote FOR the approval of the advisory resolution relating to the compensation of our named executive officers as disclosed in this Proxy Statement.

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Proposal 4	Approval of the Amendment and Restatement of our 2011 Incentive Award Plan

The DaVita Inc. 2011 Incentive Award Plan (the “2011 Plan”) was approved by the Board on April 13, 2011 as an amendment and restatement of the DaVita Inc. 2002 Equity Compensation Plan, as amended (the “2002 Plan”), and was approved by our stockholders and became effective on June 6, 2011. On March 21, 2013, the Board approved an amendment of the 2011 Plan that was approved by our stockholders and became effective on June 17, 2013. On March 28, 2014, the Board approved an amendment and restatement to the 2011 Plan (the “Amended and Restated 2011 Plan”), subject to stockholder approval at the Annual Meeting.

The Amended and Restated 2011 Plan amends the performance criteria under the 2011 Plan to permit the grant of performance-based awards tied to the achievement of additional performance criteria added by the amendment. Specifically, the Amended and Restated 2011 Plan includes the following additional performance criteria: non-acquired growth; new market entries; acquisition targets; treatment growth; patient growth; center growth; clinical outcomes (including mortality rates) and processes; physician recruitment; physician retention; physician relations; employee turnover; employee relations; patient retention and satisfaction; improvements in reimbursement economics; commercial payor relationships and contract related targets; public policy efforts and investigation; and legal proceedings and litigation outcomes. We believe these additional criteria will provide us with the ability to motivate our key talent to achieve tailored and specific non-financial goals that are critical to our continued growth and success.

If the stockholders do not approve the Amended and Restated 2011 Plan, the 2011 Plan will continue in full force and effect without the changes described above.

Introduction

Equity-based compensation has been a major component of our compensation programs. The Board believes that our capacity to grant equity-based compensation has been a significant factor in our ability to achieve our growth objectives and enhance stockholder value. The principal features of the Amended and Restated 2011 Plan are summarized below, but the summary is qualified in its entirety by reference to the Amended and Restated 2011 Plan itself, which is attached to this Proxy Statement as Appendix A.

Purpose

The purpose of the Amended and Restated 2011 Plan is to promote our success and enhance our value by linking the individual interests of the members of the Board and our employees to those of our stockholders and by providing such individuals with an incentive for outstanding performance in order to generate superior returns for our stockholders. The Amended and Restated 2011 Plan is further intended to provide us flexibility in our ability to motivate, attract, and retain the services of members of the Board, our employees and our consultants upon whose judgment, interest, and special effort the successful conduct of our operation is largely dependent. The Amended and Restated 2011 Plan is designed with the intent of granting performance-based equity and cash awards that may qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code (the “Code”).

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Stockholder Approval Requirement

In general, Section 162(m) of the Code (“Section 162(m)”) places a limit on the deductibility for federal income tax purposes of the compensation paid to our chief executive officer or any of our three other most highly compensated executive officers (other than our chief financial officer). Under Section 162(m), compensation paid to such persons in excess of $1 million in a taxable year generally is not deductible. However, compensation that qualifies as “performance-based” under Section 162(m) does not count against the $1 million deduction limitation. One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the plan under which compensation may be paid be disclosed to and approved by our public stockholders. For purposes of Section 162(m), the material terms include (a) the employees eligible to receive compensation, (b) a description of the business criteria on which the performance goals may be based and (c) the maximum amount of compensation that can be paid to an employee under the performance goals. We believe that each of these aspects of the Amended and Restated 2011 Plan is discussed below, and stockholder approval of this Proposal 4 is intended to constitute approval of the material terms of the Amended and Restated 2011 Plan, for purposes of the stockholder approval requirements of Section 162(m). However, stockholder approval of the Amended and Restated 2011 Plan is only one of several requirements under Section 162(m) that must be satisfied for amounts realized under the Amended and Restated 2011 Plan to qualify for the “performance-based” compensation exemption under Section 162(m), and submission of the material terms of the Amended and Restated 2011 Plan and the performance goals included therein for stockholder approval should not be viewed as a guarantee that we will be able to deduct all compensation under the Amended and Restated 2011 Plan. Nothing in this proposal precludes us or the Compensation Committee of the Board of Directors (the “Compensation Committee”) from making any payment or granting awards that do not qualify for tax deductibility under Section 162(m).

Accordingly, if our stockholders do not approve this Proposal 4, we will not be able to grant performance-based awards tied to the achievement of the additional performance criteria for which we are seeking approval. If this Proposal 4 is not approved by our stockholders, we may continue to grant performance-based compensation under the current terms of the 2011 Plan within the meaning of Section 162(m), subject to the current terms and limitations of the 2011 Plan.

Compensation and Governance Best Practices

The Amended and Restated 2011 Plan authorizes the Compensation Committee of the Board (or, if the Board determines, another committee of the Board) to provide equity-based compensation in the form of stock options, stock appreciation rights, restricted stock units, restricted stock, performance-based awards, dividend equivalents, stock payments, deferred stock unit awards and deferred stock awards structured by the Compensation Committee within parameters set forth in the Amended and Restated 2011 Plan, for the purpose of providing the members of the Board, our employees and our consultants and equity compensation, incentives and rewards for performance. The Amended and Restated 2011 Plan reflects a broad range of compensation and governance best practices, with some of the key features of the Amended and Restated 2011 Plan as follows:

•

Limitations on Grants. The maximum aggregate number of shares with respect to one or more awards that may be granted to any one person during any consecutive 12 month period is 2,250,000. However, this number may be adjusted to take into account equity restructurings and certain other corporate transactions as described below, the issuance of rights and certain other events described in the Amended and Restated 2011 Plan, in addition to the share limitations under the Amended and Restated 2011 Plan.

•

No Repricing or Replacement of Options or Stock Appreciation Rights. The Amended and Restated 2011 Plan prohibits, without stockholder approval: (i) the amendment of options or stock appreciation rights to reduce the exercise price, and (ii) the replacement of an option or stock appreciation right with cash or any other award when the price per share of the option or stock appreciation right exceeds the fair market value of the underlying shares.

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•

No In-the-Money Option or Stock Appreciation Right Grants. The Amended and Restated 2011 Plan prohibits the grant of options or stock appreciation rights with an exercise or base price less than the fair market value, generally the closing price, of our common stock on the date of grant.

•

Section 162(m). The Amended and Restated 2011 Plan is designed to allow awards made under the Amended and Restated 2011 Plan, including equity awards and incentive cash bonuses, to qualify as performance-based compensation under Section 162(m) of the Code.

•

Independent Administration. The Compensation Committee, which consists of only non-employee directors, generally administers the Amended and Restated 2011 Plan, and only the Compensation Committee may make grants of awards to persons who are subject to Section 16 of the Exchange Act and persons who are “covered employees” within the meaning of Section 162(m) of the Code. The Compensation Committee may delegate certain of its duties and authorities to a subcommittee for awards to certain non-executive employees.

Administration

The Amended and Restated 2011 Plan will be administered by the Compensation Committee. Unless otherwise determined by the Board of Directors, the Compensation Committee shall consist solely of two or more directors appointed by the Board of Directors, each of whom is an “outside director” within the meaning of Section 162(m) of the Code, a “non-employee director” within the meaning of the rules under Section 16 of the Securities Exchange Act of 1934, as amended, and an “independent director” under the rules of any securities market on which shares of our common stock are traded. The Compensation Committee may delegate to a committee of one or more members of the Board of Directors or one or more of our officers the authority to grant or amend awards to participants other than our senior executives who are subject to Section 16 of the Exchange Act, employees who are “covered employees” within the meaning of Section 162(m) of the Code, and the regulations thereunder, or a member of the Board of Directors or an officer to whom authority has been delegated under the Amended and Restated 2011 Plan to grant or amend awards.

The Board of Directors, acting by a majority of its members in office, will have authority to administer the Amended and Restated 2011 Plan with respect to awards granted to non-employee members of the Board of Directors, and the Compensation Committee will have authority to administer the Amended and Restated 2011 Plan to all other eligible individuals. References to Administrator in this Proposal 4 shall mean, as applicable, the full Board of Directors or the Compensation Committee as the entity to which the administration of the Amended and Restated 2011 Plan has been delegated within the limits described in the Amended and Restated 2011 Plan. Unless otherwise limited by the Board of Directors, the Administrator will have the authority to administer the Amended and Restated 2011 Plan with respect to grants of equity awards, including the power to determine eligibility, the types and sizes of awards, the price and timing of awards and the acceleration or waiver of any vesting restriction, as well as the authority to delegate such administrative responsibilities.

Eligibility

Employees and consultants of the Company and its affiliates and non-employee directors of the Company are eligible to participate in the Amended and Restated 2011 Plan. Currently, 9 non-employee directors, approximately 57,400 employees and a non-significant number of consultants (e.g., fewer than 10 consultants) are eligible to participate in the Amended and Restated 2011 Plan.

Limitation on Awards and Shares Available

The number of shares authorized for issuance under the Amended and Restated 2011 Plan is 94,356,676. Shares available for issuance under the Amended and Restated 2011 Plan are reduced, (i) by 3.5 shares for each share delivered in settlement of an award, other than a stock option or a stock appreciation right (“Full Value Award”),

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and (ii) by 1 share for each stock option or stock appreciation right, for which the holder receives the benefit only of the appreciation from the grant date fair market value of the underlying stock. The shares of our common stock covered by the Amended and Restated 2011 Plan may be shares in treasury, authorized but unissued shares, or shares purchased in the open market.

If any shares subject to an award under the Amended and Restated 2011 Plan that is not a Full Value Award are forfeited or expire or such award is settled for cash, then any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the Amended and Restated 2011 Plan. To the extent that a Full Value Award is forfeited or expires or such award is settled for cash, the shares available under the Amended and Restated 2011 Plan will be increased by 3.5 shares subject to such Full Value Award. However, any shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any award and any shares subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right on its exercise may not be used again for new grants.

The payment of dividend equivalents in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the Amended and Restated 2011 Plan.

Awards granted under the Amended and Restated 2011 Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by an entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock (but not awards made in connection with the cancellation and repricing of an option or stock appreciation right) will not reduce the shares authorized for grant under the Amended and Restated 2011 Plan. Additionally, in the event that a company acquired by us or any of our subsidiaries or affiliates or with which we or any of our subsidiaries or affiliates combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan may be used for awards under the Amended and Restated 2011 Plan and will not reduce the shares authorized for grant under the Amended and Restated 2011 Plan, absent the acquisition or combination, and will only be made to individuals who were not employed by or providing services to us or any of our subsidiaries or affiliates immediately prior to such acquisition or combination.

The maximum number of shares of our common stock that may be subject to one or more awards granted to any one participant pursuant to the Amended and Restated 2011 Plan during any 12 month period is 2,250,000 and the maximum amount that may be paid in cash to any one participant during any calendar year is $10,000,000.

Limitation on Full Value Award Vesting

Except as may be determined by the Administrator in the event of a consummation of a change of control, or the holder’s death, disability, or retirement, a Full Value Award will not become fully vested earlier than three years from the grant date (two years in the case of an employee who is not an executive of the Company or in the case of performance-based Full Value Awards, over a period of not less than one year); provided, however, that notwithstanding the foregoing, Full Value Awards (a) that do not exceed in the aggregate of 5% of the total number of shares available under the Amended and Restated 2011 Plan will not be subject to the minimum vesting provisions and (b) the Company may grant a Full Value Award to employees newly hired by the Company or any of its subsidiaries without respect to such minimum vesting provisions.

Awards

The Amended and Restated 2011 Plan provides for the grant of incentive stock options (“ISOs”), nonqualified stock options, stock appreciation rights, restricted stock units, restricted stock, performance-based awards, dividend equivalents, stock payments, deferred stock unit awards and deferred stock awards.

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Stock options, including ISOs, as defined under Section 422 of the Code, and nonqualified stock options may be granted pursuant to the Amended and Restated 2011 Plan. The option exercise price of all stock options granted pursuant to the Amended and Restated 2011 Plan will not be less than 100% of the fair market value of our common stock on the date of grant. In general, the fair market value shall be the closing sales price for a share of our common stock as quoted on the principal securities market on which shares of our common stock are traded on the date of grant, which as of April 24, 2014 was $69.38. Stock options may vest and become exercisable as determined by the Administrator, but in no event may a stock option have a term extending beyond the fifth anniversary of the date of grant. ISOs granted to any person who owns, as of the date of grant, stock possessing more than ten percent of the total combined voting power of all classes of our stock, however, shall have an exercise price that is not less than 110% of the fair market value of our common stock on the date of grant and may not have a term extending beyond the fifth anniversary of the date of grant. The aggregate fair market value of the shares with respect to which options intended to be ISOs are exercisable for the first time by an employee in any calendar year may not exceed $100,000, or such other amount as Section 422 of the Code provides.

Stock appreciation rights may be granted pursuant to the Amended and Restated 2011 Plan. A stock appreciation right entitles its holder, upon exercise of all or a portion of the stock appreciation right (the number of shares of which are the “base shares”), to receive from us an amount determined by multiplying the difference obtained by subtracting the exercise or base price per share of the stock appreciation right from the fair market value at the time of exercise of the stock appreciation right by the number of shares with respect to which the stock appreciation right has been exercised (in the event the stock appreciation right is settled in shares, the shares obtained are the “gain shares”), subject to any limitations imposed by the Administrator. The exercise or base price per share subject to a stock appreciation right will be set by the Administrator, but may not be less than 100% of the fair market value on the date the stock appreciation right is granted. The Administrator determines the period during which the right to exercise the stock appreciation right vests in the holder, but in no event may a stock appreciation right have a term extending beyond the fifth anniversary of the date of grant. No portion of a stock appreciation right which is unexercisable at the time the holder’s service with us terminates will thereafter become exercisable, except as may be otherwise provided by the Administrator. Payment pursuant to the stock appreciation right awards may be in cash, shares, or a combination of both, as determined by the Administrator.

Restricted stock units may be granted pursuant to the Amended and Restated 2011 Plan. A restricted stock unit award provides for the issuance of our common stock at a future date upon the satisfaction of specific conditions set forth in the applicable award agreement. The Administrator will specify the dates on which the restricted stock units will become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including conditions based on achieving one or more of the performance criteria listed below, or other specific criteria, including service to us or any of our subsidiaries or affiliates. Restricted stock units may not be sold, or otherwise hypothecated or transferred, and a holder of restricted stock units will not have voting rights or dividend rights prior to the time when the vesting conditions are satisfied and the shares of common stock are issued. Restricted stock units generally will be forfeited and the underlying shares of our common stock will not be issued, if the applicable vesting conditions are not met. The Administrator will specify, or permit the restricted stock unit holder to elect, the conditions and dates upon which the shares underlying the vested restricted stock units will be issued (subject to compliance with the deferred compensation requirements of Section 409A of the Code). Restricted stock units may be paid in cash, shares, or both, as determined by the Administrator. On the distribution dates, we will transfer to the participant one unrestricted, fully transferable share of our common stock (or the fair market value of one such share in cash) for each restricted stock unit scheduled to be paid out on such date and not previously forfeited. Restricted stock units may constitute, or provide for a deferral of compensation, subject to Section 409A of the Code and there may be certain tax consequences if the requirements of Section 409A of the Code are not met.

Restricted stock may be granted pursuant to the Amended and Restated 2011 Plan. A restricted stock award is the grant of shares of our common stock at a price determined by the Administrator, if any, to be paid by the holder to us with respect to any restricted stock award, with cash, services or any other consideration that the Administrator deems acceptable, subject to the requirements of law, and which is nontransferable and may be subject to substantial risk of forfeiture until specific conditions are met. Conditions may be based on continuing service to us or any of our subsidiaries or affiliates or achieving one or more of the performance criteria listed below, or other specific criteria. During the period of restriction, participants holding shares of restricted stock have full voting and dividend rights with respect to such shares unless otherwise provided by the Administrator. In addition, with respect to a share of restricted stock with performance-based vesting, dividends which are paid prior to vesting shall only be paid out to the holder to the extent that the performance-based vesting conditions are

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subsequently satisfied and the share of restricted stock vests. Restricted stock generally may be repurchased by us at the original purchase price, if any, or forfeited, if the vesting conditions and other restrictions are not met. The restrictions will lapse in accordance with a schedule or other conditions determined by the Administrator.

Dividend equivalents may be granted pursuant to the Amended and Restated 2011 Plan, except that no dividend equivalents may be payable with respect to options or stock appreciation rights pursuant to the Amended and Restated 2011 Plan. A dividend equivalent is the right to receive the equivalent value of dividends paid on shares. Dividend equivalents that are granted by the Administrator are credited as of dividend payments dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the Administrator. Such dividend equivalents will be converted to cash or additional shares of our common stock by such formula, at such time and subject to such limitations as may be determined by the Administrator. In addition, dividend equivalents with respect to an award with performance-based vesting that are based on dividends paid prior to vesting shall only be paid out to the holder to the extent that the performance-based vesting conditions are subsequently satisfied and the award vests.

Stock payments may be granted pursuant to the Amended and Restated 2011 Plan. A stock payment is a payment in the form of shares of our common stock or an option or other right to purchase shares, as part of a bonus, deferred compensation or other arrangement. The number or value of shares of any stock payment will be determined by the Administrator and may be based on continuing service with us or any of our subsidiaries or affiliates or achieving one or more of the performance criteria listed below, or other specific criteria determined by the Administrator. Except as otherwise determined by the Administrator, shares underlying a stock payment which is subject to a vesting schedule or other conditions set by the Administrator will not be issued until those conditions have been satisfied. Stock payments may, but are not required to, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards.

Deferred stock units may be granted pursuant to the Amended and Restated 2011 Plan. The number of deferred stock units will be determined by the Administrator and may be based on continuing service with us or any of our subsidiaries or affiliates or achieving one or more of the performance criteria listed below, or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Each deferred stock unit entitles its holder to receive one share of common stock on the date the deferred stock unit becomes vested or upon a specified settlement date thereafter. Except as otherwise determined by the Administrator, shares underlying a deferred stock unit award which is subject to a vesting schedule or other conditions set by the Administrator will not be issued until those conditions have been satisfied. Unless otherwise provided by the Administrator, a holder of deferred stock units shall have no rights as a stockholder with respect to such deferred stock units until the award of deferred stock units has vested and any other applicable conditions and/or criteria have been satisfied and the shares of common stock underlying the award have been issued to the holder.

Deferred stock may be granted pursuant to the Amended and Restated 2011 Plan. Deferred stock provides for the deferred issuance to the holder of shares of our common stock. The number of shares of deferred stock will be determined by the Administrator and may be based on continuing service with us or any of our subsidiaries or affiliates or achieving one or more of the performance criteria listed below, or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Except as otherwise determined by the Administrator, shares underlying a deferred stock award which is subject to a vesting schedule or other conditions set by the Administrator will not be issued until those conditions have been satisfied. Deferred stock may constitute, or provide for a deferral of compensation, subject to Section 409A of the Code and there may be certain tax consequences if the requirements of Section 409A of the Code are not met.

Performance awards may also be granted pursuant to the Amended and Restated 2011 Plan. Performance awards may be granted in the form of cash bonus awards, stock bonus awards, performance awards or incentive awards that are paid in cash, shares, equity awards or a combination of cash, shares or equity awards. The value of performance awards may be linked to any one or more of the performance criteria listed below, or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Performance awards may be payable upon the attainment of pre-established performance goals based on one or more of the performance criteria listed below, or other specific criteria determined by the Administrator. The goals are established and evaluated by the Administrator and may relate to performance over any periods as determined by the Administrator. The Administrator will also determine whether performance awards are intended to be performance-based compensation within the meaning of Section 162(m)

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of the Code. Following is a brief discussion of the requirements for awards to be treated as performance-based compensation within the meaning of Section 162(m) of the Code.

Performance-based compensation under Section 162(m). The Compensation Committee may grant awards to employees who are or may be “covered employees,” as defined in Section 162(m) of the Code, that are intended to be performance-based compensation within the meaning of Section 162(m) of the Code in order to preserve the deductibility of these awards for federal income tax purposes. Under the Amended and Restated 2011 Plan, these performance-based awards may be stock, equity, or cash awards or a combination. Participants are only entitled to receive payment for a Section 162(m) performance-based award for any given performance period to the extent that pre-established performance goals set by our Compensation Committee for the period are satisfied. These pre-established performance goals must be based on one or more of the following performance criteria:

•	net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation and (D) amortization);

•	gross or net sales or revenue;

•	net income (either before or after taxes);

•	adjusted net income;

•	operating earnings or profit;

•	cash flow (including, but not limited to, operating cash flow and free cash flow);

•	return on assets;

•	return on capital;

•	return on stockholders’ equity;

•	total stockholder return;

•	return on sales;

•	gross or net profit or operating margin;

•	costs;

•	funds from operations;

•	expenses;

•	working capital;

•	earnings per share;

•	adjusted earnings per share;

•	price per share;

•	regulatory body approval for commercialization of a product;

•	implementation or completion of critical projects;

•	market share;

•	economic value;

•	non-acquired growth;

•	new market entries;

•	acquisition targets;

•	treatment growth;

•	patient growth;

•	center growth;

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•	clinical outcomes (including mortality rates) and processes;

•	physician recruitment;

•	physician retention;

•	physician relations;

•	employee turnover;

•	employee relations;

•	patient retention and satisfaction;

•	improvements in reimbursement economics;

•	commercial payor relationships and contract related targets;

•	public policy efforts and investigation; and

•	legal proceedings and litigation outcomes

any of which may be measured with respect to us, or any subsidiary, affiliate or other internal unit of ours, either (i) on an absolute or per share basis or (ii) in absolute terms, terms of growth or as compared to any incremental increase, or as compared to results of a peer group. The Compensation Committee will define in an objective fashion the manner of calculating the performance criteria it selects to use for such awards. With regard to a particular performance period, the Compensation Committee will have the discretion to select the length of the performance period, the type of performance-based awards to be granted, and the performance goals that will be used to measure the performance for the period. In determining the actual size of an individual performance-based award for a performance period, the Compensation Committee may reduce or eliminate (but not increase) the initial award. Generally, a participant will have to be employed by or providing services to us on the date the performance-based award is paid to be eligible for a performance-based award for any period.

Except as provided by the Compensation Committee, the achievement of each performance goal will be determined in accordance with U.S. generally accepted accounting principles, international financial reporting standards, or such other accounting principles or standards as may apply to our financial statements under the U.S. federal securities laws from time to time, to the extent applicable. At the time of grant, the Compensation Committee may provide that objectively determinable adjustments will be made for purposes of determining the achievement of one or more of the performance goals established for an award. Any such adjustments will be based on one or more of the following:

•	items related to a change in accounting principles;

•	items relating to financing activities;

•	expenses for restructuring or productivity initiatives;

•	other non-operating items;

•	items related to acquisitions;

•	items attributable to the business operations of any entity acquired by us during the performance period;

•	items related to the disposal of a business or segment of a business;

•	items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards;

•	items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the performance period;

•	any other items of significant income or expense which are determined to be appropriate adjustments;

•	items relating to unusual or extraordinary corporate transactions, events or developments;

•	items related to amortization of acquired intangible assets;

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•	items that are outside the scope of our core, on-going business activities;

•	items related to acquired in-process research and development;

•	items relating to changes in tax laws;

•	items relating to major licensing or partnership arrangements;

•	items relating to asset impairment charges;

•	items relating to gains or losses for litigation, arbitration and contractual settlements; or

•	items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions.

Payment Methods. The Administrator will determine the methods by which payments by any award holder with respect to any awards granted under the Amended and Restated 2011 Plan may be paid, the form of payment, including, without limitation: (1) cash or check; (2) shares of our common stock issuable pursuant to the award or held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences and having a fair market value at the time of delivery equal to the aggregate payments required; (3) delivery of a notice that the award holder has placed a market sell order with a broker with respect to shares of our common stock then issuable upon exercise or vesting of an award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to us in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to us upon settlement of such sale; or (4) other form of legal consideration acceptable to the Administrator. However, no participant who is a member of the Board of Directors or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act will be permitted to make payment with respect to any awards granted under the Amended and Restated 2011 Plan, or continue any extension of credit with respect to such payment in any method which would violate the prohibitions on loans made or arranged by us as set forth in Section 13(k) of the Exchange Act. Only whole shares of common stock may be purchased or issued pursuant to an award. No fractional shares shall be issued and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding down.

Vesting and Exercise of an Award. The applicable award agreement governing an award will contain the period during which the right to exercise the award in whole or in part vests, including the events or conditions upon which the vesting of an award will occur or may accelerate. No portion of an award which is not vested at the holder’s termination of service with us will subsequently become vested, except as may be otherwise provided by the Administrator in the agreement relating to the award or by action following the grant of the award.

Generally, an option or stock appreciation right may only be exercised while such person remains an employee or non-employee director of us or one of our subsidiaries or affiliates or for a specified period of time (up to the remainder of the award term) following the holder’s termination of service with us or one of our subsidiaries or affiliates. An award may be exercised for any vested portion of the shares subject to such award until the award expires. Upon the grant of an award or following the grant of an award, the Administrator may provide that the period during which the award will vest or become exercisable will accelerate, in whole or in part, upon the occurrence of one or more specified events, including, a change in control or a holder’s termination of employment or service with us or otherwise.

Transferability. No award under the Amended and Restated 2011 Plan may be transferred other than by will or the then applicable laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a domestic relations order, unless and until such award has been exercised or the shares underlying such award have been issued and all restrictions applicable to such shares have lapsed. No award will be subject to the debts or contracts of the holder or his successors in interest or shall be subject to disposition by any legal or equitable proceedings. During the lifetime of the holder of an award granted under the Amended and Restated 2011 Plan, only such holder may exercise such award unless it has been disposed of pursuant to a domestic relations order. After the holder’s death, any exercisable portion of an award may be exercised by his personal representative or any person empowered to do so under such holder’s will or the then applicable laws of descent and distribution until such portion becomes unexercisable under the Amended and Restated 2011 Plan or the applicable award agreement. Notwithstanding the foregoing, the Administrator may permit an award holder to transfer an award other than an ISO to any “family member” of the holder, as defined under the instructions for use of the Form S-8 Registration Statement under the Securities Act of 1933, subject to certain terms and conditions. Further, an

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award holder may, in a manner determined by the Administrator, designate a beneficiary to exercise the holder’s right and to receive any distribution with respect to any award upon the holder’s death, subject to certain terms and conditions.

Forfeiture, Recoupment and Clawback Provisions. Pursuant to its general authority to determine the terms and conditions applicable to awards under the Amended and Restated 2011 Plan, the Administrator shall have the right to provide, in an award agreement or otherwise, or to require a holder to agree by separate written instrument, that (a) (i) any economic benefit received by the holder upon any receipt or exercise of the award, or upon the receipt or resale of any shares of common stock underlying the award, must be paid to the Company, and (ii) the award shall terminate and any unexercised portion of the award shall be forfeited, if (x) a termination of service occurs within a specific time period following receipt or exercise, (y) the holder at any time, or during a specified time period, engages in any activity in competition with the Company, or which is contrary to the interests of the Company, or (z) the holder incurs a termination of service for “cause” (as determined in the Administrator’s discretion or as set forth in a written agreement between the Company and the holder); and (b) all awards (including any economic benefit received by the holder upon any receipt or exercise of any award or upon the receipt or resale of any shares of common stock underlying the award) shall be subject to the provisions of any recoupment or clawback policies implemented by the Company, including, without limitation, any recoupment or clawback policies adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such recoupment or clawback policies and/or in the applicable award agreement.

Adjustment Provisions

Certain transactions with our stockholders not involving our receipt of consideration, such as stock splits, spin-offs, stock dividends or certain recapitalizations may affect the shares or the share price of our common stock (which transactions are referred to collectively as equity restructurings). In the event that an equity restructuring occurs, the Administrator will equitably adjust the class of shares issuable and the maximum number and kind of shares of our common stock subject to the Amended and Restated 2011 Plan, and will equitably adjust outstanding awards as to the class, number of shares and price per share of our common stock. The Administrator will also adjust the number and kind of shares for which automatic grants are subsequently to be made to new and continuing non-employee directors pursuant to the Amended and Restated 2011 Plan. Other types of transactions may also affect our common stock, such as a dividend or other distribution, reorganization, merger or other changes in corporate structure. In the event that there is such a transaction, which is not an equity restructuring, and the Administrator determines that an adjustment to the Amended and Restated 2011 Plan and any outstanding awards would be appropriate to prevent any dilution or enlargement of benefits under the Amended and Restated 2011 Plan, the Administrator will equitably adjust the Amended and Restated 2011 Plan as to the class of shares issuable and the maximum number of shares of our common stock subject to the Amended and Restated 2011 Plan, as well as the maximum number of shares that may be issued to an employee during any calendar year, and will adjust any outstanding awards as to the class, number of shares, and price per share of our common stock in such manner as it may deem equitable.

In addition, if there is any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or other unusual or nonrecurring transactions or events, the Administrator may, in its discretion:

•

provide for the termination of any award in exchange for an amount of cash (if any) and/or other property equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights;

•

provide for the replacement of any award with other rights or property selected by the Administrator in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon exercise of such award or realization or the participant’s rights;

•

provide that any surviving corporation (or its parent or subsidiary) will assume awards outstanding under the Amended and Restated 2011 Plan or will substitute similar awards for those outstanding under the Amended and Restated 2011 Plan, with appropriate adjustment of the number and kind of shares and the prices of such awards;

DAVITA HEALTHCARE PARTNERS INC. – 2014 Proxy Statement	30

•

make adjustments (i) in the number and type of shares of common stock (or other securities or property) subject to outstanding awards or in the number and type of shares of restricted stock or deferred stock or (ii) to the terms and conditions of (including the grant or exercise price) and the criteria included in, outstanding awards or future awards;

•	provide that awards may be exercisable, payable or fully vested as to shares of common stock covered thereby; or

•	provide that any outstanding award cannot vest, be exercised or become payable after such event.

Amendment and Termination

The Board of Directors may terminate, amend or modify the Amended and Restated 2011 Plan at any time; however, except to the extent permitted by the Amended and Restated 2011 Plan in connection with certain changes in capital structure, stockholder approval must be obtained for any amendment to (i) increase the number of shares available under the Amended and Restated 2011 Plan, (ii) reduce the per share exercise price of the shares subject to any option or stock appreciation right below the per share exercise price as of the date the option or stock appreciation right was granted, and (iii) cancel any option or stock appreciation right in exchange for cash or another award when the option or stock appreciation right price per share exceeds the fair market value of the underlying shares.

Federal Income Tax Consequences

If an optionee is granted a non-qualified stock option under the Amended and Restated 2011 Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of a share of our common stock at such time, less the exercise price paid. The optionee’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock at the time the optionee exercises such option. Any subsequent gain or loss will generally be taxable as a capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount and at the same time as the optionee recognizes ordinary income.

A participant receiving ISOs will not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of our common stock received over the exercise or base price is an item of tax preference potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the fair market value at the time of sale and the exercise or base price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the tax consequences described for nonqualified stock options will apply.

The current federal income tax consequences of other awards authorized under the Amended and Restated 2011 Plan generally follow certain basic patterns: stock appreciation rights are taxed and deductible in substantially the same manner as nonqualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); restricted stock units, stock-based performance awards, dividend equivalents and other types of awards are generally subject to tax at the time of payment based on the fair market value of the award at such time. Compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, we will generally have a corresponding deduction at the time the participant recognizes income, subject to Section 162(m) of the Code with respect to covered employees.

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Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1,000,000. It is possible that compensation attributable to awards under the Amended and Restated 2011 Plan, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.

Qualified “performance-based compensation” is disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Section 162(m), compensation attributable to stock awards will generally qualify as performance-based compensation if (1) the award is granted by a compensation committee composed solely of two or more “outside directors,” (2) the plan contains a per-employee limitation on the number of awards which may be granted during a specified period, (3) the plan is approved by the stockholders, and (4) under the terms of the award, the amount of compensation an employee could receive is based solely on an increase in the value of the stock after the date of the grant (which requires that the exercise or base price of the option is not less than the fair market value of the stock on the date of grant), and for awards other than options, established performance criteria that must be met before the award actually will vest or be paid.

The Amended and Restated 2011 Plan is designed to meet the requirements of Section 162(m); however, awards other than options and stock appreciation rights granted under the Amended and Restated 2011 Plan will only be treated as qualified performance-based compensation under Section 162(m) if the awards and the procedures associated with them comply with all other requirements of Section 162(m). There can be no assurance that compensation attributable to awards granted under the Amended and Restated 2011 Plan will be treated as qualified performance-based compensation under Section 162(m) and thus be deductible to us.

Equity Compensation Plan Information

The following table provides information about our common stock that may be issued upon the exercise of stock-settled stock appreciation rights, restricted stock units and other rights under all of our existing equity compensation plans as of December 31, 2013, which consisted of our 2011 Plan and our Employee Stock Purchase Plan. The material terms of these plans are described in Note 19 to the consolidated financial statements, which are part of our Annual Report on Form 10-K for the year ended December 31, 2013.

Plan category	Number of shares to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))	Total of shares reflected in columns (a) and (c)
	(a)		(b)	(c)	(d)
Equity compensation plans approved by stockholders	13,922,690	*	$42.29	37,221,758	51,144,448
Equity compensation plans not approved by stockholders	—		—	—	—
TOTAL	13,922,690	*	$42.29	37,221,758	51,144,448
*

Includes 12,956,094 stock-settled stock appreciation rights outstanding, with a weighted average base price of $45.44 per share and remaining contractual life of 2.8 years, as well as 966,596 restricted stock units outstanding.

The Board recommends a vote FOR the approval of the Amended and Restated 2011 Incentive Award Plan.

DAVITA HEALTHCARE PARTNERS INC. – 2014 Proxy Statement	32

Proposal 5	Stockholder Proposal Regarding the Board Chairmanship

We expect the following proposal to be presented by a stockholder at the annual meeting. The Board has recommended a vote AGAINST this proposal for the reasons set forth following the proposal. The name, address and share holdings of the stockholder proponent will be supplied promptly to a stockholder upon the Company’s receipt of an oral or written request. The Board disclaims any responsibility for the content of the proposal and the supporting statement, which are presented in the form received by the stockholder.

Stockholder Proposal and Supporting Statement

Independent Board Chairman

RESOLVED: Shareholders request that our Board of Directors to adopt a policy, and amend other governing documents as necessary to reflect this policy, to require the Chair of our Board of Directors to be an independent member of our Board. This independence requirement shall apply prospectively so as not to violate any contractual obligation at the time this resolution is adopted. Compliance with this policy is waived if no independent director is available and willing to serve as Chair. The policy should also specify how to select a new independent chairman if a current chairman ceases to be independent between annual shareholder meetings.

When our CEO is our board chairman, this arrangement can hinder our board’s ability to monitor our CEO’s performance. Many companies already have an independent Chairman. An independent Chairman is the prevailing practice in the United Kingdom and many international markets. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix.

This topic is particularly important for DaVita because our board of directors needed greater independence to serve in a checks and balances role in regard to our Chairman/CEO Kent Thiry. Directors with long-tenure included John Nehra (13-years) and Peter Grauer (19-years). 10 to 15-years long-tenure detracts from a director’s independence. Plus Mr. Nehra chaired our executive pay committee ($65 million for Kent Thiry) and was on our nomination committee. And Mr. Grauer was on our executive pay committee and chaired our nomination committee.

This proposal should also be more favorably evaluated due to our Company’s clearly improvable corporate governance performance as reported in 2013:

GMI Ratings, an independent investment research firm, gave DaVita a D for executive pay – $65 million for Kent Thiry. GMI said DaVita could give long-term incentive pay to Mr. Thiry for below-median performance. Unvested equity pay would not lapse upon CEO termination.

Other limits on shareholder rights included:

•	Our board’s unilateral ability to amend DaVita’s bylaws without shareholder approval

•	Lack of fair price provisions to help insure that all shareholders are treated fairly

•	Limits on the right of shareholders to take action by written consent

•	The absence of confidential voting policies

GMI said the DaVita board had not formally acknowledged its responsibility in overseeing our company’s social impacts. It did not report on its sustainability policies and practices via the Global Reporting Initiative, a commonly used and highly effective standard for such reporting, nor had it become a voluntary signatory of the UN Global Compact, yet another commonly employed global standard for achieving and maintaining more effective sustainability practices. DaVita had not implemented OSHAS 18001 as its occupational health and safety management system, nor did it disclose its workplace safety record in its annual report.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:

Independent Board Chairman - Proposal 5

DAVITA HEALTHCARE PARTNERS INC. – 2014 Proxy Statement	33

The Company’s Statement in Opposition to Proposal No. 5

The Board recommends you vote AGAINST the proposal for the following reasons:

We have a designated lead independent director, elected by and from the independent board members, whose broad duties and authority provide a counterbalance to the combined CEO/Co-Chairman role. Peter Grauer is our designated lead independent director, and his clearly delineated and comprehensive duties, include:

•	presiding at all meetings of the Board at which the chairman is not present, including executive sessions of independent directors;

•	serving as liaison between the co-chairmen and the independent directors;

•	approving information sent to the Board, conferring with the CEO/Co-Chairman in setting and thereafter approving meeting agendas for the Board;

•	facilitating discussions outside of scheduled Board meetings among the independent directors on key issues as required;

•	deciding when to engage independent advisors for the Board or a Board Committee; and

•	approving meeting schedules to assure that there is sufficient time for discussion of all agenda items.

As lead independent director, Mr. Grauer also has the authority to call meetings of the Board and the independent directors and, if requested by major stockholders, makes himself available for consultation and direct communication with them. Moreover, as chairman of the Nominating and Governance Committee, he has the authority to call meetings of the committee, whose primary purpose, as outlined in its charter, includes overseeing the evaluation of the Company’s management, including the CEO.

Our majority-independent Board and fully independent key committees are governed by established governance guidelines that prevent or address potentially problematic governance or management issues. We have a Board that is four-fifths independent and our key committees are entirely independent, including our Audit Committee, Compensation Committee and Nominating and Governance Committee. The Board’s independent members have unrestricted access and visibility into the Company’s operations, provide independent oversight of the CEO and management performance, consistently and constructively challenge our CEO and management, and meet regularly without management present. The Board also engages independent consultants to assist them when needed.

The Board is committed to sound corporate governance and accountability to our stockholders. The Corporate Governance Guidelines, available on the Company’s website, which were established by and govern our Board, are reviewed and updated regularly to ensure the promotion of stockholder interests and best governance practices. Additionally, the Company has taken further measures to promote stockholder interests, including eliminating our non-stockholder-approved stockholder rights plan or “poison pill,” providing the right for 10% of our stockholders to call a special meeting of stockholders, electing our directors by majority vote, and adopting an executive compensation recoupment or “clawback” policy. All of our directors are elected annually and are removable with or without cause, we have no stockholder supermajority approval requirements other than as required by law, and we have a share ownership policy that extends to the members of our Board in addition to Company management at the level of vice president and above.

We have an experienced CEO who strikes the appropriate balance between active leadership and independent oversight of the business. Mr. Thiry currently serves as both our chief executive officer and, along with Dr. Margolis, co-chairman of the Board. The Board currently believes that Mr. Thiry’s combined role is appropriate and is in the best interests of the Company and our stockholders, based on Mr. Thiry’s nearly 15 years of experience with the Company, his deep institutional knowledge and experience, and the strong performance of the Company. We believe having an executive in the boardroom who possesses deep experience and understanding about the Company’s operations and the industry, with authority and access to management, contributes to the highest level of informed judgment, effective feedback and oversight. The combined role strikes the appropriate balance between active leadership and independent oversight of business, has facilitated the efficient and effective functioning of the Board, and allows for the pursuit of a unified vision for the Company, without compromising management accountability. This structure has also contributed to the Company’s outstanding financial performance, producing a three-year total stockholder return of 82.4%, which is 25.6% above

DAVITA HEALTHCARE PARTNERS INC. – 2014 Proxy Statement	34

the S&P 500 total returns, and a total stockholder return during Mr. Thiry’s tenure in the combined role of CEO and chairman that places the Company near the very top of all companies in the S&P 500 during that timeframe.

The Board can best protect its stockholders’ interests when it is able to retain flexibility in determining the best Board leadership depending upon the facts and circumstances existing from time to time. The stockholder proposal would mandate a fixed, inflexible, one-size-fits-all leadership structure for the Company and would prevent the Board, including future boards, from determining the most appropriate leadership structure for the Company. In our view, the Board is best positioned to determine the appropriate leadership structure for our Company, and it can most effectively perform its leadership responsibilities and best protect its stockholders’ interests if it can exercise its judgment with regard to leadership structure in light of the challenges facing the Company from time to time and the composition of management and the Board at any given time.

The Board believes strongly that Company management should be accountable to the Board and does not believe that the current leadership structure compromises accountability or Board independence. The Board and our Nominating and Governance Committee have taken affirmative steps to facilitate accountability to stockholders and independent oversight of management.

*********************************

For all of the foregoing reasons, the Board believes that the Company’s current leadership structure is consistent with good governance as well as with a significant portion of major U.S. companies. In his Statement of Support, the proponent notes that “this proposal topic won 50%-plus support at 5 major U.S. companies in 2013” but failed to mention that it failed to pass at 53 other companies in that year. In addition, the proponent makes several specific comments attributable to a report by GMI Ratings, some of which are incorrect or arguably misleading, but failed to note that the GMI report stated that “the DaVita board appears to be generally well aligned with sustainable shareholder interest” and that “this rating falls in the average range for all the companies we rate, and generally reflects a low level of concern in most areas”.

For these reasons, the Board recommends that you vote AGAINST this proposal.

DAVITA HEALTHCARE PARTNERS INC. – 2014 Proxy Statement	35

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the ownership of our common stock as of March 31, 2014 by (a) all persons known by us to own beneficially more than 5% of our common stock, (b) each of our directors and named executive officers, and (c) all of our directors and executive officers as a group. We know of no agreements among our stockholders which relate to voting or investment power over our common stock or any arrangement the operation of which may at a subsequent date result in a change of control of the Company. Where applicable, the figures presented in this Proxy Statement have been adjusted to reflect the two-for-one split of our common stock in the form of a stock dividend payable on September 6, 2013.

Name and address of beneficial owner(1)	Number of shares beneficially owned	Percentage of shares beneficially owned
Warren E. Buffett(2) Berkshire Hathaway Inc.(2) 1440 Kiewit Plaza Omaha, Nebraska 68131	36,461,294	17.0%
The Vanguard Group, Inc.(3) 100 Vanguard Blvd. Malvern, PA 19355	12,888,702	6.0%
Kent J. Thiry(4)	1,365,550	*
Dr. Robert J. Margolis(5)	3,067,494	1.4%
Javier J. Rodriguez(6)	232,597	*
Dennis L. Kogod(7)	328,374	*
Dr. Garry E. Menzel	—	*
James K. Hilger(8)	31,476	*
Kim M. Rivera(9)	92,921	*
Pamela M. Arway(10)	57,898	*
Charles G. Berg(11)	69,406	*
Carol Anthony (“John”) Davidson(12)	5,701	*
Paul J. Diaz(13)	3,327	*
Peter T. Grauer(14)	127,166	*
John M. Nehra(15)	189,968	*
Dr. William L. Roper(16)	41,351	*
Roger J. Valine(17)	81,867	*
All directors and executive officers as a group (20 persons)(18)	5,946,323	2.7%
*	Amount represents less than 1% of our common stock.
(1)	Unless otherwise set forth in the following table, the address of each beneficial owner is 2000 16th Street, Denver, Colorado, 80202.
(2)

Based solely on information contained in a Schedule 13G/A No. 3 filed on February 14, 2014 with the SEC by Berkshire Hathaway Inc., a diversified holding company which Mr. Buffett may be deemed to control. Mr. Buffett and Berkshire Hathaway Inc. share voting and dispositive power over 36,461,294 shares of the Company’s common stock, which include shares beneficially owned by certain subsidiaries of Berkshire Hathaway Inc. as a result of being a parent holding company or control person.

(3)

Based solely upon information contained in Amendment No. 3 to Schedule 13G filed with the SEC on February 12, 2014, The Vanguard Group, Inc., an investment adviser, has sole voting power with respect to 290,260 shares, sole dispositive power with respect to 12,619,942 shares and shared dispositive power with respect to 268,760 shares.

(4)

Includes 228,050 shares held in a family trust and 1,100,000 shares issuable upon the exercise of SSARs and 37,500 restricted stock units, which are exercisable as of, or will become exercisable within 60 days after, March 31, 2014.

(5)	Represents 3,067,494 shares held in family trusts.
(6)	Includes 161,333 shares issuable upon the exercise of SSARs and 7,000 restricted stock units, which are exercisable as of, or will become exercisable within 60 days after, March 31, 2014.

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(7)	Includes 268,750 shares issuable upon the exercise of SSARs and 18,750 restricted stock units, which are exercisable as of, or will become exercisable within 60 days after, March 31, 2014.
(8)	Includes 18,334 shares issuable upon the exercise of SSARs and 1,666 restricted stock units, which are exercisable as of, or will become exercisable within 60 days after, March 31, 2014.
(9)	Includes 90,000 shares issuable upon the exercise of SSARs and 1,111 restricted stock units, which are exercisable as of, or will become exercisable within 60 days after, March 31, 2014.
(10)

Includes 48,000 shares issuable upon the exercise of SSARs, which are exercisable as of, or will become exercisable within 60 days after, March 31, 2014, and 225 vested and outstanding restricted stock units.

(11)

Includes 48,000 shares issuable upon the exercise of SSARs, which are exercisable as of, or will become exercisable within 60 days after, March 31, 2014, and 194 vested and outstanding restricted stock units.

(12)	Includes 356 vested and outstanding restricted stock units.
(13)	Includes 194 vested and outstanding restricted stock units.
(14)

Includes 108,000 shares issuable upon the exercise of SSARs, which are exercisable as of, or will become exercisable within 60 days after, March 31, 2014, and 3,356 vested and outstanding restricted stock units.

(15)

Includes 81,643 shares held in a family trust and 108,000 shares issuable upon the exercise of SSARs, which are exercisable as of, or will become exercisable within 60 days after, March 31, 2014, and 325 vested and outstanding restricted stock units.

(16)

Includes 36,000 shares issuable upon the exercise of SSARs, which are exercisable as of, or will become exercisable within 60 days after, March 31, 2014, and 356 vested and outstanding restricted stock units.

(17)

Includes 66,000 shares issuable upon the exercise of SSARs, which are exercisable as of, or will become exercisable within 60 days after, March 31, 2014, and 194 vested and outstanding restricted stock units.

(18)

Includes 2,289,829 shares issuable upon the exercise of SSARs and 71,753 restricted stock units, which are exercisable as of, or will become exercisable within 60 days after, March 31, 2014, of which 5,200 restricted stock units are vested and outstanding as of March 31, 2014.

DAVITA HEALTHCARE PARTNERS INC. – 2014 Proxy Statement	37

Information Concerning Our Executive Officers

Name	Age	Position
Kent J. Thiry	58	Co-Chairman of the Board and Chief Executive Officer
Dr. Robert J. Margolis	68	Co-Chairman of the Board
Javier J. Rodriguez	43	Chief Executive Officer, Kidney Care
Michael D. Staffieri	40	Chief Operating Officer, Kidney Care
Dr. Craig E. Samitt	49	Chief Executive Officer, HealthCare Partners
Dennis L. Kogod	54	Chief Operating Officer, HealthCare Partners
Dr. Garry E. Menzel	49	Chief Financial Officer
James K. Hilger	52	Chief Accounting Officer
Kim M. Rivera	45	Chief Legal Officer
Jeanine M. Jiganti	54	Chief Compliance Officer
LeAnne M. Zumwalt	55	Group Vice President, Purchasing and Public Affairs
Laura A. Mildenberger	55	Chief People Officer, Kidney Care

Our executive officers are appointed by, and serve at the discretion of, the Board. Set forth below is a brief description as of March 31, 2014 of the business experience of all executive officers other than Mr. Thiry and Dr. Margolis, who are also directors and whose business experience is set forth above in the section of this Proxy Statement entitled “Information Concerning Members of the Board Standing for Reelection.”

Javier J. Rodriguez became our chief executive officer, Kidney Care in March 2014. Since joining the Company in 1998, Mr. Rodriguez has served in a number of other different capacities. From February 2012 to March 2014, he served as our president. From April 1, 2006 thru February 2012, he served as our senior vice president. Before that, from 2000 to 2006 he served as a vice president of operations and payor contracting. Mr. Rodriguez joined the Company in 1998 as a director of value management. Prior to joining the Company, Mr. Rodriguez worked for Baxter Healthcare Corporation in Finance from 1995 to 1996. He also previously served as director of operations for CBS Marketing Inc. in Mexico City.

Michael D. Staffieri became our chief operating officer, Kidney Care, in February 2014. From July 2011 to February 2014, he served as a senior vice president, Kidney Care. From March 2008 to July 2011, he served as our vice president of operations and new center development. Mr. Staffieri joined the Company in July 2000 and has served in several other different roles. Prior to joining us, Mr. Staffieri worked for Arthur Andersen LLP in Finance from 1999 to 2000.

Dr. Craig E. Samitt became our chief executive officer of our integrated care business, HealthCare Partners (“HCP”), in March 2014. He joined us in September 2013 as executive vice president of HCP. In November 2013, he became HCP’s president in which role he continues to serve, in addition to being its chief executive officer. Dr. Samitt is also serving as a commissioner for the Medicare Payment Advisory Commission, commonly known as MedPAC, which advises Congress on Medicare policies. Dr. Samitt has served as a commissioner since May 2012. Prior to joining us, he served as the president and chief executive officer of Dean Health Systems, Inc. from September 2006 to August 2013. From May 2002 to September 2006, he served as chief operating officer of Fallon Clinic, Inc. (now Reliant Medical Group). From November 2001 to May 2002, he served as a consultant and interim executive to Southwind Health Partners. From December 1999 to May 2001, he served as senior vice president for marketing, sales and customer service of Harvard Pilgrim Health Care. From May 1995 to December 1999, he served in a number of capacities for Harvard Vanguard Medical Associates including executive director of their largest ambulatory care center, corporate director of the internal medicine department, and chief of internal medicine. He is a fellow of the American College of Physicians.

Dennis L. Kogod became chief operating officer, HealthCare Partners, in March 2014. From January 2009 to March 2014, he served as our chief operating officer, and prior to that, he served as our president-west beginning in October 2005. From January 2004 until joining us, Mr. Kogod served as president and chief operating officer-west of Gambro Healthcare, Inc., which we acquired in October 2005. From July 2000 to January 2004, Mr. Kogod served as president, west division of Gambro Healthcare, Inc. From June 1999 to July 2000, Mr. Kogod was president of Teleflex Medical Group, a medical original equipment manufacturer of medical delivery systems. From

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January 1996 to June 1999, Mr. Kogod was corporate vice president of Teleflex Surgical Group, a surgical device and service organization. Mr. Kogod previously served on the board of Arbios Systems, Inc., a medical device and cell-based therapy company.

Dr. Garry E. Menzel became our chief financial officer in November 2013 and served as our senior vice president, finance from September 2013 to November 2013. From December 2010 to June 2013, Dr. Menzel served as chief operating officer of Regulus Therapeutics Inc., a biopharmaceutical company. From August 2008 to November 2010, Dr. Menzel served as their executive vice president for both finance and corporate development. From November 2004 to April 2008, Dr. Menzel served as managing director and global head of life sciences with Credit Suisse Group AG, an investment banking firm. From August 1994 to August 2004, Dr. Menzel served as managing director and global head of biotechnology with The Goldman Sachs Group, Inc., an investment banking firm.

James K. Hilger served as our interim chief financial officer from April 2012 until November 2013. Mr. Hilger continues to serve as our chief accounting officer, a position he has held since April 2010. Prior to April 2010, Mr. Hilger served as our vice president and controller since May 2006, after having served as our vice president, finance beginning in September 2005. Mr. Hilger was our acting chief financial officer from November 2007 through February 2008. From September 2003 to September 2005, Mr. Hilger served as vice president, finance and administration and chief financial officer of Pyramid Breweries, a brewer of specialty beverages. From December 1998 to July 2003, Mr. Hilger served as chief executive officer and chief financial officer of WorldCatch, Inc., a seafood industry company. From 1987 until joining WorldCatch, Inc., Mr. Hilger held a variety of senior financial positions in the food industry. Mr. Hilger began his career in public accounting with Ernst & Whinney.

Kim M. Rivera became our chief legal officer in July 2011. From January 2010 to December 2013, she served as our corporate secretary. From January 2010 to July 2011, she also served as our vice president and general counsel. Prior to joining us, Ms. Rivera served as vice president and associate general counsel of The Clorox Company, a consumer products company, from February 2006 to November 2009. From August 2004 to February 2006, Ms. Rivera served as vice president law and chief litigation counsel to Rockwell Automation, Inc., a provider of industrial automation control and information solutions. From November 1999 to August 2004, she served as general counsel to Rockwell’s Automation Control and Information Group. Prior to joining Rockwell, Ms. Rivera was an attorney at the law firm of Jones Day.

Jeanine M. Jiganti became our chief compliance officer in March 2013. From July 2012 to March 2013, she served as our vice president, international chief compliance officer and deputy chief compliance officer. Prior to joining us, she served as chief compliance officer for Takeda Pharmaceuticals North America, a subsidiary of a Japanese pharmaceutical company, from October 2005 to March 2012. Additionally, she served as chief compliance officer for several of Takeda Pharmaceutical Company Limited’s affiliates including Takeda Global Research and Development and Takeda Pharmaceuticals International Operations. During Ms. Jiganti’s career, she has served as general counsel for the Illinois Department of Commerce and Economic Opportunity from September 2003 to September 2005, general counsel of Near North Insurance Company from September 2002 to September 2003 and vice president of litigation at Caremark Inc., a pharmaceutical services company, from 1996 to 2002.

LeAnne M. Zumwalt became our group vice president-purchasing and government affairs in July 2011. From January 2000 to July 2011, Ms. Zumwalt served as our vice president in many capacities. From January 2000 to October 2009, she served as our vice president, investor relations while having other responsibilities. From 1997 to 1999, Ms. Zumwalt served as chief financial officer of Vivra Specialty Partners, a privately held health care service and technology firm. From 1991 to 1997, Ms. Zumwalt held various executive positions, including chief financial officer, at Vivra Incorporated, a publicly held provider of dialysis services. Prior to joining Vivra Incorporated, Ms. Zumwalt was a senior manager at Ernst & Young, LLP. Ms. Zumwalt serves on the board of The Advisory Board Company.

Laura A. Mildenberger became our chief people officer, Kidney Care, in March 2014. From July 2008 to March 2014, she served as our chief people officer. Ms. Mildenberger joined us in October 2001 as vice president of operations. Prior to joining us, Ms. Mildenberger served as vice president of operations for the western U.S. for Matrix Rehabilitation, a physical therapy outpatient company, from March 2000 to October 2001. From 1993 to 2000, Ms. Mildenberger served as a general manager for NovaCare Outpatient Rehabilitation, a provider of physical and occupation therapy services. From 1988 to 1993, Ms. Mildenberger was the executive vice president/principal of Worker Rehabilitation Services, a multi-site physical rehabilitation company. Ms. Mildenberger began her career as an occupational therapist at the Mayo Clinic.

None of the executive officers has any family relationship with any other executive officer or with any of our directors.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires “insiders,” including our executive officers, directors and beneficial owners of more than 10% of our common stock, to file reports of ownership and changes in ownership of our common stock with the SEC and the NYSE, and to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us, or written representations from reporting persons, we believe that our insiders complied with all applicable Section 16(a) filing requirements during 2013, except that one Form 4 was inadvertently filed late for Ms. Mildenberger relating to a single transaction to acquire shares of the Company’s common stock, and two Forms 4 were inadvertently filed late for Messrs. Berg, Grauer and Roper and Ms. Arway, relating to two separate transactions to acquire shares of the Company’s common stock.

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COMPENSATION DISCUSSION AND ANALYSIS

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Compensation Discussion and Analysis Information

This Compensation Discussion and Analysis (the “CD&A”) describes our executive compensation program for the following named executive officers (“NEOs”):

NEO	TITLE
Kent J. Thiry	Co-Chairman of the Board and Chief Executive Officer (“CEO”)
Javier J. Rodriguez	Chief Executive Officer, Kidney Care
Dennis L. Kogod	Chief Operating Officer, HealthCare Partners
Dr. Garry E. Menzel*	Chief Financial Officer
James K. Hilger**	Chief Accounting Officer
Kim M. Rivera	Chief Legal Officer
*	Dr. Menzel served as the Company’s senior vice president finance, from September 9, 2013 through November 6, 2013 and became the Company’s chief financial officer effective November 7, 2013.
**	Mr. Hilger served as the Company’s interim chief financial officer from April 16, 2012 through November 6, 2013.

Executive Summary

Our Business

The Company consists of two major divisions, Kidney Care and HealthCare Partners (“HCP”). Our Kidney Care division is comprised of our U.S. dialysis and related lab services business, various other ancillary services and strategic initiatives, including our international dialysis operations, and our corporate level expenses.

Our largest line of business is our U.S. dialysis and related lab services business, which is a leading provider of kidney dialysis services in the U.S. As of December 31, 2013, we operated or provided administrative services through a network of 2,074 outpatient dialysis centers in the U.S., serving approximately 163,000 patients in 45 states, the District of Columbia and Puerto Rico. We also provide acute inpatient dialysis services in approximately 1,000 hospitals. In 2013, our overall network of U.S. outpatient dialysis centers increased by 120 centers primarily as a result of opening new centers and acquisitions. In addition, the overall number of patients that we serve in the U.S. increased by approximately 6.3% compared to 2012.

Our other major line of business is HCP, a patient- and physician-focused integrated health care delivery and management company. HCP has nearly three decades of providing cost-effective coordinated, outcomes-based medical care. Through capitation contracts with some of the nation’s leading health plans, as of December 31, 2013 HCP had approximately 764,000 members under its care in southern California, central and south Florida, southern Nevada, central New Mexico and central Arizona. In addition to its managed care business, HCP provides care in all of its markets, except Arizona, to over 472,000 patients whose health coverage is structured on a fee-for-service basis, including patients enrolled through traditional Medicare and Medicaid programs, preferred provider organizations and other third party payors.

The patients of HCP’s associated physicians, physician groups and independent practice associations benefit from an integrated approach to medical care that places the physician at the center of patient care. As of December 31, 2013, HCP delivered services to its members via a network of over 3,000 associated group and other network primary care physicians, 204 network hospitals, and several thousand associated group and network specialists. Together with hundreds of case managers, registered nurses and other care coordinators, these medical professionals utilize a comprehensive information technology system, sophisticated risk management techniques and clinical protocols to provide high-quality, cost-effective care to HCP’s members.

The design of our 2013 executive compensation program is best understood by evaluating it in the context of the business environment in which we currently operate. This includes increasing regulation by numerous federal, state and local government entities, reductions in reimbursements under federal and state healthcare programs, including Medicare and Medicaid, continued downward pressure on our commercial payment rates, and the incorporation of HCP.

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Response to 2013 Say-on-Pay Vote

We value our stockholders’ feedback regarding our executive compensation policies and practices, and we are committed to providing our stockholders the opportunity for a “Say-on-Pay” vote annually.

In June 2013, approximately 60% of the votes cast by stockholders at the annual meeting were voted in favor of our named executive officers’ compensation. Although a majority of our stockholders approved our named executive officers’ compensation for 2012, we engaged in substantial outreach efforts to better understand stockholders’ votes on our executive compensation program. We reached out to our largest 30 institutional investors, and were able to hold discussions with 17 of our largest stockholders representing approximately 50% of the Company’s outstanding voting shares.

We also spoke with two influential stockholder advisory firms, Institutional Shareholder Services (ISS) and Glass Lewis & Co. We reviewed with each of ISS and Glass Lewis the feedback we received from our stockholders, and discussed with them specific areas of concern regarding our executive compensation program, which they raised in their reports analyzing our 2013 annual meeting proxy statement.

In December 2013, the Board and the Compensation Committee reviewed the results of our say-on-pay vote, including feedback from our large institutional stockholders that were willing to share the reasons for their say-on-pay vote. In January 2014, the Board and the Compensation Committee approved the rotation off of the Compensation Committee of the chair and appointed Ms. Arway as the new chair of the Compensation Committee. The Compensation Committee discussed and developed various proposed modifications to our executive compensation program for 2014 and beyond. The Compensation Committee then requested that management again reach out to our largest institutional investors to obtain further feedback regarding the proposed modifications to our executive compensation program to ensure that the proposed changes then contemplated by the Compensation Committee were in step with stockholders’ feedback. We reached out to our largest 30 institutional investors and were able to hold discussions with 17 of our stockholders representing approximately 50% of the Company’s voting shares.

During these discussions, our stockholders expressed general satisfaction with the Company’s performance and our executive compensation program. Our stockholders expressed appreciation for our continued level of stockholder outreach, and were supportive of the changes we were then contemplating to our executive compensation program for 2014. Based on the positive feedback we received from our stockholders, we continued working on revisions, performance metrics and goals for our executive compensation program. Taking the vote results and stockholder feedback into account, and considering trends in executive compensation and the interests of our stockholders, the Compensation Committee adopted substantial changes to our executive compensation structure in March of this year. While stockholder feedback varied, the most frequently cited stockholder concerns as well as the changes we have adopted are summarized below. It is important to note that the impact of most of these changes will not be reflected in the compensation of our named executives reported in the 2013 Summary Compensation Table until our 2014 executive compensation is reported in our 2015 proxy statement, since the decisions relating to fiscal 2013 compensation reported in this Proxy Statement were made before our 2013 advisory vote on executive compensation.

Investor Feedback	Response by the Board of Directors and the Compensation Committee effective 2014
A compensation committee chair must be and appear to be independent, and should not have additional transactions outside of his or her role in overseeing the CEO that may give rise to independence questions.	The Compensation Committee and the Board engage in rigorous discussion and evaluation of CEO and executive compensation, including consulting with an outside independent consultant. Likewise, the Audit Committee reviews and considers all transactions in its evaluation of director independence. In addition to the foregoing practices, the Board of Directors rotated Board Committee assignments in 2014.

In January 2014, the Board of Directors appointed Pamela M. Arway to the Compensation Committee and appointed her as its chair, and John M. Nehra rotated off the Compensation Committee. This change was made prior to the Compensation Committee making any decisions with respect to our 2013 executive bonuses or our revised 2014 executive compensation structure and equity grants.

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While stockholders were generally satisfied with the CEO’s and Company’s performance, some expressed concern that the level of CEO compensation seemed excessive.

In 2012, the CEO’s aggregate equity grant value of approximately $20.1 million included equity grants related directly to the HCP acquisition. In 2013, our CEO’s total compensation decreased 36.2% from $26.8 million to approximately $17.1 million, primarily due to reduced equity compensation.

We also evaluated our CEO’s maximum bonus opportunity after reviewing the maximum payout range of our self-selected peer group and ISS’s projected peer group and accordingly reduced our CEO’s 2014 maximum payout from 4.2 times to 3.0 times his base salary. This reduction in our CEO’s maximum bonus opportunity aligns more closely with our peer group, and this maximum bonus remains subject to the Compensation Committee’s and Board’s negative discretion.

The equity grant value for the CEO decreased from an annual average of $14.8 million (based on the awards made to our CEO in 2013, 2012 and 2011, respectively), to a target of $9.8 million for 2014.

The Company should incorporate a combination of short-term and long-term incentives tied to value creation for stockholders.

The Compensation Committee has implemented a combination of short-term and long-term metrics that align pay with creation of long-term stockholder value. We shifted our short-term and long-term incentive criteria to more performance-based metrics, including substantially reducing the percentage of equity awards that are subject to time-vesting only or a single performance metric. We conducted a comprehensive review of our incentive programs. Upon completion of that review, the Compensation Committee approved a new structure for short-term and long-term incentive awards granted beginning in fiscal year 2014. The new structure reflects the operating results of Kidney Care and HCP, and increases the emphasis on performance-based compensation that aligns with our strategic and financial objectives in creating stockholder value.

The annual bonuses granted to each executive upon achievement of the performance metrics remain further subject to the Board’s negative discretion.

The Compensation Committee adjusted long term equity compensation to a combination of stock-settled stock appreciation rights and performance stock units. At least 50% of the CEO’s equity awards are in the form of performance stock units, and at least 25% of the other executive officers’ awards are in the form performance stock units. Performance stock units are restricted stock grants that are performance-based and primarily tied to long-term value creation. Relative total stockholder return makes up 50% of these performance stock units for close alignment with stockholder value creation.

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Stockholders would like to see more challenging performance goals.

Our historical approach used metrics to establish eligibility for maximum bonus amounts and provided absolute negative discretion in setting the amount actually paid, including the discretion to pay nothing at all. In light of stockholder and general preference for greater prospective predictability and transparency, however, we revised our approach as follows:

To be eligible for the full annual bonus amount, the performance goals now explicitly require:

•        Performance substantially better than the industry and/or the Company’s historical performance, and

•         Operating income performance that exceeds the high end of the public guidance range.

Likewise, considerable improvements to historical results and/or better than industry average performance must be achieved in order to realize the full number of performance-based restricted stock units. If there is no historical or industry comparison, the Compensation Committee selects goals it believes reflect successful long-term value creation.

Long-term incentive awards should be based on relative, not absolute, metrics, and should be based on a variety of performance metrics.

The Compensation Committee established several criteria that determine the value of long-term incentive awards, including growth, clinical performance, new market entry and relative total stockholder return. Each executive officer who participates in the program has a minimum of three different goals, and in the case of the CEO, chief financial officer, and chief legal officer, five different goals.

To more closely align our long-term incentive program to stockholder value creation and make it more relative and less absolute, the Compensation Committee has set relative total stockholder return as our primary performance metric, representing 50% of the goals for performance stock units. Given the nature of some of the performance goals, described in further detail below, an appropriate basis for developing metrics relative to the industry or peers may not be available for each goal.

There appears to be an overlap in performance metrics for both short-term and long-term incentives.

To address this feedback we received from our stockholders, we increased the percentage of non-overlapping metrics, mainly operating income, which will represent 50% to 70% for short-term performance, and relative total stockholder return, which will represent 50% for long-term performance.

We are first and foremost a caregiving company, and believe strong clinical care ultimately drives the success of the Company. Mortality is both a short-term and long-term performance metric because we believe it is the single best measure of the care we provide. Non-acquired growth is the other metric we use for both short-term and long-term incentives because it reflects one of our most important business objectives that also drives shareholder value – absolute and relative growth.

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NEW 2014 EXECUTIVE COMPENSATION STRUCTURE

2014 Short-Term Incentive Criteria. The Compensation Committee identified short-term criteria that emphasize our objectives as a Company, align with our public guidance to our investors and create a foundation for long-term value creation. Annual bonus payments will be made based on the short-term incentive criteria set forth in the chart below. Each criterion is assigned relative weights to determine the maximum percentage of the bonus potential for which each executive is eligible. After the amount of the bonus potential achieved is determined, the Board and the Compensation Committee may exercise negative discretion to reduce the annual bonus payment applicable to any of the performance criteria in the sections below based on changed or special circumstances, or factors that may not have been anticipated when the goals were set:

2014 Short-Term Incentive Criteria	Company-wide Executives	Kidney Care Division Executives	HCP Division Executives
Adjusted Enterprise Operating Income	70%	--	--
Adjusted Core Kidney Care Operating Income	--	70%	--
Adjusted HCP Operating Income	--	--	50%
Kidney Care Mortality	10%	15%	--
Kidney Care Non Acquired Growth	10%	15%	--
HCP Medicare Advantage Enrollment Growth	10%	--	50%

Adjusted Operating Income. Adjusted operating income is operating income, adjusted for unusual or non-recurring items that are not considered indicative of normalized or consistent operating performance. These adjustments are designed to be the same as the adjustments we make in reporting our Adjusted Operating Income in our quarterly earnings releases (e.g., gains or losses on sale of assets other than in the ordinary course of business; large charges related to legal settlements, fines or judgments; large write-offs of assets).*

The Compensation Committee selected an operating income metric as the only short-term financial metric because it believes operating income is the best measure of overall financial success. The Compensation Committee also considered and reviewed total revenue and earnings per share (“EPS”) as possible financial metrics, but ultimately decided not to use them because they are not the best measures of Company operating performance. For example, growth in total revenue can be achieved without contributing to profitable incremental growth, and EPS can be financially engineered in a manner that does not result in high quality earnings and positioning for long-term value creation.

The percentage of maximum bonus (based on the weightings detailed in the table above) for which the participating executive officers are eligible is determined based on our public guidance to investors related to operating income at the time these criteria are approved by the Compensation Committee, according to the following grid:

2014 Adjusted Operating Income Relative to Performance Range	% of Maximum Performance Based Eligibility Amount
Bottom quartile or below range	0%
Second quartile	25%
Third quartile	50%
Fourth quartile	75%
Above high end of range	100%

* See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Form 10-K for the year ended December 31, 2013 for reconciliation of this metric to the most closely comparable GAAP metric.

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The guidance ranges for fiscal year 2014 described below represent the actual adjusted operating income guidance ranges we provided with our fourth quarter 2013 earnings release on February 11, 2014 (“year-end guidance ranges”), the latest guidance ranges which were in effect at the time the Compensation Committee approved this performance condition. The actual performance ranges for this performance condition are based on and rationally relate to these year-end guidance ranges, and differ from these year-end guidance ranges only with respect to inclusion or exclusion of business unit subdivisions thereof, as described below.

Our year-end guidance range for adjusted consolidated operating income guidance was $1,725 million to $1,860 million. For our Kidney Care division, our year-end guidance range was $1,475 million to $1,550 million, excluding business lines for which such executives do not have direct oversight. For our HCP division, our year-end guidance range was $250 million to $310 million. The Compensation Committee established this performance condition based on these year-end guidance ranges, though the Company’s actual expectations and public guidance may change in the future.

Kidney Care Non-Acquired Growth. Non-Acquired Growth (“NAG”) is our measurement of relative competitive growth, which is one of the most important business objectives in our Kidney Care division that drives the success of the Company. NAG includes the effect of same-facility growth as well as growth from new or “de novo” facilities, which are built in response to capacity constraints at existing facilities to capture additional patient share in a proximate geography or otherwise position ourselves to serve additional nephrology groups. De novos also represent a higher return on capital than acquisition driven growth.

2014 Non-Acquired Growth(1),(2)	% of Maximum Performance Based Eligibility Amount
4.30%	50%
4.60%	75%
4.90%	100%
(1)

Represents the performance criteria for NAG, which takes into account potential center closures and slowdown in near-term de novo activity that may result due to expected near-term reimbursement cuts under the Medicare program.

(2)

For relative context, overall industry growth in 2011 (the latest information available as of 3/31/14) was 3.2% and the compound annual growth rate from 2007 to 2011 was 3.8%. The foregoing data are based on the 2013 Annual Data Report, United States Renal Data System, Table D.1 “Percentages and counts of reported ESRD patients: by treatment modality.” This includes the results of our Company, without which the industry growth rates would be lower.

For historical context, the following table presents our Kidney Care NAG for the last several years:

Year	2008	2009	2010	2011	2012	2013
NAG	4.49%	4.74%	4.27%	4.65%	4.79%	5.06%

Kidney Care Mortality. We are first and foremost a caregiving company, and believe that mortality is the single best outcome measure of the care we provide in Kidney Care. Mortality is measured based on the number of dialysis patient deaths during the year divided by the quotient of total patient years divided by 100 (which has the effect of expressing the result as a number rather than a percentage). The criterion for mortality is 13.51 or less, and is an absolute criterion, not subject to partial eligibility for partial performance. That is, unlike the other performance measures listed for our short-term incentive criteria, if 2014 mortality is higher than 13.51, there will be no eligibility for any bonus attributable to this criterion.

The following table presents historical mortality for Kidney Care along with the criterion for 2014:

Year	2008	2009	2010	2011	2012	2013	2014
Mortality	15.74	15.48	15.08	14.58	13.87	13.69	13.51(1)
(1)

The performance goal identified for this criterion represents the same level of improvement from 2013 to 2014 as we experienced from 2012 to 2013. As mortality improves, it becomes increasingly difficult to achieve the same result as that in the prior year. However, the Compensation Committee chose to set the threshold at 13.51, thereby requiring the same level of improvement from 2013 to 2014 as we experienced from 2012 to 2013.

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At this point, we do not have a single clinical performance measure under the short-term incentive program for the HCP division that is comparable to mortality for the Kidney Care division. However, we continue to evaluate our HCP division and may develop one or more such clinical metrics for the HCP division’s short-term incentive criteria in future years.

Medicare Advantage Enrollment Growth. Growth in Medicare Advantage enrollment for the HCP division represents a relative competitive growth concept similar to what Kidney Care NAG represents. The Compensation Committee believes that this aligns closely with stockholder value creation because most of HCP’s profits come from Medicare Advantage members. The performance goal in this category is growth relative to the rest of the industry in the primary counties in which HCP operates in California, Florida and Nevada (legacy markets in which growth would be more difficult to achieve than the relatively new markets, Arizona and New Mexico), as detailed in the following grid:

HCP Medicare Advantage Enrollment Relative to Rest of Industry	% of Maximum Performance Based Eligibility Amount
< 10% better	0%
10% better	25%
20% better	50%
30% better	75%
40% or more better	100%

2014 Long-Term Incentive Criteria. The long-term incentive awards consist of SSARs (see page 59) and performance-based restricted stock units. These performance stock units vest subject to performance conditions and time. At least 50% of the CEO’s equity and 25% of each executive officer participant’s equity will be in the form of performance stock units, which fully vest in four years (50% at three years, and 50% at four years) so long as performance goals have been met. Based on the level of achievement, more or less than 100% of the targeted performance stock units can vest for that particular performance goal. The following grid details the percentage of the target performance stock units that are subject to the various long-term performance conditions:

2014 Long-Term Incentive Criteria	Company-wide Executives	Kidney Care Executives	HCP Executives
Kidney Care Mortality	12.5%	25.0%	--
Kidney Care Non Acquired Growth	12.5%	25.0%	--
HCP New Market Success	12.5%	--	25.0%
HCP New Market Adjusted Operating Income	12.5%	--	25.0%
Relative Total Stockholder Return	50.0%	50.0%	50.0%

Kidney Care Mortality. Kidney Care mortality is both a short-term and long-term performance goal because of its singular importance as a measure and driver of our success as a caregiving company. In order to make this a truly long-term performance goal, achievement against the goal will be measured based on mortality in 2016, and the number of performance stock units, as a percent of the target number of performance stock units, will be determined based on the following:

2016 Kidney Care Mortality	Percent of Target Performance Stock Units(1)
13.35	50%
13.15	100%
12.65	150%
12.15	200%
(1)

The performance goal for 100% vesting of the target performance stock units with respect to this metric requires the same annual improvement in mortality from 2013 to 2016 as the improvement realized from 2012 to 2013. As mentioned above, as mortality improves, further incremental improvements become more challenging to achieve. Nonetheless, the Compensation Committee believes that this is the best measure of our success in Kidney Care from a clinical point of view, and has accordingly set an aggressive performance goal for continued improvement.

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For historical context, the following table presents historical mortality for Kidney Care:

Year	2008	2009	2010	2011	2012	2013
Mortality	15.74	15.48	15.08	14.58	13.87	13.69

Kidney Care Non-Acquired Growth. Kidney Care NAG is both a short and long-term performance goal because we feel it is the best measure of our success from a primary strategic objective – relative competitive growth. Additionally, Kidney Care NAG has a compounding effect over time, and is a primary driver of long-term financial growth and stockholder value creation.

Achievement against the long-term performance goal for Kidney Care NAG will be measured based on the average of Kidney Care NAG for 2015 and 2016, and the number of performance stock units, as a percent of the target number of performance stock units, will be determined based on the following:

Kidney Care NAG (Average for 2015 and 2016)(1)(2)	Percent of Target Performance Stock Units
3.95%	50%
4.20%	75%
4.45%	100%
4.70%	150%
(1)

Represents the performance criteria for NAG, which takes into account potential center closures and slowdown in near-term de novo activity that may result due to expected near-term reimbursement cuts under the Medicare Program.

(2)

For relative context, industry growth in 2011 (the latest available information as of March 31, 2014) was 3.2% and the compound annual growth rate from 2007 to 2011 was 3.8%. The foregoing data are based on the 2013 Annual Data Report, United States Renal Data System, Table D.1 “Percentages and counts of reported ESRD patients: by treatment modality”. This includes the results of our Company, without which the industry growth rates would be lower.

For historical context, the following table presents our Kidney Care NAG for the last several years:

Year	2008	2009	2010	2011	2012	2013
NAG	4.49%	4.74%	4.27%	4.65%	4.79%	5.06%

HCP-related Metrics. The primary long-term strategic focus and stockholder value driver of HCP is new market growth. Consequently, the Compensation Committee selected two metrics for HCP related to new market growth: the number of new markets in which HCP establishes a meaningful presence by 2016, and the aggregate adjusted operating income in new markets in 2016. These two metrics will provide a balanced focus on absolute growth with meaningful growth in multiple markets.

HCP New Market Success. Achievement against the long-term performance goal for HCP new market success will be measured based on the number of new markets which meet one of the following criteria: (1) More than a pre-determined specified internal target of globally capitated Medicare Advantage lives in operations in which our Company owns at least a 50% interest; or (2) adjusted operating income multiplied by our ownership interest in these operations equal to or more than a pre-determined specified internal target. Arizona and New Mexico, which are relatively new markets, will each be considered a new market if they have adjusted operating income multiplied by our ownership interest equal to or more than a pre-determined specified internal target which is higher than the target specified in clause (2).

The number of performance stock units, as a percent of the target number of performance stock units, will be determined based on the following:

Number of HCP New Markets Meeting Criteria	Percent of Target Performance Stock Units
2	50%
3	75%
4	100%
5	150%
6	200%

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HCP New Market Adjusted Operating Income. Performance under this metric will be measured based on the aggregate adjusted operating income of operations in HCP new markets in 2016 (other than in California, Florida and Nevada), multiplied by our percentage ownership in these operations as follows:

HCP New Market Adjusted Operating Income	Percent of Target Performance Stock Units
50% of Internal Goal	50%
75% of Internal Goal	75%
100% of Internal Goal	100%
150% of Internal Goal	150%
200% of Internal Goal	200%

Relative Total Stockholder Return. Relative total stockholder return incorporates the impact of dividend reinvestment, if any, and is based on a 3-year return for restricted stock units that vest in three years and a 4-year return for restricted stock units that vest in four years. The 3-year return is based on the average stock price for the twelve months ended March 31, 2017 compared to the average stock price for the twelve months ended March 31, 2014 (including dividend reinvestment during this period, if any), and the 4-year return is based on average stock price for the twelve months ended March 31, 2018 compared to average stock price for the twelve months ended March 31, 2014 (including dividend reinvestment during this period).

Performance under this metric, measured based on the percentile rank of our relative total stockholder return compared to that of our self-selected peer group presented on pages 64 to 66, will determine the percent of the target number of performance stock units as follows:

DaVita TSR Percent Rank Relative to Peer Companies	Percent of Target Performance Stock Units
<40th	0%
40th	50%
60th	100%
75th	150%
90th	200%

We will continue our ongoing engagement with our stockholders on corporate governance items that are of interest to them, and our Compensation Committee will always consider the feedback we receive from our stockholders in making future compensation decisions for our named executive officers. We also believe it is important to maintain consistency with our compensation philosophy and approach, described in further detail on page 51 of this Proxy Statement, to continue to incentivize management toward the proper short- and long-term financial and operating goals, which are intended to create long-term stockholder value.

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Our Compensation Design and Philosophy

Our ability to recruit and retain highly qualified executives is essential to our long-term success. An important goal in the design of our executive compensation programs, besides providing incentives that create stockholder value, is to attract and retain outstanding leaders who possess the skills and talent necessary to achieve our business goals and objectives, and who embody our mission and values. We believe it is in the best interests of our stockholders to attract and retain talented leaders, and we strive to do so by providing compensation that is reasonable, provides the best value for our stockholders, aligns incentives, and is sufficient to achieve our recruitment and retention objectives.

Our ultimate objective is to continue to create long-term stockholder value by generating strong overall revenue growth, market share increases, improvements in clinical outcomes, operating margin growth, increases in Medicare Advantage enrollment and consistently strong total stockholder return.

In order to achieve this objective, we have established an executive compensation program that:

(i)	rewards strong Company performance;

(ii)	aligns our executives’ interests with our stockholders’ interests; and

(iii)	is competitive within the health care services, diagnostics, managed care and solutions markets so that we can attract and retain outstanding executives.

2013 Financial and Performance Highlights

Our overall financial and operating performance was strong for 2013 and we believe that the NEOs were instrumental in achieving these results. Our major achievements and financial operating performance indicators in 2013 were:

•	improved clinical outcomes in our U.S. dialysis operations, including lowest catheter rates ever at 13.0%, highest fistula in use rates ever at 65.3%, and lowest gross mortality rate ever at 13.7;

•

three-year compound annual TSR of 22.2%, compared to the median three-year compound annual TSR of 1.3% for our Global Industry Classification Standard (“GICS”) group and 17.6% for our comparator peer group; and a five-year compound annual TSR of 20.7%, compared to the median five-year compound annual TSR of 9.3% for our GICS group and 24.2% for our comparator peer group;

•	strong operating cash flow of $1,773 million compared to original guidance range of $1,350 million to $1,500 million;

•	Kidney Care adjusted operating income of $1,513 million compared to original guidance range of $1,350 million to $1,450 million;

•	consolidated net revenue growth of 43.7% driven primarily by inclusion of a full year of HCP operations;

•	normalized non-acquired U.S. dialysis treatment growth of 5.1%;

•	an increase of 7.2% in the overall number of U.S. dialysis related treatments; and

•

consolidated operating income growth of 19.5%, which includes the impact of a loss contingency reserve and adjustments to a contingent earn-out obligation and a tax asset associated with the HCP acquisition escrow provisions. Without these items adjusted consolidated operating income would have increased by 34.2%*.

The Company’s TSR from the first quarter of 2000 (our CEO’s first full quarter with the Company) through the fourth quarter of 2013 was approximately 2,750%, putting the Company in the top 15 of all current S&P 500 companies over that period. The Company’s TSR over this period also exceeded that of all companies that have been in the S&P 500 during that entire period.

We believe our Kidney Care division clinical outcomes compare favorably with other dialysis providers in the United States and generally exceed the dialysis outcome quality indicators of the National Kidney Foundation. Our clinical outcomes mean better quality of life for the over 160,000 Kidney Care division patients we serve.

* See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-K for the year ended December 31, 2013 for reconciliation of this metric to the most closely comparable GAAP metric.

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Linking 2013 NEO Compensation to Performance

Our compensation programs for our NEOs emphasize compensation based on performance and are designed to align our NEOs’ interests with those of our stockholders and to permit individuals who have performed well in creating and protecting significant long-term value for the Company and its stockholders to share in the value generated. To this end, our compensation programs emphasize variable compensation in the form of cash and equity awards over fixed compensation.

When establishing the compensation for our NEOs for 2013, the Compensation Committee gave significant weight to our sustained record of strong operating performance as highlighted above, our improvement in strategic positioning and our continued strong clinical performance, particularly in light of ongoing general economic volatility and significant industry regulatory challenges and uncertainty. In 2013, we continued to lead industry public policy efforts, achieving favorable outcomes for the industry and the Company. The Compensation Committee balanced its evaluation of the Company’s financial and clinical performance by also considering the challenges to the Company presented by healthcare reform, changes to government reimbursement policies, other significant healthcare regulatory changes, as well as the government investigations affecting the Company. When establishing 2013 compensation for our NEOs, the Compensation Committee considered these and other factors in the context of individual NEO performance achieving this performance and responding to these challenges. The following table shows the direct compensation for 2013 (base salary, annual performance-based cash award and long-term incentive award) determined by the Compensation Committee for each NEO who remained an executive officer on December 31, 2013. This table is not a substitute for the information disclosed in the 2013 Summary Compensation Table and related footnotes, which begin on page 70.

NEO	Base Salary(1)	Annual Cash Award	Annual LTI Award(2)
Kent J. Thiry	$1,148,077	$3,000,000	$12,272,760
Javier J. Rodriguez	$765,385	$1,600,000	$7,080,980
Dennis L. Kogod	$800,000	$1,100,000	$6,270,770
Dr. Garry E. Menzel	$147,115	—	$1,624,716
James K. Hilger	$350,000	$300,000	$395,299
Kim M. Rivera	$500,000	$150,000	$1,057,732
(1)	The amounts reported here reflect the base salary actually paid during the 2013 fiscal year.
(2)	The amounts reported under the Annual LTI Award column consist of the grant date fair value of the 2013 equity awards and the target value of the 2013 performance-based cash awards

In light of the emphasis on variable compensation, the Compensation Committee determined to limit increases to fixed compensation amounts in 2013 such that the base salaries of our NEOs were retained at 2012 levels, other than Mr. Thiry’s and Mr. Rodriguez’s base salaries. Mr. Thiry’s base salary, which had not increased since 2011, was increased pursuant to the Compensation Committee’s consideration of comparative market data provided by Compensia, placing Mr. Thiry’s base salary at the 69th percentile in our self selected peer group. The Compensation Committee increased Mr. Rodriguez’s base salary for 2013 pursuant to the Compensation Committee’s review of his performance in the previous year and consideration of comparative market data provided by Compensia (see “Elements of Compensation—Base Salary” for more information on their respective base salary increases). The following pie charts illustrate the allocation of the total direct compensation that the NEOs above earned for 2013:

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The Compensation Committee believes that the above compensation structure struck an appropriate balance by promoting long-term stockholder value without motivating or rewarding excessive risk-taking.

The following graph illustrates how cash performance bonuses over the past three years varied with changes in our adjusted operating income:

To further illustrate our emphasis on compensation based on performance and our commitment to align the interests of our NEOs with those of our stockholders, the following graph illustrates how our CEO’s compensation over the past five years varied with changes in our TSR for the same period (indexed to the commencement year of the graph, i.e., 2009). For purposes of this table, CEO total compensation includes all elements of compensation reflected in the “Total” column of the 2013 Summary Compensation Table on page 70 of this Proxy Statement.

* See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-K for the year ended December 31, 2013 for reconciliation of this measure to the Company’s GAAP consolidated operating income.

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Stockholder Interest Alignment

Prior to making the substantial changes to our executive compensation program described on pages 43 through 50, we believed that our equity awards, as they were then structured, served to align the interests of our executives with the long-term interests of our stockholders. Our equity awards provided our executives with an opportunity to benefit from the appreciation of our stock price by vesting over a period of time and by requiring executives to accumulate meaningful ownership through our stock ownership policy. Therefore, a key objective of our executive compensation program then, as it is now, is to provide a significant portion of compensation in the form of equity awards. For 2013, equity awards ranged from 23% to 88% of our NEOs’ compensation, with 72% of our CEO’s compensation provided in equity. The equity awards granted in 2013 vest 50% each after three and four years from the date of grant. These extended vesting schedules are intended to assist in the long-term retention of such NEOs and further align the interests of our executives with the long-term interests of our stockholders. A key component of our executive compensation philosophy and design is that stock-based compensation creates an incentive for the NEO to contribute to the overall success of the Company and to take actions that result in the creation of long-term stockholder value.

Key Features of Our Executive Compensation Program

We Do	We Do Not
Have double trigger change in control provisions for acceleration of equity award vesting	Provide excise tax gross-ups on change in control payments for new or materially amended agreements entered into since 2008[1]
Limit severance payments to not more than three times base salary and bonus	Re-price or replace underwater stock options or stock appreciation rights
Provide for multi-year vesting periods for equity award grants to reinforce a culture in which the Company’s long-term success takes precedence over volatile short-term results	Have our Compensation Committee’s independent compensation consultant provide any other services to the Company
Use an independent compensation consultant
Have a clawback policy that permits recovery of bonuses, incentive and equity-based compensation from executives
Seek stockholder feedback on our executive compensation
Apply meaningful stock ownership guidelines to strengthen alignment of executives’ and stockholders’ interests

1 We have not provided for tax gross-ups in any employment agreements or amended employment agreements entered into after July 2008. Our CEO has the only remaining legacy agreement that contains a tax gross-up; however, no gross-up would have been payable under his agreement in any of the prior five years if a change of control had occurred. See “Potential Payments Upon Termination or Change of Control” on pages 77 to 82.

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Elements of Compensation

The elements of direct compensation offered under our executive compensation program include both fixed (base salaries) and variable (annual and long-term incentives) compensation. It is important to note that the impact of most of the substantial changes we have made to our executive compensation program will not be reflected in the compensation of our named executives until our 2014 executive compensation is reported in our 2015 proxy statement.

Base Salary

We compensate our NEOs with a base salary because we believe it is appropriate that some portion of compensation be provided in a form that is liquid and assured. Base salaries are initially established at levels necessary to enable us to attract and retain highly qualified executives with reference to comparative pay within the Company for executives with similar levels of responsibility, the prior experience of the executive, and expected contributions to Company performance.

We do not guarantee salary adjustments on an annual basis. During March of each year, the Compensation Committee considers adjustments to base salary as part of the overall annual compensation assessment for our NEOs. Our CEO typically provides the Compensation Committee with his recommendation regarding merit-based increases for each NEO other than himself. The CEO’s base salary is determined by the Compensation Committee with input from Compensia, the Compensation Committee’s independent compensation consultant, and Compensia’s analysis of CEO compensation of our comparator peer group.

Consistent with our emphasis on performance-based compensation and the Compensation Committee’s decision to limit increases to fixed compensation amounts in 2013, the Compensation Committee maintained the base salaries of Mr. Kogod, Mr. Hilger and Ms. Rivera at 2012 levels. Mr. Thiry’s base salary, which had not increased since 2011, was increased based on the Compensation Committee’s consideration of comparative market data provided by Compensia which placed Mr. Thiry’s base salary at the 69th percentile in our self selected peer group. The Compensation Committee increased Mr. Rodriguez’s base salary for 2013 pursuant to the Compensation Committee’s review of his performance in the previous year and consideration of comparative market data. Dr. Menzel did not join the Company until September 2013 and accordingly had no 2012 base salary. The base salaries for 2012 and 2013 for our NEOs who remained executive officers as of December 31, 2013 are shown in the table below.

Name	2012 Base Salary(1)	2013 Base Salary(2)
Kent J. Thiry	$1,050,000	$1,200,000
Javier J. Rodriguez	$700,000	$800,000
Dennis L. Kogod	$800,000	$800,000
Dr. Garry E. Menzel	—	$510,000
James K. Hilger	$350,000	$350,000
Kim M. Rivera	$500,000	$500,000
(1)	The amounts reported here reflect the annual base salaries approved in March 2012.
(2)	With the exception of Dr. Menzel’s base salary, which was approved in June 2013, the amounts reported here reflect the annual base salaries approved in March 2013.

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Annual Performance-Based Cash Compensation

Our 2013 annual performance-based cash compensation was paid to our NEOs, other than Dr. Menzel who joined us in September 2013. Messrs. Thiry, Rodriguez and Kogod were designated by the Compensation Committee as eligible participants under our Executive Incentive Plan (“EIP”) for 2013. While Mr. Hilger and Ms. Rivera did not participate in the EIP, they received an annual cash bonus for 2013 based on performance as described on page 58. We believe that annual cash bonuses based on performance provide an incentive to consistently excel on an individual level as well as to contribute to the overall success of the Company.

Executive Incentive Plan

Our CEO and other executives selected by the Compensation Committee participated in our EIP. The EIP was structured to satisfy the requirements of Section 162(m) of the Internal Revenue Code as described below. The Compensation Committee has historically established an operating income target as the performance measure for participants in the EIP. The Compensation Committee used operating income as the relevant performance measure because it believes that operating income provides the best measurement of our operating results, is a key measure of the financial strength and stability of our Company, and can also be consistently measured by us and our stockholders against the operating results of other companies in our industry.

For 2013, the Compensation Committee established a fiscal year adjusted operating income target of not less than $1,567 million as the performance goal. When the Compensation Committee was determining the operating income target for 2013, it considered the uncertainties of the time period, including, among others, those relating to healthcare reform and other significant healthcare regulatory changes, changes to government reimbursement policies, reduction in government payment rates generally and changes to the structure of payments under the Medicare ESRD program or other government-based programs, including, for example, across-the-board spending cuts due to federal sequestration. The Compensation Committee considered the Company’s estimates of 2013 budgeted operating income, as approved by the Board, when this target was established as a performance target. This target was structured to meet the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code. For 2013, the Compensation Committee established a maximum aggregate cash and equity award amount under the EIP of up to $10,000,000 for each of Messrs. Thiry and Kogod; further establishing that of the $10,000,000, the maximum cash awards for Messrs. Thiry and Kogod was limited to $5,000,000 and $2,500,000, respectively, for 2013. Similarly, the Compensation Committee established a maximum aggregate cash and equity award amount under the EIP of up to $5,000,000 for Mr. Rodriguez, further establishing that of the $5,000,000, the maximum cash award for Mr. Rodriguez was limited to $2,500,000 for 2013. The Compensation Committee has the ability to apply only negative discretion in determining incentive compensation. The annual target award opportunity for Mr. Thiry is set forth in his employment agreement.

The Company achieved adjusted operating income of $1,898 million for 2013, which exceeded the 2013 target performance goal. When determining the award amounts, the Compensation Committee considered the achievement of the target performance goal, as well as overall Company and individual performance. With regard to overall Company performance, the Compensation Committee considered that, as compared to 2012, (i) we experienced strong operating cash flow of $1,773 million compared to original guidance range of $1,350 million to $1,500 million; (ii) our consolidated net revenue grew by 43.7%, driven primarily by inclusion of a full year of HCP operations; (iii) normalized non-acquired dialysis treatment growth was 5.1%, (iv) we experienced an increase of 7.2% in the overall number of U.S. dialysis related treatments and (v) our consolidated operating income grew by 19.5%, which includes the impact of a loss contingency reserve, a contingent earn-out obligation, and a tax asset associated with the HCP acquisition escrow provisions. Without the items in (v) above, adjusted consolidated operating income would have increased by 34.2%*.

* See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Form 10-K for the year ended December 31, 2013 for reconciliation of this metric to the most closely comparable GAAP metric.

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The Compensation Committee also considered that our clinical outcomes compare very favorably with other dialysis providers in the United States and generally exceed the dialysis outcome quality indicators of the National Kidney Foundation. As described above, the Compensation Committee balanced its evaluation of these financial and clinical performance outcomes by also considering performance in responding to challenges the Company faces. In addition to significant contributions to overall Company performance, the Compensation Committee also considered individual performance, as listed below for each of our NEOs participating in the EIP.

Name	Individual Performance Factors Considered in Determining EIP Award
Kent J. Thiry, Co-Chairman of the Board and Chief Executive Officer

•  advanced the Company’s international footprint

•  managed senior executive transitions in the Company’s HCP business

•  grew DaVita Rx and its clinical impact

•  led public policy efforts that promote the interests of the Company and the dialysis industry as a whole

•  succeeded with initiatives that position the Company for successful continued growth and diversification, including meeting or exceeding operating plan and financial metrics

•  continued to provide strong leadership to the Company and to the industry as a whole

Javier J. Rodriguez, Chief Executive Officer, Kidney Care

•  developed internal talent to fill key roles on the Company’s Kidney Care executive and senior management teams

•  substantially contributed to the Company’s strong Kidney Care growth performance

•  secured major payor contracts and maintained key payor relationships

•  demonstrated leadership in advancing the Company’s integrated Kidney Care agenda with public and private entities, and in driving performance improvements in the ESRD-patient disease management product suite

•  supported the development of and delivery against the Company’s multi-year IT plan

•  successfully helped lead the Company’s business development activities

•  made substantial contributions to enterprise strategy development

Dennis L. Kogod, Chief Operating Officer, HealthCare Partners

•  achieved lowest catheter rates in the Company’s history

•  attained largest enrollment of patients to Davita Rx

•  oversaw best overall clinical outcomes in the Company’s history

•  over achieved budgeted financials, revenue, operating income, and EBITDA in Kidney Care

•  continued growth in the Company’s international markets

•  demonstrated a path to profitability in the Company’s international markets

•  led Company’s efforts in a successful bid tender and subsequent major contract with the Kingdom of Saudi Arabia’s Ministry of Health that will substantially contribute to the Company’s international growth

•  groomed a chief operating officer successor for the Company’s Kidney Care business

•  became the chief operating officer for the Company’s HCP business

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Our CEO recommends to the Compensation Committee the performance bonus amount for our NEOs, other than for himself, and the final performance bonus amounts are reviewed by the Compensation Committee, and sometimes further adjusted in consultation with our CEO, prior to approval by the Compensation Committee. The Compensation Committee determines the performance bonus amount for our CEO without recommendations from management. The award of amounts below the maximum amount is not intended to reflect negatively on the performance of the eligible participants. In consideration of the Company and individual performance listed above, market data and in consultation with our CEO with regard to performance bonuses for the NEOs other than himself, the Compensation Committee awarded 2013 performance cash bonuses under the EIP to our NEOs participating in the EIP, as follows:

Name	2013 EIP Award Amount
Kent J. Thiry	$3,000,000
Javier J. Rodriguez	$1,600,000
Dennis L. Kogod	$1,100,000

Other Performance Based Bonuses

For Mr. Hilger and Ms. Rivera, who did not participate in the EIP, the Compensation Committee performed a similar review of overall Company and individual performance throughout the year. The following table shows the individual performance factors considered in determining the annual performance-based cash bonus for Mr. Hilger and Ms. Rivera.

Name	Individual Performance Factors Considered in Determining Performance-Based Cash Award
James K. Hilger, Chief Accounting Officer and (through November 6, 2013) Interim Chief Financial Officer

•  successfully onboarded the Company’s new chief financial officer

•  expanded leadership role in the finance organization

•  significantly supported the Company’s international opportunities and their integration into the Company

•  enhanced and strengthened the finance, accounting, and tax organizations

Kim M. Rivera, Chief Legal Officer

•  enhanced corporate governance

•  strengthened the legal organization capability and capacity

•  attained favorable outcomes in legal matters

•  successfully supported HCP incorporation

•  supported international opportunities

In consideration of the Company and individual performance listed above and in consultation with our CEO with regard to the performance bonus for Mr. Hilger and Ms. Rivera, the Compensation Committee awarded 2013 performance-based cash bonuses to Mr. Hilger and Ms. Rivera as follows:

Name	Performance Cash Bonus
James K. Hilger	$300,000
Kim M. Rivera	$150,000

Dr. Menzel, who joined us in September 2013, did not receive a performance-based bonus for the 2013 period because of the short period he served as an employee during the 2013 fiscal year.

Long-Term Incentive Program

Long-Term Incentive Program (“LTIP”) awards are granted pursuant to the 2011 Plan. The 2011 Plan permits the issuance of stock options, stock appreciation rights, restricted stock, restricted stock units, equity and cash-based performance awards, as well as other forms of equity awards. Our 2013 LTIP was designed to continue providing a link to long-term stockholder value through equity awards, while also providing a more direct tie to the dialysis and related lab services line of business through cash-based performance awards targeting internal operating performance metrics consistent with our existing compensation philosophy. We believe these LTIP changes help to align long-term executive performance with our U.S. dialysis and related lab services for those executives who oversee this segment of our business.

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Equity Awards

While we emphasize stock-based compensation, we do not designate a target percentage of total compensation as stock-based. We instead maintain flexibility to use judgment to respond to changes in NEO and Company performance and related objectives. The emphasis on stock-based compensation creates a commonality of interest between our NEOs and our stockholders. Grants of equity awards also serve as an important tool for attracting and retaining executives. To vest in equity awards and earn the full benefit of the award, the NEOs must remain employed for a multi-year period, typically over four years, which reinforces a culture in which the Company’s long-term success takes precedence over volatile and unsustainable short-term results.

Each year, the Compensation Committee recommends to the full Board an aggregate equity award pool that will be available for grants to all eligible recipients of equity awards, based on (i) the historical amounts granted, (ii) the amount of equity held by participants that is currently in-the-money, (iii) the number of shares we expect to be forfeited due to anticipated departures, and (iv) the number of shares that will likely be required both to retain and incent our highest-potential and highest-performing employees and to attract new employees we expect to hire during the coming year. The Compensation Committee may also recommend the establishment of special purpose share budgets for proposed interim grants. After considering such recommendations, the Board approves a budget and delegates authority to the Compensation Committee to make awards to our executive officers and other employees.

The equity awards that are granted to our NEOs are generally made annually (typically in the first half of the year). Discretionary interim awards to our NEOs may be made during the year to address special circumstances, such as retention concerns, promotions and special performance recognition awards, and new hire awards. Our annual equity awards are generally awarded upon the completion of performance reviews and in connection with the Compensation Committee’s decision and review process regarding other forms of direct compensation. The timing of the interim grants depends upon individual circumstances. Under the terms of the 2011 Plan, awards are granted with an exercise or base price not less than the closing price of our common stock on the date of grant.

Stock Appreciation Rights

The majority of our equity awards to NEOs are in the form of stock-settled stock appreciation rights (“SSARs”), which only derive value if the market value of our common stock increases. The economic value and tax and accounting treatment of SSARs are comparable to those of stock options, but SSARs are less dilutive to our stockholders because only shares with a total value equal to the grantee’s gain (the difference between the fair market value of the base shares and their base price) are ultimately issued. SSARs are granted with an exercise or base price not less than the closing price of our common stock on the date of grant and vest based on the passage of time. SSARs granted in 2013 vest 50% each in March 2016 and 2017.

Restricted Stock Units

We also award RSUs to our NEOs from time to time as part of our compensation program. RSUs are granted under the 2011 Plan and typically vest with the passage of time over a period of three or more years, but the Compensation Committee may approve alternative vesting schedules based on performance, timing of vesting of individual outstanding grants and other retention related factors. We award RSUs because full value share awards can more closely align the interests of executives with stockholder interests by providing better parity between TSRs and the executive’s gains or losses on the awards than is achievable with stock options or SSARs.

Cash-Based Performance Awards

In 2013, the Compensation Committee granted cash-based performance awards to all of our NEOs with the exception of Mr. Thiry, whose LTIP award was granted solely in the form of SSARs and Dr. Menzel who was hired late in the year. The Compensation Committee determines the target award value for NEOs’ cash-based performance awards in a manner similar to how it determines the amount of equity awards to grant, that is, based on individual and Company historical and expected performance, including an executive’s ability to influence the targeted performance measure. The aggregate target value of cash-based performance awards available for allocation to our executives is approved by the full Board for administration by the Compensation Committee along with the aggregate equity award pool.

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The 2013 cash-based performance awards for NEOs have a two-year performance period commencing January 1, 2014 and ending December 31, 2015. Where applicable, these cash-based performance awards are structured to satisfy the requirements of Section 162(m) of the Internal Revenue Code. Cash-based performance-based awards granted in 2013 vest 50% each on April 1, 2016 and April 1, 2017, subject to performance conditions relating to each of 2014 and 2015 being met. Under the terms of the 2011 Plan, the maximum amount of any cash-based performance award payable to any executive is $10,000,000. However, the Compensation Committee established target award values for each NEO at the time of grant, at amounts substantially lower than the maximum under the 2011 Plan.

Determining LTIP Award Amounts

The Compensation Committee reviews the annual LTIP award recommendations for our NEOs and other executives in advance of the grant date with the input of our CEO. Based upon a review of equity award shares available, their dilutive effect on stockholders, long-term share budgeting restrictions, cash-based performance award dollars available and recommendations from management, the Compensation Committee recommends aggregate equity and cash LTIP award pools for the year for approval by the Board. In considering how to distribute the equity and cash-based performance award units in the respective LTIP award pools, our CEO, together with a team that includes our chief executive officer, Kidney Care, our chief executive officer, HealthCare Partners and our chief people officer, Kidney Care, gives differential attention to high-potential individuals whom the Company believes will be the future leaders of the Company, and to other high-performing individuals whose performance in their current positions exceeded expectations.

Each such high-potential and/or high-performing employee is then individually reviewed, from a holistic perspective, starting with a review of such employee’s historical compensation, including his or her initial base salary, any base salary increases during his or her tenure with the Company and performance cash bonuses and equity award grants over his or her career at the Company. A determination is then made as to the amount and number of cash and equity LTIP award units that should be granted and the appropriate vesting schedules and performance conditions that should be implemented for such awards in order to retain and continue to motivate these high-quality, high-performing individuals. Our goal is to achieve fairness in compensation and motivate performance over the course of multiple years, which is the reason we take into account all compensation that has been awarded to such individuals over their respective careers at the Company when making prospective award decisions.

In 2013, the annual equity awards granted to our NEOs were made in the form of SSARs with such SSARs being granted pursuant to our 2011 Plan. Similar to the analysis that the Compensation Committee makes in determining the annual performance-based cash compensation, the Compensation Committee considers overall Company and individual performance. For the LTIP awards granted in 2013, the Compensation Committee reviewed the findings and recommendations of the CEO for NEOs other than himself and considered each NEO’s individual performance since the last grant.

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The Compensation Committee also evaluates the market competitiveness of the Company’s compensation for its NEOs and other executive officers by analyzing its historical and proposed compensation changes in light of compensation practices among its comparator peer group as provided in an annual assessment by Compensia, the Compensation Committee’s independent compensation consultant. After taking into account the elements set forth above, the Compensation Committee approved LTIP award grants to our NEOs in 2013. All of the SSARs and cash-based performance awards granted to our NEOs were granted on March 19, 2013 after the completion of the review by the Compensation Committee with the exception of Mr. Thiry whose SSARs were granted on March 20, 2013 after further approval by the independent members of the full Board and Dr. Menzel, whose SSARs were granted on his September 9, 2013 hire date. The table below shows the aggregate number of shares subject to SSARs, and the base target value of the cash-based performance awards granted to each of our NEOs in 2013.

NEO	Shares Subject to SSARs (#)	Target Cash- Based Performance Award Value ($)
Kent J. Thiry	900,000	—
Javier J. Rodriguez	280,000	3,300,000
Dennis L. Kogod	220,000	3,300,000
Dr. Garry E. Menzel	120,000	—
James K. Hilger	14,000	206,250
Kim M. Rivera	37,600	550,000

The SSAR awards above vest 50% each in the third and fourth years from the date of grant for all of the above NEOs. The cash-based performance awards vest 50% each on April 1, 2016 and April 1, 2017, subject to their performance conditions.

Personal Benefits and Perquisites

As described above, our compensation programs for NEOs emphasize compensation based on performance and compensation which serves to align our NEOs’ interests with those of our stockholders. As a result, the Compensation Committee has determined that the Company should provide few perquisites to NEOs. We believe that the perquisites and personal benefits that we provide support important attraction and retention objectives. We also consider the extent to which the perquisite or personal benefit provided serves to enhance the performance of our NEOs in light of the demands on these individuals’ time. The perquisites and personal benefits available to our NEOs are reviewed annually by the Compensation Committee.

The Compensation Committee has authorized the personal use of fractionally-owned or chartered corporate aircraft by some of our NEOs. The Compensation Committee believes that access to an aircraft for personal travel enables our NEOs to maximize their work hours, particularly in light of their demanding business travel schedules. One of the Compensation Committee’s objectives is to ensure that our NEOs are afforded adequate flexibility to allow for sufficient personal time in light of the significant demands of the Company. The Compensation Committee and our CEO allocate a fixed number of hours for personal use by identified NEOs and consider the allocated amount as part of the NEO’s total compensation. The Compensation Committee and our CEO use their discretion when determining the number of allocated hours and displace other forms of compensation that otherwise would have been awarded to the NEO.

Our CEO is authorized by the Compensation Committee to use a fractionally-owned or chartered corporate aircraft for business purposes, and for a fixed number of hours per year for personal use instead of additional cash compensation that would have otherwise been paid. As part of our CEO’s aggregate compensation package, the Compensation Committee approves a fixed number of hours for personal use each year and unused hours from the prior year are available for use the following year. When determining the number of hours of personal use of aircraft to award, the Compensation Committee takes into consideration Mr. Thiry’s overall compensation package. If Mr. Thiry were to exceed the fixed number of hours for personal use that is unrelated to business or long-distance commuting in a given year, the excess hours of personal use would offset the number of hours approved by the

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Compensation Committee the following year for personal use or Mr. Thiry would be required to compensate us directly, although historically he has not exceeded the hours authorized for personal use. The Compensation Committee reviews all business and personal use of the aircraft annually, including detailed passenger logs with special attention to mixed business and personal use and required reimbursements to the Company.

Deferred Compensation Programs

Our deferred compensation programs permit certain employees, including our NEOs, to defer compensation at the election of the participant or at the election of the Company. We maintain a Voluntary Deferral Plan which allows certain employees, including our NEOs, to defer a percentage of their base salary, cash bonus and other compensation as identified by the Company. We do not utilize deferred compensation as a significant component of compensation and there are no Company contributions thereto or above-market returns available thereunder.

Severance and Change of Control Arrangements

We have entered into employment agreements with each of our NEOs. These agreements, among other things, provide for severance benefits in the event of a termination of employment in certain circumstances, including, with respect to certain NEOs, the departure of the NEO following a change of control of our Company. Each agreement is individually negotiated and the terms vary. When entering into employment agreements with our NEOs, we attempt to provide severance and change of control benefits which strike a balance between providing sufficient protections for the NEO while still providing post-termination compensation that is reasonable and in the best interests of the Company and our stockholders. We have also adopted the DaVita HealthCare Partners Inc. Severance Plan (the “DaVita Severance Plan”), which provides for severance benefits for our vice presidents and director-level employees in the event of termination in certain circumstances. The employment agreements of our NEOs provide for severance benefits and therefore none of the NEOs is eligible to participate in the DaVita Severance Plan, unless their individual employment agreement defers such provisions to that plan. See “Potential Payments Upon Termination or Change of Control” beginning on page 77 of this Proxy Statement for a description of the severance and change of control arrangements set forth in our employment agreements with the NEOs.

The terms of individual agreements vary but under our current stock-based award agreements, accelerated vesting of stock-based awards is generally triggered when a change of control event occurs and either the acquiring entity fails to assume, convert or replace the stock-based award or the grantee’s employment is terminated within the twenty-four-month period following a change of control or if the executive resigns for “good reason” or is terminated by the Company without “cause” as provided in his or her applicable employment agreement. Our stock-based award agreements further provide that a change of control shall not be deemed to have occurred if the person acting as chief executive officer for the six months prior to such transaction becomes the chief executive officer or executive chairman of the board of directors of the acquiring entity and remains in such position for at least one year following the transaction and a majority of the acquiror’s board of directors immediately after such transaction consists of persons who were directors of the Company immediately prior to such transaction. The additional acceleration provisions in our stock-based award agreements further serve to secure the continued employment and commitment of our NEOs prior to or following a change of control. See “Potential Payments Upon Termination or Change of Control” beginning on page 77 of this Proxy Statement for more information regarding accelerated vesting under our stock-based award agreements.

Process for Determining NEO Compensation

Role of Independent Compensation Committee

Our executive compensation and benefits programs are designed and administered under the direction and control of the Compensation Committee. Our Compensation Committee, composed solely of independent directors, reviews and approves our overall executive compensation programs, strategy and policies and sets the compensation of our executive officers.

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When recruiting new executives, the Compensation Committee and our CEO evaluate the comparative compensation of executives within the Company with similar levels of responsibility, the prior experience of the executive and expected contributions to Company performance. Thereafter, each executive’s compensation is reviewed annually by the Compensation Committee and CEO, and considered for adjustment based on individual performance and other factors.

When evaluating performance, we base compensation decisions on an assessment of Company and individual performance over the year, taking individual accomplishments into consideration in light of the totality of circumstances together with individual potential to contribute to the Company’s future growth. We believe that all of our NEOs have the ability to influence overall Company policies and performance and, accordingly, should be accountable for Company-wide performance as well as the areas over which they have direct influence. The differences in total annual compensation levels among the NEOs are based on their individual roles and responsibilities within the Company and their relative individual performance. The Compensation Committee uses its judgment in awarding compensation to our NEOs in accordance with the overall objectives of the Company’s compensation programs.

The Compensation Committee takes into consideration a number of factors when determining the elements and amounts of compensation awarded to our NEOs, including individual performance, overall financial and non-financial performance of the Company for the year, individual skill sets and experience relative to industry peers, readiness for promotion, past and expected future performance, the importance and difficulty of achieving future Company and individual objectives, the value of each executive’s outstanding equity awards, aggregate historical compensation, levels of responsibility and performance relative to other executives within the Company, importance to the Company and difficulty of replacement. The Compensation Committee also gives significant weight to our clinical performance and quality of patient care. Accordingly, Company-wide patient clinical outcomes and improvements in quality of patient care, and each NEO’s contributions in those areas, can have a significant impact on NEO compensation.

The Company-wide factors taken into consideration by the Compensation Committee include, but are not limited to, the following:

•

overall revenue growth, increases in our treatment volume, market share increases, improvements in cost per treatment, operating income growth, operating margin growth, increases in earnings per share and improvement in the Company’s debt to equity ratio;

•	healthcare regulatory compliance initiatives;

•	improved strategic positioning;

•	improved positioning of the Company for continued growth and diversification;

•	improved organizational capabilities;

•	patient growth;

•	relationships with private payors;

•	improved clinical outcomes, vaccination rates and fistula utilization;

•	relationships with medical directors;

•	selection and implementation of improved financial, operating and clinical information systems;

•	management performance in attracting and retaining high-performing employees throughout our organization and succession planning;

•	implementation of successful public policy efforts;

•	good corporate citizenship; and

•	advancement of strategic business initiatives supporting our mission to be the provider, partner and employer of choice.

The Compensation Committee retains discretion as to how to weight these factors. There is no formal weighting of the individual elements considered and no particular elements are required to be considered with respect to a given individual or in any particular year.

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When determining annual compensation for our NEOs, other than for our CEO, the Compensation Committee works closely with our CEO to review each individual’s performance for the year and determine such NEO’s compensation. Shortly following the end of each year, our CEO provides his assessment of each NEO’s performance during the year based on his personal experience with the individual, the NEO’s achievement of success in areas determined to be significant to the Company, and any changes in responsibility levels. The Compensation Committee also considers performance discussions that have taken place at the Board and Compensation Committee level regarding the NEOs, retention objectives and the future growth potential of the individual executive. Our CEO recommends to the Compensation Committee the amounts of cash and stock-based compensation for each of the NEOs. The Compensation Committee considers the recommendations made by the CEO regarding the other NEOs but retains the discretion to deviate from those recommendations. Neither the CEO nor other members of management provide a recommendation to the Compensation Committee with regard to the CEO’s compensation.

The Compensation Committee evaluates our CEO’s performance at the same time it sets the compensation of the other NEOs. When evaluating the performance of our CEO and making decisions about his compensation, the Compensation Committee considers overall Company performance as part of the assessment of our CEO’s performance but does not rely on the achievement of specific objectives to determine his compensation. The Compensation Committee also considers a self-assessment prepared by our CEO. As part of this self-assessment, our CEO reviews with the Compensation Committee the overall annual management objectives of the Company and his participation in the attainment, or level of responsibility for the shortfall, of such objectives. Approximately every other year, the Compensation Committee engages an outside independent consultant to conduct an in-depth analysis of our CEO’s performance as a manager during the year. The most recent assessment took place in 2011. This evaluation involves a rigorous assessment of our CEO’s performance by members of the senior management team. The results of this assessment are reviewed by the Board and the Compensation Committee and is one of the many factors considered when making compensation decisions. As further described below, the Compensation Committee’s independent compensation consultant provides the Compensation Committee with an analysis of comparative market data on the cash, stock-based compensation and total compensation for senior executives, including the CEO, at a group of comparable companies within our industry. The compensation package for our CEO is approved by the Compensation Committee, subject to ratification by the independent members of the Board.

Role of Independent Compensation Consultant

The Compensation Committee has selected and directly retains the services of Compensia, an independent national compensation consulting firm. The Compensation Committee has the sole authority to retain or replace Compensia in its discretion. Compensia does not provide consulting services to the Company and may not provide such services without prior approval of the chair of the Compensation Committee. Compensia only provides compensation consulting services to the Compensation Committee, and works with the Company’s management only on matters for which the Compensation Committee is responsible. The Compensation Committee has assessed the independence of Compensia pursuant to the rules of the SEC and NYSE and concluded that Compensia’s work for the Compensation Committee does not raise any conflicts of interest. The Compensation Committee periodically seeks input from Compensia on a range of external market factors, including evolving compensation trends, appropriate peer companies and market survey data. Compensia also provides general observations on the Company’s compensation programs, but it does not determine or recommend the amount or form of compensation for the NEOs.

Market Competitiveness

We evaluate the overall competitiveness of our executives’ total direct compensation each year in order to assist in executive retention. In 2013, the Compensation Committee retained Compensia to perform a comprehensive market analysis of our executive compensation programs and pay levels and based upon the recommendation of Compensia adopted a revised comparator peer group in late 2013.

Compensia provided the Compensation Committee with an analysis of comparative market data on the cash, stock-based compensation and total compensation for senior executives at the companies within our revised

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comparator peer group. In addition to public executive compensation data, the Compensation Committee reviewed the compensation practices of our comparator peer group for purposes of benchmarking and to understand general compensation practices of our peers. The revised comparator peer group consists of the following companies, which are all in the health care services, diagnostics, managed care and solutions markets:

Company(1)	1-Year TSR(2)	3-Year Compound Annual TSR(2)	Market Capitalization (in millions)(3)	Net Income for Last 4 Quarters (in millions)(4)	Revenue for Last 4 Quarters (in millions)(4)
Catamaran Corporation	(16.1%)	22.2%	$10,031	$262	$14,780
Centene Corp.	41.4%	27.9%	$3,414	$165	$10,863
Community Health Systems, Inc.	(1.8%)	0.8%	$3,879	$141	$12,998
HCA Holdings, Inc.	38.0%	N/A %	$22,245	$1,556	$34,182
Health Net, Inc.	32.3%	5.0%	$2,619	$170	$11,054
HealthSouth Corporation	36.9%	10.9%	$2,824	$324	$2,247
Humana Inc.	66.8%	21.5%	$15,976	$1,231	$41,313
Laboratory Corporation of America Holdings	5.6%	1.2%	$7,877	$574	$5,808
MEDNAX Services, Inc.	42.1%	23.3%	$5,943	$281	$2,154
Molina Healthcare, Inc.	18.1%	17.3%	$1,671	$53	$6,589
Omnicare, Inc.	60.0%	28.4%	$6,100	$(43)	$6,079
Quest Diagnostics Incorporated	(3.7%)	(0.9%)	$7,552	$849	$7,146
Tenet Healthcare, Inc.	12.2%	15.4%	$4,344	$(134)	$11,102
Universal Health Services, Inc.	39.1%	21.5%	$7,922	$522	$7,247
Summary Statistics:
75th Percentile	40.8%	22.2%	$7,911	$561	$12,524
50th Percentile	34.6%	17.3%	$6,021	$271	$9,055
DaVita	14.9%	20.1%	$14,120	$633	$11,764
DaVita Percentage Rank	34%	56%	90%	79%	72%
(1)	The Company’s peer group was compiled by Compensia and approved by the Compensation Committee.
(2)	Data as of February 28, 2014.
(3)	Data as of March 11, 2014.
(4)	Financial data generally publicly available as of March 11, 2014.

Our revised comparator peer group includes a diverse representation of various health care services, diagnostics, managed care, and solutions markets because we compete in these broad industry groups for executive talent. The Compensation Committee, in conjunction with Compensia, reviews the composition of this group annually and makes adjustments to the composition of the group as it deems appropriate in order to provide a fairly consistent measure for comparing executive compensation. While the majority of the companies in our comparator peer group remained the same over the years, in 2013 the Compensation Committee, in conjunction with Compensia, took a broader review of our peer group to revise the group to reflect the changing composition of our business, including entry into a new industry sector as a result of our merger with HealthCare Partners Holdings, LLC, the increasing size of our enterprise, and the changes in the health care sector. Our revised comparator peer companies are comparable to us in their size, as measured by market capitalization, net income and revenues. Compensation paid by this comparator peer group is representative of the compensation we believe is required to attract, retain and motivate our executive talent.

The Compensation Committee removed from our peer group companies that are no longer free-standing, publicly traded entities including Coventry Health Care, Inc., Health Management Associates, Inc., and Lincare Holdings Inc.

The Compensation Committee removed from our peer group companies that were not comparable in size as measured by market capitalization, net income, and/or revenues. Using this criterion, the Compensation Committee dropped from our peer group Express Scripts, Inc., Kindred Healthcare, Inc., and Magellan Health Services, Inc.

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The Compensation Committee also sought to add comparable sized companies representing our broad industry groups, including companies that are closer comparables for our HCP business, adding Catamaran Corporation, Centene Corp., Humana Inc., and Molina Healthcare, Inc.

The following table lists our peer group companies used in our prior peer group and our revised peer group:

Prior Peer Group Companies	Revised Peer Group Companies
Community Health Systems, Inc.	Catamaran Corporation
Coventry Health Care, Inc.	Centene Corp.
Express Scripts, Inc.	Community Health Systems, Inc.
HCA Holdings, Inc.	HCA Holdings, Inc.
Health Management Associates, Inc.	Health Net, Inc.
Health Net, Inc.	HealthSouth Corporation
Health South Corporation	Humana Inc.
Kindred Healthcare, Inc.	Laboratory Corporation of America Holdings
Laboratory Corporation of America Holdings	MEDNAX Services, Inc.
Lincare Holdings Inc.	Molina Healthcare, Inc.
Magellan Health Services, Inc.	Omnicare, Inc.
MEDNAX Services, Inc.	Quest Diagnostics Incorporated
Omnicare, Inc.	Tenet Healthcare, Inc.
Quest Diagnostics Incorporated	Universal Health Services, Inc.
Tenet Healthcare, Inc.
Universal Health Services, Inc.

The Compensation Committee considered the prior comparator peer group together with market data information analysis from Compensia and other factors, in determining 2013 base salary amounts and LTIP awards granted in March 2013. The revised comparator peer group together with market data and analysis from Compensia and other factors were considered by the Compensation Committee in determining 2014 base salary amounts and LTIP awards granted in April 2014 as well as determining 2014 bonus amounts for 2013 performance.

The Compensation Committee considered Compensia’s analysis (based on publicly disclosed compensation practices) of the compensation of executives serving in similar positions at comparable companies to obtain a general understanding of current compensation practices in our industry. The analysis provided by Compensia was used to provide context for the compensation decisions made by the Compensation Committee, but the Compensation Committee’s decisions were not directly related to or otherwise based upon the comparative data. Instead, the Compensation Committee used this comparative data as one of many factors considered to set the compensation for our NEOs. The Compensation Committee also used the analysis as a tool to assess how well the Company is implementing its core compensation objective of awarding compensation weighted heavily in favor of variable compensation tied to performance. The emphasis on equity awards as compared to cash compensation was reflected in the results of Compensia’s analysis which showed that the percentage of overall average equity awards as compared to overall average cash awards for our NEOs in 2013 was higher than the median for comparable companies.

In approving executive compensation, the Compensation Committee considered the Company’s market capitalization, which is at the 90th percentile of our revised comparator peer group, and the Company’s size, in terms of net income and revenue, which is greater than the median of our revised comparator peer group. Further, the Compensation Committee noted that the Company’s TSR was above the 56th percentile for three-year compound average annual TSR of its revised comparator peer group and exceeded all peers for ten-year compound average annual TSRs of the revised comparator peer group companies. The Company also has a record of sustained performance against the revised comparator peer group companies, posting above the 70th percentile for three-year operating margin and net margin and at the 87th percentile for three-year revenue growth against the revised comparator peer group companies. The Compensation Committee also considered each NEO’s roles and responsibilities within the Company, individual performance, Company performance and internal pay equity in addition to the results of the competitive pay analysis.

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Risk Considerations in Our Compensation Program

The Compensation Committee, with the assistance of Compensia, conducted a review of the Company’s material compensation policies and practices applicable to its employees, including its executive officers. Based on this review, the Compensation Committee concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The key features of the executive compensation program that support this conclusion include:

•	a balance between cash and equity compensation;

•	a balance between short-term and long-term performance focus;

•	short-term incentive opportunities are capped and are not linked to any one specific goal;

•	equity awards have meaningful vesting requirements and relatively short terms;

•	a clawback policy that permits the Board to recover bonuses, incentive and equity-based compensation from executive officers and members of the Board;

•	stock ownership guidelines; and

•	significant independent Compensation Committee oversight.

Compensation Policies and Practices

We are committed to strong governance standards with respect to our compensation programs, procedures and practices. We believe that the following aspects of our compensation programs are indicative of this commitment.

Management Share Ownership Policy

We have a share ownership policy that applies to all full-time members of our management team at the vice president level and above and any part-time vice presidents who continue to receive equity awards under our equity compensation programs. The management share ownership policy is similar to our share ownership policy that applies to all non-employee members of the Board described on page 16 of this Proxy Statement. The purpose of the policy is to ensure that our executive officers and other members of our senior management team accumulate a meaningful ownership stake in the Company over time by retaining a specified financial interest in our common stock. Both shares owned directly and shares underlying vested but unexercised stock appreciation rights (including SSARs), restricted stock units, and stock options are included in the determination of whether the share ownership guidelines are met. The total net realizable share value retained must have a current market value of not less than the lower of 25% of the total equity award value in excess of $100,000 realized to date by the executive (since promotion to VP); or a specific multiple of the executive’s base salary. The salary multiple requirement for our current NEOs is 5.0 for Mr. Thiry, 3.0 for Messrs. Rodriguez and Kogod, and Dr. Menzel, 2.0 for Ms. Rivera, and 1.0 for Mr. Hilger. As of December 31, 2013, all of the NEOs meet or exceed our share ownership policy and guidelines.

Policy Regarding Clawback of Bonuses and Incentive Compensation

In 2010, the Board adopted a clawback policy that permits the Board to recover bonuses, incentive and equity-based compensation from executive officers and non-employee members of the Board whose fraud or intentional misconduct was a significant contributing factor to the Company having to restate all or a portion of its financial statements. The policy allows for the recovery of any bonus or incentive compensation paid to those executive officers or directors, the cancellation of restricted or deferred stock awards and outstanding stock awards granted to those executive officers or directors, and the reimbursement of any gains realized that are attributable to such awards to the fullest extent permitted by law. The policy allows for the foregoing actions to the extent that the amount of incentive compensation was calculated based upon the achievement of certain financial results that

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were subsequently reduced due to a restatement; the executive officer or director engaged in any fraud or intentional misconduct that was a significant contributing factor to the Company having to restate its financial statements; and where the amount of the bonus or incentive compensation that would have been awarded to the officer had the financial results been properly reported would have been lower than the amount actually awarded. The Company will not seek to recover bonuses or incentive or equity-based compensation paid or vested more than three years prior to the date the applicable restatement is disclosed.

Tax and Accounting Considerations

Deduction Limit

When reviewing compensation matters, the Compensation Committee considers the anticipated tax and accounting treatment of various payments and benefits to the Company and, when relevant, to its executives. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1 million paid to the chief executive officer and the three other most highly compensated NEOs employed at the end of the year (other than the chief financial officer), such executives hereinafter referenced as “covered employees.”

Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year or is “performance-based” as defined in Section 162(m). While the Compensation Committee recognizes the desirability of preserving the deductibility of payments made to the NEOs, the Compensation Committee believes that it must maintain flexibility in its approach in order to structure a program that is the most effective in attracting, motivating and retaining the Company’s key executives.

Non-Qualified Deferred Compensation

Section 409A of the Internal Revenue Code requires programs that allow executives to defer a portion of their current income to meet certain requirements regarding risk of forfeiture and election and distribution timing (among other considerations).

Section 409A of the Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and additional taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our NEOs, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Internal Revenue Code.

Accounting for Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with FASB ASC Topic 718, which requires the Company to recognize compensation expense for share-based payments (including SSARs, RSUs and other forms of equity compensation). FASB ASC Topic 718 is taken into account by the Compensation Committee in determining to issue various types of equity awards, considering the natural economic exchange ratios implied by their approximate respective fair values.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board is currently composed of four independent directors. The Compensation Committee oversees the Company’s compensation programs on behalf of the Board. The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis set forth in this Proxy Statement with management.

Based on the Compensation Committee’s review and discussion with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the Company’s 2014 annual meeting of stockholders and the Company’s annual report on Form 10-K.

COMPENSATION COMMITTEE

Pamela M. Arway, Chair

Paul J. Diaz

Peter T. Grauer

Roger J. Valine

The information contained above under the caption “Compensation Committee Report” will not be considered “soliciting material” or to be “filed” with the SEC, nor will that information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a filing.

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EXECUTIVE COMPENSATION

2013 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
Kent J. Thiry	2013	$1,148,077	—	—	$12,272,760	$3,000,000	$678,420	$17,099,257
Chairman of the Board of Directors and Chief Executive Officer	2012	$1,050,000	$200,000	$7,976,044	$12,074,350	$5,000,000	$498,727	$26,799,121
	2011	$1,050,000	$200,000	—	$12,057,150	$3,750,000	$484,495	$17,541,645

Javier J. Rodriguez	2013	$765,385	—	—	$3,780,980	$1,600,000	$13,245	$6,159,610
Chief Executive Officer, Kidney Care	2012	$700,001	$76,423	$4,036,057	$1,358,364	$1,400,000	$110,638	$7,681,483
	2011	$549,990	—	—	$3,835,663	$750,000	$35,379	$5,171,032
Dennis L. Kogod	2013	$800,000	—	—	$2,970,770	$1,100,000	$90,042	$4,960,812
Chief Operating Officer, HealthCare Partners	2012	$800,004	$118,000	$4,036,057	$1,358,364	$1,400,000	$45,877	$7,758,302
	2011	$800,010	$118,000	—	$6,028,575	$1,750,000	$107,383	$8,803,968

Dr. Garry E. Menzel(6)	2013	$147,115	$66,484	—	$1,624,716	—	$45	$1,838,360
Chief Financial Officer
James K. Hilger(7)	2013	$350,000	$300,000	—	$189,049	—	$544	$839,593
Chief Accounting Officer	2012	$326,925	$360,000	$440,838	$482,974	—	$561	$1,611,298
Kim M. Rivera	2013	$500,000	$150,000	—	$507,732	—	$22,450	$1,180,182
Chief Legal Officer	2012	$499,994	$216,000	$358,714	$120,744	$215,000	$561	$1,411,013
	2011	$465,376	$896,000	—	$1,446,858	$180,000	$660	$2,988,894

(1)

The amounts reported in this column represent discretionary bonuses, including relocation, signing and transaction bonuses, for the year with respect to which they were earned, regardless of when such bonuses are paid. The cash component of annual incentive bonuses are included in this column; except that the cash component of any bonus awarded under our EIP is included in the “Non-Equity Incentive Plan Compensation” column. For 2013, Dr. Menzel received a signing bonus of $15,000 and $51,484 in relocation expense reimbursement paid in 2013. The amounts reported also include annual performance-based cash bonuses for Mr. Hilger and Ms. Rivera of $300,000 and $150,000, respectively.

(2)

The amounts shown in this column reflect restricted stock unit awards and represent the aggregate grant date fair value of all such awards granted to the executive during the year as estimated by the Company in accordance with FASB ASC Topic 718. See Note 19 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of the relevant assumptions used in calculating these amounts pursuant to FASB ASC Topic 718.

(3)

The amounts shown in this column reflect SSAR awards and represent the aggregate grant date fair value of all such awards granted to the executive during the year as estimated by the Company in accordance with FASB ASC Topic 718. See Note 19 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of the relevant assumptions used in calculating these amounts pursuant to FASB ASC Topic 718.

(4)

The amounts shown in this column constitute payments made under our EIP. Under our EIP, awards are reported for the year with respect to which they were earned, regardless of when the award is paid. Please see “Elements of Compensation—Annual Performance-Based Cash Compensation—Executive Incentive Plan” in this Proxy Statement for a discussion of the performance criteria under the EIP.

(5)

Amounts included in this column are set forth by category below. The amounts disclosed, other than use of a fractionally-owned or chartered corporate aircraft, are the actual or share of actual costs to the Company of providing these benefits. Because a fractionally-owned or chartered corporate aircraft is used primarily for business purposes, we do not include in incremental cost the fixed costs that do not change based on usage. The incremental cost to us of personal use of a fractionally-owned or chartered corporate aircraft, including use for commuting, is calculated based on the variable operating costs related to the operation of the aircraft, including fuel costs and landing fees, trip-related repairs and maintenance, catering and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as pilot salaries, training, utilities, depreciation, management fees, taxes and general repairs and maintenance are excluded. The value of the personal use of a fractionally-owned or chartered corporate aircraft by our NEOs is included in their personal income in accordance with applicable tax regulations.

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Name and Principal Position	Year	Aircraft Usage(a) ($)	Life Insurance Premiums ($)	Total All Other Compensation ($)
Kent J. Thiry	2013	$677,113	$1,307	$678,420
Javier J. Rodriguez	2013	$12,701	$544	$13,245
Dennis L. Kogod	2013	$89,405	$637	$90,042
Dr. Garry E. Menzel	2013	—	$45	$45
James K. Hilger	2013	—	$544	$544
Kim M. Rivera	2013	$21,906	$544	$22,450
(a)

For purposes of calculating the incremental costs to the Company of each NEO’s personal use of Company aircraft, the total cost of the flight is allocated to personal use based upon the relative ratio of personal mileage to total mileage. Costs for fuel, ground costs, catering costs, landing fees, domestic passenger fees and federal excise tax charges are also included, if applicable.

(6)	Dr. Menzel has served as our chief financial officer since November 7, 2013 and served as our senior vice president, finance from September 9, 2013 through November 6, 2013.
(7)	Mr. Hilger served as our interim chief financial officer from April 16, 2012 through November 6, 2013.

Employment Agreements

On July 25, 2008, we entered into an employment agreement with Mr. Thiry which replaced his employment agreement that was entered into on October 18, 1999 (as amended on May 20, 2000, November 28, 2000 and March 30, 2005). The employment agreement provides for an initial term through July 25, 2011 and continues thereafter with no further action by either party for successive one-year terms. The successive one-year terms of Mr. Thiry’s employment agreement enables us to carry forward his visions and strategy and his unique skills. Mr. Thiry is eligible to receive a bonus based upon the achievement of performance goals as determined by the Compensation Committee and the independent directors in accordance with the Compensation Committee charter. His target incentive bonus under his employment agreement is his annual base salary in effect during the beginning of the applicable fiscal year, although his actual incentive bonus may exceed that amount in a particular year, and has exceeded that amount in recent years.

We entered into an employment agreement with Mr. Rodriguez effective March 17, 2010. The agreement provides for employment at will, with either party permitted to terminate the agreement at any time, with or without cause, subject to notice requirements. Mr. Rodriguez is eligible to receive a discretionary performance bonus with the actual amount to be decided by our CEO and/or the Board or the Compensation Committee.

We entered into an employment agreement with Mr. Kogod effective October 24, 2005. This agreement was subsequently amended effective December 12, 2008 and December 31, 2012. The agreement provides for employment at will, with either party permitted to terminate the agreement at any time, with or without cause, subject to notice requirements. Mr. Kogod is eligible to receive a discretionary performance bonus with the actual amount to be decided by our CEO and/or the Board or the Compensation Committee.

We entered into an employment agreement with Dr. Menzel effective July 5, 2013. The agreement provides for employment at will, with either party permitted to terminate the agreement at any time, with or without cause, subject to notice requirements. Dr. Menzel is eligible to receive a discretionary performance bonus with the actual amount to be decided by our CEO and/or the Board or the Compensation Committee.

We entered into an employment agreement with Mr. Hilger effective September 22, 2005. This agreement was subsequently amended effective December 12, 2008 and December 27, 2012. The agreement provides for employment at will, with either party permitted to terminate the agreement at any time, with or without cause, subject to notice requirements. Mr. Hilger is eligible to receive a discretionary performance bonus with the actual amount to be decided by our CEO and/or the Board or the Compensation Committee.

We entered into an employment agreement with Ms. Rivera effective October 19, 2009. The agreement provides for employment at will, with either party permitted to terminate the agreement at any time, with or without cause, subject to notice requirements. Ms. Rivera is eligible to receive a discretionary performance bonus with the actual amount to be decided by our CEO and/or the Board or the Compensation Committee.

For a description of certain termination and change of control provisions included in the employment agreements for our NEOs, please see “Potential Payments Upon Termination or Change of Control” beginning on page 77 of this Proxy Statement.

The following table sets forth information concerning awards made to each of the NEOs under the Company’s EIP and equity compensation plans during 2013.

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2013 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Options Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Kent J. Thiry	—(1)	—	$1,050,000	$5,000,000
	3/20/13	—	—	—	—	900,000	$59.52	$12,272,760
Javier J. Rodriguez	—(1)	—	$1,400,000	$2,500,000
	—(2)	$1,650,000	$3,300,000	$10,000,000
	3/19/13	—	—	—	—	280,000	$58.94	$3,780,980
Dennis L. Kogod	—(1)	—	$1,400,000	$2,500,000
	—(2)	$1,650,000	$3,300,000	$10,000,000
	3/19/13	—	—	—	—	220,000	$58.94	$2,970,770
Dr. Garry E. Menzel	9/9/13	—	—	—	—	120,000	$56.04	$1,624,716
James K. Hilger	—(2)	$103,125	$206,250	$10,000,000
	3/19/13	—	—	—	—	14,000	$58.94	$189,049
Kim M. Rivera	—(2)	$275,000	$550,000	$10,000,000
	3/19/13	—	—	—	—	37,600	$58.94	$507,732
(1)

For 2013, non-equity annual incentive awards to Messrs. Thiry, Rodriguez and Kogod were made under the EIP. The “maximum” amounts shown in the table above reflect the largest possible cash payments permissible under the EIP for the 2013 performance period for purposes of qualifying the plan under Section 162(m) of the Code. There were no thresholds or targets for these awards under the EIP; however, pursuant to Mr. Thiry’s employment agreement, his target incentive bonus opportunity for each fiscal year shall be equal to 100% of his base salary in effect at the beginning of such fiscal year; provided, that the amount of his bonus may exceed 100% of his base salary if target performance goals for the fiscal year are exceeded. With respect to Mr. Rodriguez and Mr. Kogod, because the Compensation Committee did not set a target amount under the EIP, the target amount reported is the cash bonus amount earned by each of them under the EIP in 2012. The EIP provides that the Compensation Committee may use “negative discretion” to award any amount that does not exceed the maximum. In each case, the cash bonus amounts actually earned by Messrs. Thiry, Rodriguez and Kogod in 2013 are reported in the “Non-Equity Incentive Plan Compensation” column of the “2013 Summary Compensation Table.” For a description of the EIP, see “Compensation Discussion and Analysis—Elements of Compensation—Annual Performance-Based Cash Compensation—Executive Incentive Plan” in this Proxy Statement.

(2)

Non-equity long-term incentive awards were also granted under the 2011 Plan in the form of cash-based performance awards to Messrs. Rodriguez, Kogod, Hilger, and Ms. Rivera on March 19, 2013. The “maximum” amounts shown in the table above reflect the largest possible payments under the cash-based performance awards for the 2014-2015 performance period for purposes of qualifying the plan under Section 162(m) of the Code. The amounts shown in the “Threshold” column reflect the threshold cash-based performance award payment which is 50% of the amount shown in the “Target” column. The maximum amount of any cash-based performance award payable to any executive officer is $10,000,000. However, the target award values for each of the NEOs at the time of grant is substantially lower than the maximum and are set forth in the column entitled “Target” above. For a description of these long-term cash-based performance awards, see “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Program—Cash-Based Performance Awards” in this Proxy Statement.

(3)

This number represents SSARs awarded under the 2011 Plan. For a description of the SSARs, see “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Program—Equity Awards—Stock Appreciation Rights” in this Proxy Statement.

(4)

These amounts are the aggregate grant date fair values of each award determined pursuant to FASB ASC Topic 718. See Note 19 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FASB ASC Topic 718.

Narrative to the Grants of Plan-Based Awards Table

Awards

See “Compensation Discussion and Analysis—Elements of Compensation—Annual Performance-Based Cash Compensation—Executive Incentive Plan,” and “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Program” in this Proxy Statement for a description of the EIP, and grants of cash-based performance awards and SSARs.

The following table sets forth information concerning outstanding SSARs and unvested stock awards held by each of the NEOs at December 31, 2013.

DAVITA HEALTHCARE PARTNERS INC. – 2014 Proxy Statement	72

2013 Outstanding Equity Awards at Fiscal Year-End

Where applicable, the figures presented in this proxy statement have been adjusted to reflect the two-for-one split of our common stock in the form of a stock dividend payable on September 6, 2013.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)
Kent J. Thiry	3/2/2009	108,334	(2)	—		$23.13	3/2/2014	—		—
	3/31/2010	562,500	(3)	37,500	(3)	$31.70	3/31/2015	—		—
	4/13/2011	—		1,000,000	(4)	$43.35	4/13/2016	—		—
	12/18/2012	—		1,000,000	(5)	$55.34	12/18/2017	—		—
	3/20/2013	—		900,000	(4)	$59.52	3/20/2018	—		—
	3/31/2010	—		—		—	—	37,500	(6)	$2,376,375
	12/18/2012	—		—		—	—	144,128	(7)	$9,133,391
Javier J. Rodriguez	3/6/2009	130,000	(2)	—		$22.86	3/6/2014	—		—
	3/31/2010	51,333	(8)	4,667	(8)	$31.70	3/31/2015	—		—
	4/13/2011	—		260,000	(4)	$43.35	4/13/2016	—		—
	12/8/2011	26,666	(9)	53,334	(9)	$36.96	12/8/2016	—		—
	12/18/2012	—		112,500	(5)	$55.34	12/18/2017	—		—
	3/19/2013	—		280,000	(4)	$58.94	3/19/2018
	3/31/2010	—		—		—	—	7,000	(10)	$443,590
	12/18/2012	—		—		—	—	28,126	(7)	$1,782,345
	12/18/2012	—		—		—	—	44,806	(7)	$2,839,356
Dennis L. Kogod	3/2/2009	58,334	(2)	—		$23.13	3/2/2014	—		—
	3/31/2010	56,250	(3)	18,750	(3)	$31.70	3/31/2015	—		—
	4/13/2011	—		500,000	(4)	$43.35	4/13/2016	—		—
	12/18/2012	—		112,500	(5)	$55.34	12/18/2017	—		—
	3/19/2013	—		220,000	(4)	$58.94	3/19/2018	—		—
	3/31/2010	—		—		—	—	18,750	(6)	$1,188,188
	12/18/2012	—		—		—	—	28,126	(7)	$1,782,345
	12/18/2012	—		—		—	—	44,806	(7)	$2,839,356
Dr. Garry E. Menzel	9/9/2013	—		120,000	(4)	$56.04	9/9/2018	—		—
James K. Hilger	3/2/2009	3,334	(2)	—		$23.13	3/2/2014	—		—
	3/31/2010	2,500	(8)	834	(8)	$31.70	3/31/2015	—		—
	4/13/2011	—		35,000	(4)	$43.35	4/13/2016	—		—
	12/18/2012	—		40,000	(5)	$55.34	12/18/2017	—		—
	3/19/2013	—		14,000	(4)	$58.94	3/19/2018
	3/31/2010	—		—		—	—	1,666	(10)	$105,574
	12/18/2012	—		—		—	—	7,966	(7)	$504,805
Kim M. Rivera	1/8/2010	45,000	(2)	20,000	(2)	$30.50	1/8/2015	—		—
	4/13/2011	—		120,000	(4)	$43.35	4/13/2016	—		—
	12/18/2012	—		10,000	(5)	$55.34	12/18/2017	—		—
	3/19/2013	—		37,600	(4)	$58.94	3/19/2018
	1/8/2010	—		—		—	—	4,444	(12)	$281,616
	12/18/2012	—		—		—	—	2,500	(7)	$158,425
	12/18/2012	—		—		—	—	3,982	(7)	$252,339
(1)	The market value of shares or units of stock that have not vested reflects the $63.37 closing price of our stock on December 31, 2013, as reported by the NYSE.
(2)	These SSARs vest 25% on the first anniversary, 8.33% on the 20th month and 8.33% every four months thereafter from the grant date.

DAVITA HEALTHCARE PARTNERS INC. – 2014 Proxy Statement	73

(3)	These SSARs vest 25% on the first anniversary and 6.25% every three months thereafter from the grant date.
(4)	These SSARs vest 50% on the third and fourth anniversaries of the grant date.
(5)	These SSARs vest 50% each on April 1, 2015 and April 1, 2016.
(6)	These remaining RSUs will vest on May 15, 2014.
(7)	These RSUs vest 50% on May 15, 2015 and May 15, 2016, subject to the satisfaction of the 2013 RSU Performance Condition.
(8)	These SSARs vest 33% on the second anniversary and 8.33% every three months thereafter from the grant date.
(9)	These SSARs vest 33% on the second, third and fourth anniversaries of the grant date.
(10)	The remaining 33% of these RSUs vest on May 15, 2014.
(11)	These RSUs vest 33% on each of the second, third and fourth anniversaries of the date of grant.
(12)	These RSUs vest 33.34% on the third anniversary and 11.11% every four months thereafter from the date of grant.

The following table sets forth information concerning the exercise of stock options and SSARs and the vesting of stock awards held by each of the NEOs during 2013. Where applicable, the figures presented in this proxy statement have been adjusted to reflect the two-for-one split of our common stock in the form of a stock dividend payable on September 6, 2013.

2013 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Kent J. Thiry	751,666	$31,919,445	37,500	$2,442,750
Javier J. Rodriguez	—	—	7,000	$454,956
Dennis L. Kogod	103,834	$3,790,291	18,750	$1,212,204
Dr. Garry E. Menzel	—	—	—	—
James K. Hilger	5,000	$181,530	1,668	$108,537
Kim M. Rivera	—	—	5,556	$316,108
(1)

Value realized on exercise is determined by subtracting the exercise or base price from the market price of our common stock at exercise, and multiplying the remainder by the number of shares exercised.

(2)	Value realized on vesting is determined by multiplying the number of shares underlying RSUs by the closing price for our common stock on the date of vesting, as reported by the NYSE.

No Pension Benefits

The Company does not have a defined benefit pension plan in which any employee, including the NEOs, can participate to receive payments or other benefits at, following, or in connection with retirement.

Non-Qualified Deferred Compensation

The following table sets forth information concerning the Company’s nonqualified deferred compensation plans.

DAVITA HEALTHCARE PARTNERS INC. – 2014 Proxy Statement	74

2013 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Kent J. Thiry
Voluntary Deferral Plan	$385,557	(2)	—	$1,290,936	—	$5,893,309	(3)
Javier J. Rodriguez
Voluntary Deferral Plan	—		—	$143,432	—	$603,843
Dennis L. Kogod
Executive Retirement Plan	—		—	$69,942	—	$289,996
Dr. Garry E. Menzel(4)	—		—	—	—	—
James K. Hilger(4)	—		—	—	—	—
Kim M. Rivera(4)	—		—	—	—	—
(1)	None of the earnings in this column are included in the 2013 Summary Compensation Table because they are not preferential or above market.
(2)	This amount is reported in the “Salary” column in the 2013 Summary Compensation Table.
(3)	Mr. Thiry deferred $385,557 in 2013, $2,448,462 in 2012, and $412,500 in 2011 into the Voluntary Deferral Plan.
(4)	Dr. Menzel, Mr. Hilger and Ms. Rivera did not participate in any of the Company’s nonqualified deferred compensation plans in 2013.

DAVITA HEALTHCARE PARTNERS INC. – 2014 Proxy Statement	75

Voluntary Deferral Plan

The 2013 Nonqualified Deferred Compensation Table presents amounts deferred under our Voluntary Deferral Plan.

Contributions

Under the Voluntary Deferral Plan, participants may defer (i) up to 50% of their base salary, (ii) all or a portion of their annual bonus payment that is earned in the same year as their base salary but payable in the following year and (iii) all or a portion of their other compensation as determined by the Company. Deferred amounts are credited with earnings or losses based on the rate of return of one or more investment alternatives selected by the participant from among the investment funds selected by the Company.

Participants may change their investment elections daily. We do not make contributions to participants’ accounts under the Voluntary Deferral Plan. All participant contributions are irrevocably funded into a rabbi trust for the benefit of those participants. Assets held in the trust are subject to the claims of the Company’s general creditors in the event of the Company’s bankruptcy or insolvency until paid to the plan participants.

Payment of benefits

Distributions are generally paid out in cash at the participant’s election either in the first or second year following retirement or in a specified year at least three to four years after the deferral election was effective. Participants elect to receive distributions in the form of one, five, ten, fifteen or twenty annual installments. If the participant has not elected a specified year for payout and the participant becomes disabled, dies or has a separation from service, distributions generally will be paid in a lump sum cash distribution.

In the event of an unforeseeable emergency, the plan administrator may, in its sole discretion, authorize the cessation of deferrals by a participant, provide for immediate distribution to a participant in the form of a lump sum cash payment or provide for such other payment schedule as the plan administrator deems appropriate.

Executive Retirement Plan

The table also presents amounts deferred under our Executive Retirement Plan. The Executive Retirement Plan was assumed by the Company from Gambro Healthcare, Inc. following our acquisition of Gambro Healthcare in October 2005. Amounts contributed to the plan were based on a percentage of an executive’s annual base salary and such contributions were made prior to our assumption of the plan. We did not make any contributions to the Executive Retirement Plan following our assumption of the plan, and effective February 1, 2006, we amended the plan to eliminate the obligation to make further contributions under the plan. Under the plan, amounts in a participant’s deferred account vest 100% upon the earlier of: (i) two years of service following the date of contribution and (ii) the date the participant reaches the age of 60. All amounts contributed under this plan and currently in deferred accounts were contributed prior to February 1, 2006 and therefore are fully vested. Deferred amounts are credited with earnings or losses based on the rate of return of one or more investment alternatives selected by the participant from among the investment funds selected by the Company. Participants may change their investment elections daily. All contributions are irrevocably funded into a rabbi trust for the benefit of plan participants. Assets held in the trust are subject to the claims of the Company’s general creditors in the event of the Company’s bankruptcy or insolvency until paid to the plan participants.

DAVITA HEALTHCARE PARTNERS INC. – 2014 Proxy Statement	76

Potential Payments Upon Termination or Change of Control

General Terms and Definitions

For purposes of the employment agreements with each of our NEOs and the table below:

“Cause” is defined in Mr. Thiry’s employment agreement as any of the following: (i) conviction of a felony; (ii) any act of fraud or dishonesty resulting or intended to result directly or indirectly in personal enrichment at the expense of the Company; (iii) repeated failure or refusal by the executive to follow policies established by the Board of Directors or written directives of the Board of Directors that goes uncorrected for a period of 30 consecutive days after notice of such failure or refusal, and that is material and willful and has a material adverse effect on the Company’s business; or (iv) a material breach of the executive’s employment agreement that goes uncorrected for a period of 30 consecutive days after written notice has been provided to the executive.

Involuntary termination for “Material Cause” occurs if the Company terminates employment for any of the following reasons: (i) conviction of a felony or plea of no contest to a felony; (ii) any act of fraud or dishonesty in connection with the performance of the executive’s duties; (iii) repeated failure or refusal by the executive to follow lawful policies or directives reasonably established by the CEO of the Company or his designee that goes uncorrected for a period of 10 consecutive days after written notice has been provided to the executive; (iv) a material breach of the executive’s employment agreement; (v) any gross or willful misconduct or gross negligence by the executive in performance of the executives duties; (vi) egregious conduct by the executive that brings the Company or any of its subsidiaries or affiliates into public disgrace or disrepute; (vii) an act of unlawful discrimination, including sexual harassment; (viii) a violation of the duty of loyalty or of any fiduciary duty; or (ix) exclusion or notice of exclusion of the executive from participating in any federal health care program.

Further, the definition of “Material Cause” in Ms. Rivera’s employment agreement includes the following additional language: “Before the company may discharge Ms. Rivera for an act of fraud or dishonesty in connection with the performance of her duties, Ms. Rivera shall have a right to contest her termination to the entire Board of Directors.”

“Material Cause” is defined in the employment agreement of Mr. Kogod as any of the following: (i) conviction of a felony or plea of no contest to a felony; (ii) the adjudication by a court of competent jurisdiction that the executive has committed any act of fraud or dishonesty resulting or intended to result directly or indirectly in personal enrichment at the expense of the Company; (iii) repeated failure or refusal by the executive to follow policies or directives reasonably established by the CEO of the Company or his designee that goes uncorrected for a period of 30 consecutive days after written notice has been provided to the executive; (iv) a material breach of the executive’s employment agreement that goes uncorrected for a period of 30 consecutive days after written notice has been provided to the executive; (v) any gross or willful misconduct or gross negligence by the executive in the performance of his duties; (vi) egregious conduct by the executive that brings the Company or any of its subsidiaries or affiliates into public disgrace or disrepute; (vii) an act of unlawful discrimination, including sexual harassment; (viii) a violation of the duty of loyalty or of any fiduciary duty; or (ix) exclusion or notice of exclusion of the executive from participating in any federal health care program.

Except with respect to Mr. Thiry and Dr. Menzel, as noted below, a “Change of Control” means (i) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) of the Exchange Act) becomes the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 50% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of the Company (including any transaction in which the Company becomes a wholly-owned or majority-owned subsidiary of another corporation), (ii) any merger or consolidation or reorganization in which the Company does not survive, (iii) any merger or consolidation in which the Company survives, but the shares of the Company’s common stock outstanding immediately prior to such merger or consolidation represent 40% or less of the voting power of the Company after such merger or consolidation, and (iv) any transaction in which more than 40% of the Company’s assets are sold. However, despite the occurrence of any of the above-described events, a “Change of Control” will not have occurred if Mr. Thiry remains the CEO of the Company for at least one year after the Change of Control or becomes the CEO or executive chair of the

DAVITA HEALTHCARE PARTNERS INC. – 2014 Proxy Statement	77

surviving company with which the Company merged or consolidated and remains in that position for at least one year after the Change of Control. Further, with respect to Dr. Menzel’s employment agreement, (1) a “Change of Control” will not have occurred if (x) Mr. Thiry remains the CEO of the Company for at least one year after the Change of Control or becomes the CEO or executive chair of the surviving company with which the Company merged or consolidated and remains in that position for at least one year after the Change of Control and (y) a majority of the surviving company’s board of directors immediately after such transaction consists of persons who were directors of the Company immediately prior to such transaction. Additionally, with respect to Dr. Menzel’s employment agreement, a “Change of Control” provides for 50% thresholds in clauses “(iii)” and “(iv)” above instead of 40% thresholds.

“Good Cause” means the occurrence of the following events without the executive’s express written consent: (i) the Company materially diminishes the scope of the executive’s duties and responsibilities; or (ii) the Company materially reduces the executive’s base compensation. Notwithstanding the above, the occurrence of any such condition shall not constitute Good Cause unless the executive provides notice to the Company of the existence of such condition not later than 90 days after the initial existence of such condition, and the Company shall have failed to remedy such condition within 30 days after receipt of such notice.

With respect to Mr. Thiry’s employment agreement, “Good Reason” means during the employment period, without the written consent of the executive, any one or more of the following (provided that an isolated, insubstantial or inadvertent action not taken in bad faith or failure not occurring in bad faith which is remedied by the Company promptly after receipt of notice thereof given by the executive shall not constitute Good Reason): (i) the assignment to the executive of any duties inconsistent in any material and adverse respect with the executive’s then current duties and responsibilities; (ii) the material and adverse change in the executive’s titles or positions; (iii) reduction in the executive’s base salary or target annual incentive opportunity, unless such reductions are part of an across-the-board reduction that applies to all senior executives of the Company and takes effect prior to a Change in Control (as defined below for Mr. Thiry); or (iv) any material breach by the Company of the employment agreement, that is not corrected within 30 days after notice of such breach.

For purposes of the definition of “Good Reason” in Mr. Thiry’s employment agreement above, a “Change of Control” means (i) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) under the Exchange Act) becomes the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 40% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of the Company (including any transaction in which the Company becomes a wholly-owned or majority-owned subsidiary of another corporation), (ii) consummation of any merger or consolidation in which the shares of the Company’s common stock outstanding immediately prior to such merger or consolidation represent 50% or less of the voting power of the corporation resulting from such merger or consolidation, or, if applicable, the ultimate parent corporation of such corporation, (iii) during any twenty-four month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the beginning of such period whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a person other than the Board for the purpose of opposing a solicitation by any other person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall not be deemed a member of the Incumbent Board, (iv) consummation of any transaction in which all or substantially all of the Company’s assets are sold, or (v) the approval by the Company’s stockholders of a plan of complete liquidation or dissolution of the Company; provided, however, that no transaction contemplated by clauses (i) through (iv) above shall constitute a Change of Control if the person acting as the CEO of the Company for the twelve months prior to such transaction continues as the CEO or executive chairman of the Board of Directors of the Company or becomes the CEO or executive chairman of the Board of Directors of the entity that has acquired control of the Company as a result of such transaction (the “Acquiror”) immediately after such transaction and remains the CEO or executive chairman of the Board of Directors for not less than twelve months following the transaction, and further provided, that in the event that the person acting as the CEO of the Company for the twelve months prior to such transaction ceases to be CEO or executive chairman of the Board of Directors of the Company or of the Acquiror during the twelve months following the transaction, a Change of Control shall be deemed to have occurred on the date on which such person ceases to be CEO or executive chairman of the Board of Directors.

DAVITA HEALTHCARE PARTNERS INC. – 2014 Proxy Statement	78

Severance Payments and Benefits

The following tables and summary set forth the Company’s payment obligations pursuant to the terms of the employment agreements for each of our NEOs, under the circumstances described below, assuming that their employment was terminated on December 31, 2013. For a description of the value of stock-based awards held by Messrs. Thiry, Rodriguez, Kogod, Hilger, Dr. Menzel and Ms. Rivera that are subject to accelerated vesting upon a Change of Control, see “—Accelerated Vesting of Stock-Based Awards” below.

	Payment of Base Salary (or multiple thereof) in effect at termination for a specified period following termination		Bonus(1)		Continued Health Benefits for a Specified Period Following Termination		Office and Secretarial Assistance		Tax Gross- Up	Total Value
Kent J. Thiry
Death	—		$3,000,000	(2)	—		—		—	$3,000,000
Disability	—		$3,000,000	(2)	—		—		—	$3,000,000
Involuntary Termination without Cause	$16,725,000	(3)	$3,000,000	(4)	$69,626	(5)	$385,717	(6)	—	$20,180,343
Involuntary Termination without Cause (prior to age 62)(7)	$8,362,500	(8)	$3,000,000	(4)	$69,626	(5)	$385,717	(6)	—	$11,817,843
Resignation for Good Reason	$16,725,000	(3)	$3,000,000	(4)	$69,626	(5)	$385,717	(6)	—	$20,180,343
Javier J. Rodriguez
Death	—		—		—		—		—	—
Disability	—		—		—		—		—	—
Involuntary Termination for Other than Material Cause	$1,200,000	(9)	$1,400,000	(10)	—		—		—	$2,600,000
Resignation for Good Cause	$1,200,000	(9)	$1,400,000	(10)	—		—		—	$2,600,000
Resignation Following a Good Cause Event after a Change of Control	$1,600,000	(11)	$1,400,000	(10)	—		—		—	$3,000,000
Dennis L. Kogod
Death	—		—		—		—		—	—
Disability	—		—		—		—		—	—
Involuntary Termination for Other than Material Cause	$800,000	(12)	$1,400,000	(13)	—		—		—	$2,200,000
Resignation Following a Good Cause Event Unrelated to a Change of Control	$800,000	(12)	$1,400,000	(13)	—		—		—	$2,200,000
Resignation Following a Good Cause Event after a Change of Control	$1,600,000	(14)	$1,400,000	(13)	—		—		—	$3,000,000
Dr. Garry E. Menzel
Death	—		—		—		—		—	—
Disability	—		—		—		—		—	—
Involuntary Termination for Other than Material Cause	$510,000	(15)	—		—		—		—	$510,000
Good Cause Resignation after a Change of Control	$765,000	(16)	—		—		—		—	$765,000
James K. Hilger
Death	—		—		—		—		—	—
Disability	—		—		—		—		—	—
Involuntary Termination for Other than Material Cause	$350,000	(17)	—		$21,868	(18)	—		—	$371,868
Kim M. Rivera
Death	—		—		—		—		—	—
Disability	—		—		—		—		—	—
Involuntary Termination for Other than Material Cause	$500,000	(19)	$215,000	(20)	—		—		—	$715,000
Resignation Following a Good Cause Event	$500,000	(19)	$215,000	(20)	—		—		—	$715,000

DAVITA HEALTHCARE PARTNERS INC. – 2014 Proxy Statement	79

(1)

Does not include any amounts payable to Messrs. Thiry and Rodriguez pursuant to our Voluntary Deferral Plan which amounts are included in the 2013 Nonqualified Deferred Compensation Table. Such amounts are currently vested, but payment thereof may be accelerated in the event of death, disability or termination of employment.

(2)

Mr. Thiry (or his estate) will be entitled to receive the amount of any bonus earned and payable but not yet paid for the fiscal year prior to the year in which the termination occurs. On December 31, 2013, Mr. Thiry had fully earned his bonus for 2013, so he would have received the full amount of his annual incentive bonus as reported in the 2013 Summary Compensation Table upon termination.

(3)

Mr. Thiry will be entitled to receive a lump-sum payment equal to the product of (x) three, and (y) the sum of his base salary in effect as of the date of termination and the Prior Bonus. “Prior Bonus” means the average of the annual incentive bonus earned under the EIP (including any bonus earned and payable but not yet paid) for the last two fiscal years before the fiscal year in which Mr. Thiry’s employment was terminated. The amount reported in the table above reflects the product of (x) three, and (y) the sum of Mr. Thiry’s base salary as of December 31, 2013, which was $1,200,000, and the average of Mr. Thiry’s 2012 annual incentive bonus in the amount of $5,000,000 and Mr. Thiry’s 2011 annual incentive bonus in the amount of $3,750,000.

(4)

Mr. Thiry will be entitled to receive the amount of any bonus earned and payable but not yet paid for the fiscal year prior to the year in which the termination occurs. Mr. Thiry will also be entitled to receive a prorated annual incentive bonus (based on the actual bonus earned under the objective standards set forth in the EIP for the fiscal year in which the termination occurs) through and including the date of termination. On December 31, 2013, Mr. Thiry had fully earned his annual incentive bonus for 2013, so he would have received the full amount of his annual incentive bonus as reported in the 2013 Summary Compensation Table upon termination.

(5)

Mr. Thiry will continue to receive his health benefits for the three-year period following termination. The amount reported in the table above is the estimated actual cost of COBRA insurance premiums for Mr. Thiry for the three-year period following termination.

(6)

Mr. Thiry will be entitled to the use of an office and services of an administrative assistant for three years or until he obtains other full-time employment. The amounts above reflect the estimated costs to us of providing the office and secretarial services for three years.

(7)

Mr. Thiry will be entitled to receive the payments set forth in this row in the event that, prior to the date on which Mr. Thiry attains age 62, the Board gives Mr. Thiry written notice that the term of his employment agreement shall not be extended.

(8)

Mr. Thiry will be entitled to receive a lump sum payment equal to the product of (x) one and one-half, and (y) the sum of his base salary in effect as of the date of termination and the Prior Bonus (as defined above). The amount reported in the table above reflects the product of (x) one and one-half, and (y) the sum of Mr. Thiry’s base salary as of December 31, 2013, which was $1,200,000, and the average of Mr. Thiry’s 2012 annual incentive bonus in the amount of $5,000,000 and Mr. Thiry’s 2011 annual incentive bonus in the amount of $3,750,000.

(9)	Mr. Rodriguez will be entitled to receive his salary for the 18-month period following his termination or resignation for good cause. As of December 31, 2013, Mr. Rodriguez’s base salary was $800,000.
(10)

If Mr. Rodriguez is terminated after April in a given year, he will be entitled to receive a lump-sum payment equal to the bonus paid in the year prior to the termination, pro-rated for the number of months served in the year his employment is terminated. The Company interprets this severance provision to mean the severance is based on the bonus paid “for” the year prior to the year for which a bonus was most recently earned. This severance amount is reported as the bonus paid to Mr. Rodriguez for 2012, which was $1,400,000.

(11)	Mr. Rodriguez will be entitled to receive his salary for the two-year period following his resignation for good cause following a change in control.
(12)	Mr. Kogod will be entitled to receive his salary for the one-year period following his termination or resignation. As of December 31, 2013, Mr. Kogod’s base salary was $800,000.
(13)

Mr. Kogod will be entitled to receive a lump-sum payment equivalent to the bonus that he had been paid in the year before the termination. The Company interprets this severance provision to mean the severance is based on the bonus paid “for” the year prior to the year for which a bonus was most recently earned. This severance amount is reported as the bonus paid to Mr. Kogod for 2012, which was $1,400,000.

(14)	Mr. Kogod will be entitled to receive his salary for the two-year period following his resignation for good cause following a change in control.
(15)	Dr. Menzel will be entitled to receive his salary for the one-year period following his termination.
(16)	Dr. Menzel will be entitled to receive his salary for the 18-month period following his resignation for good cause following a change in control.
(17)

Mr. Hilger will be entitled to receive payment in an amount equal to his salary for the 12-month period following his termination. As of December 31, 2013, Mr. Hilger’s base salary was $350,000. Such payment obligation will be reduced dollar-for-dollar by the amount of any compensation received by Mr. Hilger from another employer during the severance payment period, and Mr. Hilger is obligated to use reasonable efforts to find employment during such period.

(18)

Mr. Hilger will continue to receive his health benefits for the one-year period following termination. The amount reported in the table above is the estimated actual cost of COBRA insurance premiums for Mr. Hilger for the one-year period following termination.

(19)	Ms. Rivera will be entitled to receive her salary for the one-year period following her termination or resignation. As of December 31, 2013, Ms. Rivera’s base salary was $500,000.
(20)

If Ms. Rivera is terminated after April in a given year, she will be entitled to receive a payment equal to the bonus paid in the year prior to the termination, pro-rated for the number of months served in the year her employment is terminated, to be paid in equal installments over the one-year period following the termination of her employment. The Company interprets this severance provision to mean the severance is based on the bonus paid “for” the year prior to the year for which a bonus was most recently earned. Ms. Rivera had fully earned her bonus for 2013 on December 31, 2013. This severance amount is reported as the incentive bonus paid to Ms. Rivera for 2012, which was $215,000.

Other Severance Payments and Benefits

The Company’s obligation to provide continued health benefits under the circumstances set forth in the tables above is subject to earlier termination in connection with the executive accepting employment with another employer.

In the event of termination as a result of death, the estates of the NEOs identified in the tables above will also receive the proceeds of the respective term life insurance policy for each NEO. The coverage amount for each

DAVITA HEALTHCARE PARTNERS INC. – 2014 Proxy Statement	80

NEO is as follows: $1,201,000 for Mr. Thiry, $500,000 for Mr. Rodriguez, $585,000 for Mr. Kogod, $500,000 for Dr. Menzel, $500,000 for Mr. Hilger, and $500,000 for Ms. Rivera.

Pursuant to the terms of his employment agreement, Mr. Thiry will be eligible to receive a “gross-up” payment to the extent that any payment or benefit received or to be received by him is reduced by tax obligations possibly imposed by Sections 280G or 4999 of the Internal Revenue Code.

To receive the severance payments and benefits described above, each NEO must execute the Company’s standard severance and general release agreement. In addition, the employment agreements with each of our NEOs include confidentiality provisions that would apply until the confidential information becomes publicly available (other than through breach by the NEO). These employment agreements also include nonsolicitation provisions which prohibit each NEO from soliciting any patient or customer of the Company to patronize a competing dialysis facility or from soliciting any patient, customer, supplier or physician to terminate their business relationship with the Company, for a period of two years following the termination of the NEO’s employment. However, with respect to Mr. Kogod, the nonsolicitation provision would apply for a period of one year following termination.

Accelerated Vesting of Stock-Based Awards

For grants and awards of SSARs and/or RSUs to our NEOs, the stock-based award agreements provide that in the event that either (i) in connection with a Change of Control (as defined below), the acquiring entity fails to assume, convert or replace the NEO’s options or awards, or (ii) the NEO’s employment is terminated within the twenty-four-month period following a Change of Control by the Company (or the acquiring entity) other than for Cause (as defined below) or, if applicable, by the NEO in accordance with the termination for Good Reason provisions of the NEO’s employment agreement, if any, then, in any such case, the options or awards shall automatically vest and become immediately exercisable in their entirety, such vesting to be effective as of immediately prior to the effective date of the Change of Control in the case of (i), and as of the date of termination of the NEO’s employment in the case of (ii).

The table below sets forth the value of the Company’s obligations upon the automatic vesting of the stock-based awards of our NEOs as described above and assumes that the triggering event took place on December 31, 2013.

Name	Value of SSARs(1)	Value of Stock Awards(2)	Tax Gross-Up
Kent J. Thiry(3) (4)	$32,702,625	$11,509,766	—
Javier J. Rodriguez	$8,905,330	$5,065,291	—
Dennis L. Kogod	$12,481,788	$5,809,888	—
Dr. Garry E. Menzel	$879,600	—	—
James K. Hilger	$1,110,333	$610,380	—
Kim M. Rivera	$3,306,668	$692,381	—
(1)

Values are based on the aggregate difference between the respective base prices and the closing sale price of our common stock on December 31, 2013, which was $63.37 per share, as reported by the NYSE.

(2)	Values are based on the aggregate number of shares underlying RSUs multiplied by the closing sale price of our common stock on December 31, 2013, which was $63.37 per share, as reported by the NYSE.
(3)

Pursuant to the terms of his employment agreement entered into on July 25, 2008, Mr. Thiry would be entitled to receive a “gross-up” payment to the extent any benefit received is reduced by tax obligations possibly imposed by Sections 280G or 4999 of the Internal Revenue Code. Any such tax gross-up amount would be calculated using a 20% excise tax rate and an approximately 40% individual income tax rate and assumes that the base amount for purposes of Sections 280G and 4999 of the Internal Revenue Code has been allocated between the cash severance and equity components of the change of control benefits in proportion to the amounts of each component. Assuming a triggering event took place on December 31, 2013, there would not be any tax gross-up amount payable.

(4)

After Mr. Thiry has been employed by the Company at least ten years, 50% of any unvested SSARs, stock options and RSUs would vest upon any termination by Mr. Thiry without Cause or for Good Reason. Since Mr. Thiry has been employed for over ten years as of December 31, 2013, the value of such accelerated vesting is equal to 50% of the amounts set forth in the table.

DAVITA HEALTHCARE PARTNERS INC. – 2014 Proxy Statement	81

Definitions Under Stock-Based Award Agreements

For purposes of the stock-based award agreements and the table above:

A “Change of Control” means (i) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) of the Exchange Act) becomes the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 50% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of the Company (including any transaction in which the Company becomes a wholly-owned or majority-owned subsidiary of another corporation), (ii) any merger or consolidation or reorganization in which the Company does not survive, (iii) any merger or consolidation in which the Company survives, but the shares of the Company’s common stock outstanding immediately prior to such merger or consolidation represent 50% or less of the voting power of the Company after such merger or consolidation, and (iv) any transaction in which more than 50% of the Company’s assets are sold.

No transaction will constitute a Change of Control under the stock-based award agreements if both (x) the person acting as the CEO of the Company for the six months prior to such transaction becomes the CEO or executive chairman of the board of directors of the entity that has acquired control of the Company as a result of such transaction immediately after such transaction and remains the CEO or executive chairman of the board of directors for not less than one year following the transaction and (y) a majority of the acquiring entity’s board of directors immediately after such transaction consist of persons who were directors of the Company immediately prior to such transaction.

“Cause” means: (1) a material breach by the executive of those duties and responsibilities of the executive which do not differ in any material respect from the duties and responsibilities of the executive during the 90-day period immediately prior to a Change of Control (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the executive’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach; (2) willful misconduct or gross negligence which results in material harm to the Company; (3) the conviction of the executive of, or a plea of nolo contendere by the executive to, a felony or other crime involving fraud or dishonesty; or (4) willful violation of Company policies which results in material harm to the Company.

DAVITA HEALTHCARE PARTNERS INC. – 2014 Proxy Statement	82

COMPENSATION OF DIRECTORS

The following table sets forth information concerning the compensation of our non-employee directors during 2013. Mr. Thiry and Dr. Margolis also serve as members of the Board. As executive officers of the Company, Mr. Thiry and Dr. Margolis do not receive any additional compensation for their services as members of the Board. Where applicable, the figures presented in this proxy statement have been adjusted to reflect the two-for-one split of our common stock in the form of a stock dividend payable on September 6, 2013.

2013 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2) (3) (4)	SSAR Awards ($)(5) (6)	Total ($)
Pamela M. Arway	$84,000	$96,540	$287,174	$467,714
Charles G. Berg	$507,000	$87,708	$287,174	$881,882
Carol Anthony (“John”) Davidson	$48,000	$81,835	$430,762	$560,597
Paul J. Diaz	$15,000	$51,934	$287,174	$354,108
Peter T. Grauer	$72,000	$280,979	$430,762	$783,741
John M. Nehra	$24,500	$66,811	$430,762	$522,073
Dr. William L. Roper	$82,000	$90,748	$430,762	$603,510
Roger J. Valine	$45,500	$83,649	$287,174	$416,323
(1)

Consists of the amounts described below under “Annual Retainer,” “Lead Independent Director and Committee Chairs Retainer,” “Meeting Fees,” and “Expense Reimbursement and Per Diem Compensation.” With respect to Messrs. Davidson, Nehra, Roper and Grauer, includes the $10,000 cash portion for service as chair of the Audit Committee, Compensation Committee, Compliance Committee, lead independent director, respectively. With respect to Mr. Berg, includes the $465,000 of additional fees in the aggregate paid to Mr. Berg in his role as a member of the Board’s Compliance Committee, in overseeing the 2010 U.S. Attorney physician relationship investigation and the 2011 U.S. Attorney physician relationship investigation, at the request of the Board.

(2)

With respect to Messrs. Davidson, Nehra, Roper and Grauer, includes the $10,000 equity portion denominated in RSUs for service as chair of the Audit Committee, Compensation Committee, Compliance Committee, lead independent director, respectively, which are deferred for one year from grant. With respect to Mr. Grauer, includes 3,000 RSUs for service as lead independent director which are deferred for one year from grant.

(3)

The amounts shown in this column reflect the aggregate grant date fair value of all common stock awards and RSU awards granted to our directors during 2013 as estimated by the Company in accordance with FASB ASC Topic 718. The grant date fair value of each such award is set forth below:

Name*	Stock Awards
	Number of Shares of Stock or Units (#)	Grant Date	Grant Date Fair Value of Stock Awards ($)*
Pamela M. Arway	168	3/6/2013	$10,244
	134	3/7/2013	$7,967
	50	3/31/2013	$2,965
	64	4/24/2013	$3,902
	132	4/25/2013	$7,976
	68	5/5/2013	$3,989
	62	5/17/2013	$3,972
	50	6/30/2013	$3,020
	68	7/17/2013	$4,025
	136	7/18/2013	$7,978
	53	9/30/2013	$3,016
	181	10/2/2013	$10,487
	139	10/3/2013	$8,016
	68	12/3/2013	$3,978
	210	12/4/2013	$12,027
	47	12/31/2013	$2,978
TOTAL	1,630		$96,540

DAVITA HEALTHCARE PARTNERS INC. – 2014 Proxy Statement	83

Name*	Stock Awards
	Number of Shares of Stock or Units (#)	Grant Date	Grant Date Fair Value of Stock Awards ($)*
Charles G. Berg	128	3/6/2013	$7,805
	134	3/7/2013	$7,967
	50	3/31/2013	$2,965
	132	4/25/2013	$7,976
	68	5/5/2013	$3,989
	62	5/17/2013	$3,972
	50	6/30/2013	$3,020
	68	7/17/2013	$4,025
	136	7/18/2013	$7,978
	53	9/30/2013	$3,016
	138	10/2/2013	$7,996
	139	10/3/2013	$8,016
	68	12/3/2013	$3,978
	210	12/4/2013	$12,027
	47	12/31/2013	$2,978
TOTAL	1,483		$87,708
Carol Anthony (“John”) Davidson	64	3/6/2013	$3,902
	134	3/7/2013	$7,967
	92	3/31/2013	$5,455
	64	4/24/2013	$3,902
	132	4/25/2013	$7,976
	92	6/30/2013	$5,557
	68	7/17/2013	$4,025
	136	7/18/2013	$7,978
	97	9/30/2013	$5,519
	69	10/2/2013	$3,998
	139	10/3/2013	$8,016
	210	12/4/2013	$12,027
	87	12/31/2013	$5,513
TOTAL	1,384		$81,835
Paul J. Diaz	134	3/7/2013	$7,967
	50	3/31/2013	$2,965
	132	4/25/2013	$7,976
	50	6/30/2013	$3,020
	136	7/18/2013	$7,978
	53	9/30/2013	$3,016
	139	10/3/2013	$8,016
	140	12/4/2013	$8,018
	47	12/31/2013	$2,978
TOTAL	881		$51,934

DAVITA HEALTHCARE PARTNERS INC. – 2014 Proxy Statement	84

Name*	Stock Awards
	Number of Shares of Stock or Units (#)	Grant Date	Grant Date Fair Value of Stock Awards ($)*
Peter T. Grauer	128	3/6/2013	$7,805
	134	3/7/2013	$7,967
	92	3/31/2013	$5,455
	132	4/25/2013	$7,967
	68	5/5/2013	$3,989
	62	5/17/2013	$3,972
	3,000	6/17/2013	$195,240
	92	6/30/2013	$5,557
	97	9/30/2013	$5,519
	138	10/2/2013	$7,996
	139	10/3/2013	$8,016
	136	12/3/2013	$7,956
	140	12/4/2013	$8,018
	87	12/31/2013	$5,513
TOTAL	4,445		$280,979
John M. Nehra	104	3/6/2013	$6,341
	134	3/7/2013	$7,967
	92	3/31/2013	$5,455
	132	4/25/2013	$7,978
	92	6/30/2013	$5,557
	136	7/18/2013	$7,976
	97	9/30/2013	$5,519
	112	10/2/2013	$6,489
	139	10/3/2013	$8,016
	87	12/31/2013	$5,513
TOTAL	1,125		$66,811
Dr. William L. Roper	136	3/6/2013	$8,293
	134	3/7/2013	$7,967
	92	3/31/2013	$5,455
	132	4/25/2013	$7,976
	68	5/5/2013	$3,989
	62	5/17/2013	$3,972
	92	6/30/2013	$5,557
	136	7/18/2013	$7,978
	97	9/30/2013	$5,519
	147	10/2/2013	$8,517
	139	10/3/2013	$8,016
	68	12/3/2013	$3,978
	140	12/4/2013	$8,018
	87	12/31/2013	$5,513
TOTAL	1,530		$90,748

DAVITA HEALTHCARE PARTNERS INC. – 2014 Proxy Statement	85

Name*	Stock Awards
	Number of Shares of Stock or Units (#)	Grant Date	Grant Date Fair Value of Stock Awards ($)*
Roger J. Valine	128	3/6/2013	$7,805
	134	3/7/2013	$7,967
	50	3/31/2013	$2,965
	64	4/24/2013	$3,902
	132	4/25/2013	$7,976
	50	6/30/2013	$3,020
	68	7/17/2013	$4,025
	136	7/18/2013	$7,978
	53	9/30/2013	$3,016
	138	10/2/2013	$7,996
	139	10/3/2013	$8,016
	68	12/3/2013	$3,978
	210	12/4/2013	$12,027
	47	12/31/2013	$2,978
TOTAL	1,417		$83,649
*

See Note 19 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FASB ASC Topic 718.

(4)

As of December 31, 2013, each non-employee director had the following number of RSU awards outstanding: Ms. Arway, 200; Mr. Berg, 200; Mr. Davidson, 368; Mr. Diaz, 200; Mr. Grauer, 3,368; Mr. Nehra, 368; Dr. Roper, 368; and Mr. Valine, 200.

(5)

The amounts shown in this column reflect the aggregate grant date fair value of all SSAR awards granted to our directors during 2013 as estimated by the Company in accordance with FASB ASC Topic 718. With respect to Messrs. Davidson, Nehra, Roper and Grauer, includes 12,000 SSARs for service as chair of the Audit Committee, Compensation Committee, Compliance Committee, lead independent director, respectively.

The grant date fair value of each such award is set forth below:

Name	Number of Shares Underlying SSARs (#)	Grant Date	Grant Date Fair Value of Awards ($)*
Pamela M. Arway	24,000	6/17/2013	$287,174
Charles G. Berg	24,000	6/17/2013	$287,174
Carol Anthony (“John”) Davidson	36,000	6/17/2013	$430,762
Paul J. Diaz	24,000	6/17/2013	$287,174
Peter T. Grauer	36,000	6/17/2013	$430,762
John M. Nehra	36,000	6/17/2013	$430,762
Dr. William L. Roper	36,000	6/17/2013	$430,762
Roger J. Valine	24,000	6/17/2013	$287,174
*

See Note 19 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FASB ASC Topic 718.

(6)

As of December 31, 2013, each non-employee director had the following number of SSARs outstanding: Ms. Arway, 79,500; Mr. Berg, 96,000; Mr. Davidson, 90,000; Mr. Diaz, 72,000; Mr. Grauer, 144,000; Mr. Nehra, 180,000; Dr. Roper, 144,000; and Mr. Valine, 90,000.

Our Non-Management Director Compensation Philosophy and Plan (the “Director Compensation Plan”) sets forth the terms of our director compensation. There is no discretionary decision-making involved in director compensation. The Compensation Committee and the Board periodically review director compensation. The following describes the compensation paid to our non-employee directors for service as a director during 2013 under the Director Compensation Plan as set forth in the table above. Directors who are our employees or officers do not receive compensation for service on the Board or any committee of the Board.

DAVITA HEALTHCARE PARTNERS INC. – 2014 Proxy Statement	86

Stock-Based Compensation

Where applicable, the figures presented in this proxy statement have been adjusted to reflect the two-for-one split of our common stock in the form of a stock dividend payable on September 6, 2013.

New Directors. Under the Director Compensation Plan, each of our non-employee directors is entitled to receive SSARs on a base number of 20,000 shares of our common stock upon appointment to the Board, priced at the closing price on the date of grant, vesting 25% per year beginning on the first anniversary of the date of grant and expiring five years after the date of grant. The Board is permitted to issue stock options in lieu of SSARs in its discretion.

Annual Grant. Under the Director Compensation Plan, each of our non-employee directors is entitled to receive SSARs on a base number of 24,000 shares of our common stock for total service of at least one year in such capacity on the Board, granted on, and priced as of close of the market on, the date of our annual stockholder meeting, vesting in full on the one year anniversary of the date of grant, with acceleration of vesting upon a Change of Control (as defined above “Definitions Under Stock-Based Award Agreements”), and expiring five years after the date of grant. This award is not available for service of less than one year. The Board is permitted to issue options in lieu of SSARs in its discretion.

Additional Annual Grant to Lead Independent Director and Primary Committee Chairs. The chairs of the Audit, Compensation and Compliance Committees and the lead independent director are also entitled to receive additional SSARs on a base number of 12,000 shares of our common stock for total service in such capacity of at least one year, or the pro rata equivalent for service of less than one year, granted on, and priced as of the close of the market on, the date of our annual meeting of stockholders, vesting in full on the one year anniversary of the date of grant, with acceleration of vesting upon a Change of Control, and expiring five years after the date of the grant. Vesting of these SSARs continues so long as the non-employee director continues to serve on the Board even if he or she is no longer a committee chair or lead independent director. The Board is permitted to issue stock options in lieu of SSARs in its discretion.

Under the Director Compensation Plan, the lead independent director also receives additional RSUs of 3,000 shares, or the pro rata equivalent for services of less than one year, that are granted on the date of our annual meeting of stockholders and that vest 100% upon issuance, but under which receipt of shares is automatically deferred for one year from the grant date.

With respect to the additional retainers and equity grants to the lead independent director and the chairs of the Audit, Compensation or Compliance Committee, if the lead independent director also serves as a chair of the Audit, Compensation or Compliance Committee, the lead independent director will not be entitled to receive the additional retainers and equity grants for serving as the chair of the Audit, Compensation or Compliance Committee, in addition to the retainers and equity grants he or she is entitled to receive as the lead independent director, unless the Compensation Committee determines otherwise.

Annual Retainers

Annual Retainer. Pursuant to the Director Compensation Plan, each of our non-employee directors is entitled to receive an annual retainer of $24,000 per year, paid quarterly in arrears. The annual retainer is paid half in cash and half in RSUs which are 100% vested upon issuance, but under which receipt of shares is automatically deferred to one year from the grant date.

Lead Independent Director and Committee Chairs Retainer. Under the Director Compensation Plan, the chairs of the Audit, Compensation and Compliance Committees and the lead independent director receive an additional retainer of $20,000 per year, paid quarterly in arrears. The retainer is paid half in cash and half in RSUs which are 100% vested upon issuance, but under which receipt of shares is automatically deferred to one year from the grant date.

Proration of Quarterly Retainer – Upon Appointment. The quarterly retainer due a director elected during a quarter is prorated and paid half in cash and half in stock.

Proration of Quarterly Retainer – Upon Termination. The quarterly retainer due a director terminating service during a quarter is prorated and paid in cash only.

DAVITA HEALTHCARE PARTNERS INC. – 2014 Proxy Statement	87

Meeting Fees

Board Meetings. Under the Director Compensation Plan, our non-employee directors are entitled to receive $8,000 in the form of common stock for each Board meeting attended in person.

Telephonic Board Meetings. Non-employee directors are entitled to receive $2,000 in cash for each telephonic meeting that lasts more than one and a half hours.

Committee Meetings. For committee meetings, additional compensation of $4,000 is paid in the form of common stock for each meeting attended in person (except $4,500 is paid in common stock for the chairs of the Clinical Performance and Public Policy committees and $2,500 is paid in common stock for other members of these two committees).

Telephonic Committee Meetings. For committee meetings, additional compensation of $2,000 in cash is paid for each telephonic meeting that lasts more than one hour (except $2,500 in cash is paid for chairs of the Clinical Performance and Public Policy committees and $1,500 in cash is paid for other members of these two committees). Each member of the Audit Committee is entitled to receive $2,000 in cash for each telephonic meeting of the Audit Committee related to quarterly earnings releases. Committee meeting fees are paid for all committee meetings held on the same day as regular Board meetings, other than meetings of the Nominating and Governance Committee.

Expense Reimbursement and Per Diem Compensation

Expense Reimbursement. Under the Director Compensation Plan, we reimburse our directors for their reasonable out-of-pocket expenses incurred in connection with their travel to and attendance at meetings of the Board or any committee thereof and other Board-related business.

Per Diem Compensation. In addition, in 2013, we changed to Director Compensation Plan to compensate our non-employee directors on a per diem, hourly or other basis at a rate that is reasonable and fair to the Company as determined at the discretion of the lead independent director, the Board or the Compensation Committee, as applicable, for significant time spent outside of Board or committee meetings or for meetings or activities outside the scope of normal board duties, including director training, meeting with Company management or external auditors, interviewing director candidates or other activities deemed necessary by a co-chairman of the Board, the lead independent director. The per diem rate is paid on a pro rata basis for activities that do not require a full day of service.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee has served as one of our officers or employees at any time. During 2013, none of our executive officers served as a member of the compensation committee or board of directors of any other company whose executive officer(s) served as a member of our Compensation Committee or Board.

DAVITA HEALTHCARE PARTNERS INC. – 2014 Proxy Statement	88

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, nominees for directors, 5% or more beneficial owners of our common stock and immediate family members of these persons. We refer to transactions involving amounts in excess of $120,000 and in which the related person has a direct or indirect material interest as “related person transactions.” Each related person transaction must be approved or ratified in accordance with the Company’s written Related Person Transactions Policy by the Audit Committee of the Board or, if the Audit Committee of the Board determines that the approval or ratification of such related person transaction should be considered by all disinterested members of the Board, by the vote of a majority of such disinterested members.

The Audit Committee considers all relevant factors when determining whether to approve or ratify a related person transaction including, without limitation, the following:

•	the size of the transaction and the amount payable to a related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction may involve a conflict of interest; and

•

whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

The Company’s Related Person Transactions Policy is available under the Corporate Governance section of our website, located at http://www.davita.com/about/corporate-governance.

The Keele Group provided outside counsel legal services to the Company in 2013. Chris Keele, a partner of The Keele Group, is an immediate family member who shares a household with Kim Rivera, our Chief Legal Officer. The Company paid The Keele Group total fees of $420,000 for legal and consulting services during 2013. Ms. Rivera did not participate in the engagement of, nor does she manage or oversee the services provided to the Company by, The Keele Group.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee is composed of three directors, each of whom is independent as defined by New York Stock Exchange listing standards. The Audit Committee operates under a written charter approved by the Board of Directors.

The Audit Committee is directly responsible for the appointment and compensation of the Company’s independent registered public accounting firm, KPMG LLP, as well as monitoring the independence, qualifications and performance of KPMG LLP and the Company’s internal audit function. In addition, the Audit Committee has considered whether the provision of non-audit services to the Company by KPMG LLP is compatible with maintaining KPMG LLP’s independence.

Management is responsible for internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and an audit of the effectiveness of internal controls over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

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The Audit Committee has met and held discussions with the Company’s internal auditors and KPMG LLP, with and without management present, to discuss the scope of their audit plans, results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

The Audit Committee engaged the independent registered public accounting firm to conduct the independent audit. The Audit Committee reviewed and discussed with management the December 31, 2013 audited consolidated financial statements. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be reviewed by the Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence.

Based upon the Audit Committee’s reviews and discussions with management and the independent registered public accounting firm, referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Carol Anthony (“John”) Davidson (Chairman)

Pamela M. Arway (former member)

Charles G. Berg

Roger J. Valine

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STOCKHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

If you wish to present a proposal for action at the 2015 annual meeting of stockholders and wish to have it included in the proxy statement and form of proxy that management will prepare, you must notify us no later than January 6, 2015 in the form required under the rules and regulations promulgated by the SEC. Otherwise, your proposal will not be included in management’s proxy materials.

If you wish to present a proposal for action at the 2015 annual meeting of stockholders, even though it will not be included in management’s proxy materials, our bylaws require that you must notify us no later than March 19, 2015, and no earlier than February 17, 2015. We advise you to review our bylaws, which contain these and other requirements with respect to advance notice of stockholder proposals, including certain information that must be included concerning the stockholder and each proposal. Our bylaws are available under the Corporate Governance section of our website, located at http://www.davita.com/about/corporate-governance.

OTHER MATTERS

The Board does not know of any other matters to be presented at the 2014 annual meeting of stockholders but, if other matters do properly come before the meeting, it is intended that the persons named as proxies in the proxy card will vote on them in accordance with their best judgment.

A copy of our 2013 Annual Report to Stockholders accompanies this Proxy Statement. The 2013 Annual Report to Stockholders includes our audited financial statements for the year ended December 31, 2013. Our Annual Report on Form 10-K includes these financial statements, as well as other supplementary financial information and certain schedules. The Annual Report on Form 10-K is not part of our proxy soliciting material. Copies of the Annual Report on Form 10-K, without exhibits, can be obtained without charge by contacting Investor Relations at the following address: Attn: Investor Relations, DaVita HealthCare Partners Inc., 2000 16th Street, Denver, Colorado 80202, (888) 484-7505 or through our website, located at http://www.davita.com.

By order of the Board of Directors,

Martha Ha

Corporate Secretary

May 8, 2014

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APPENDIX A

DAVITA HEALTHCARE PARTNERS INC.

2011 INCENTIVE AWARD PLAN

(As amended and restated effective upon stockholder approval)

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DAVITA HEALTHCARE PARTNERS INC.

2011 INCENTIVE AWARD PLAN

(As amended and restated effective upon stockholder approval on [            ], 2014)

ARTICLE 1

PURPOSE

The purpose of the DaVita HealthCare Partners Inc. 2011 Incentive Award Plan (as it may be amended or restated from time to time, the “Plan”) is to promote the success and enhance the value of DaVita HealthCare Partners Inc. (the “Company”) by linking the individual interests of the members of the Board, Employees and Consultants to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operations is largely dependent. The Plan constitutes an amendment and restatement of the DaVita Inc. 2002 Equity Compensation Plan, as amended (the “2002 Plan”).

ARTICLE 2

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1      “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 13. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 13.6, or as to which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

2.2      “Affiliate” shall mean (a) any Subsidiary; and (b) any domestic eligible entity that is disregarded, under Treasury Regulation Section 301.7701-3, as an entity separate from either (i) the Company or (ii) any Subsidiary.

2.3      “Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.4      “Award” shall mean an Option, a Restricted Stock award, a Restricted Stock Unit award, a Performance Award, a Dividend Equivalents award, a Deferred Stock award, a Deferred Stock Unit award, a Stock Payment award or a Stock Appreciation Right, which may be awarded or granted under the Plan (collectively, “Awards”).

2.5      “Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.

2.6      “Award Limit” shall mean with respect to Awards that shall be payable in Shares or in cash, as the case may be, the respective limit set forth in Section 3.3.

2.7      “Board” shall mean the Board of Directors of the Company.

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2.8      “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder.

2.9      “Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board, appointed as provided in Section 13.1.

2.10      “Common Stock” shall mean the common stock of the Company, par value $0.001 per share.

2.11      “Company” shall have the meaning set forth in Article 1.

2.12      “Consultant” shall mean any consultant or adviser engaged to provide services to the Company or any Affiliate that qualifies as a consultant under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement.

2.13      “Covered Employee” shall mean any Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

2.14      “Deferred Stock” shall mean a right to receive Shares awarded under Section 11.5.

2.15      “Deferred Stock Unit” shall mean a right to receive Shares awarded under Section 11.4.

2.16      “Director” shall mean a member of the Board, as constituted from time to time.

2.17      “Director Compensation Policy” shall have the meaning set forth in Section 4.6.

2.18      “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 11.2.

2.19      “DRO” shall mean a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

2.20      “Effective Date” shall mean the date the Plan is approved by the Company’s stockholders.

2.21      “Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Committee.

2.22      “Employee” shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or of any Affiliate.

2.23      “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares of Common Stock (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

2.24      “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.25      “Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:

(a)      If the Common Stock is listed on any (i) established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market), (ii) national market system or (iii) automated quotation system on which the Shares are listed, quoted or traded, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

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(b)      If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c)      If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.

2.26      “Full Value Award” shall mean any Award other than (i) an Option, (ii) a Stock Appreciation Right or (iii) any other Award for which the Holder does not pay the grant-date Fair Market Value of the Common Stock subject to such Award (whether directly or by forgoing a right to receive a payment of cash or Shares from the Company or any Affiliate).

2.27      “Greater Than 10% Stockholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).

2.28      “Holder” shall mean a person who has been granted an Award.

2.29      “Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

2.30      “Non-Employee Director” shall mean a Director of the Company who is not an Employee.

2.31      “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option.

2.32      “Option” shall mean a right to purchase Shares at a specified exercise or base price, granted under Article 6. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.

2.33      “Option Term” shall have the meaning set forth in Section 6.4.

2.34      “Parent” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities ending with the Company if each of the entities other than the Company beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.35      “Performance Award” shall mean a cash bonus award, stock bonus award, performance award or incentive award that is paid in cash, Shares, Awards or a combination, awarded under Section 11.1.

2.36      “Performance-Based Compensation” shall mean any compensation that is intended to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

2.37      “Performance Criteria” shall mean the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:

(a)      The Performance Criteria that shall be used to establish Performance Goals are limited to the following: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation and (D) amortization); (ii) gross or net sales or revenue; (iii) net income (either before or after

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taxes); (iv) adjusted net income; (v) operating earnings or profit; (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets; (viii) return on capital; (ix) return on stockholders’ equity; (x) total stockholder return; (xi) return on sales; (xii) gross or net profit or operating margin; (xiii) costs; (xiv) funds from operations; (xv) expenses; (xvi) working capital; (xvii) earnings per share; (xviii) adjusted earnings per share; (xix) price per Share; (xx) regulatory body approval for commercialization of a product; (xxi) implementation or completion of critical projects; (xxii) market share; (xxiii) economic value; (xxix) non-acquired growth; (xxx) new market entries; (xxxi) acquisition targets; (xxxii) treatment growth; (xxxiii) patient growth; (xxxiv) center growth; (xxxv) clinical outcomes (including mortality rates) and processes; (xxxvi) physician recruitment; (xxxvii) physician retention; (xxxviii) physician relations; (xix) employee turnover; (xl) employee relations; (xli) patient retention and satisfaction; (xlii) improvements in reimbursement economics; (xliii) commercial payor relationships and contract related targets; (xliv) public policy efforts and investigation; and (xlv) legal proceedings and litigation outcomes, any of which may be measured either (A) on an absolute or per share basis or (B) in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices, as may be applicable. Such business criteria may, in the discretion of the Committee, be applied to the Participant, the Company as a whole, or any designated subsidiary, business unit or relevant geography of the Company.

(b)      The Administrator may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; or (xix) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions. For all Awards intended to qualify as Performance-Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

2.38      “Performance Goals” shall mean, for a Performance Period, one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a Subsidiary, division, business unit, or an individual. The achievement of each Performance Goal shall be determined, to the extent applicable, with reference to Applicable Accounting Standards.

2.39      “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Holder’s right to, and the payment of, an Award.

2.40      “Performance Stock Unit” shall mean a Performance Award awarded under Section 11.1 which is denominated in units of value including dollar value of shares of Common Stock.

2.41      “Permitted Transferee” shall mean, with respect to a Holder, any “family member” of the Holder, as defined under the instructions to use the Form S-8 Registration Statement under the Securities Act, after taking into account any state, federal, local or foreign tax and securities laws applicable to transferable Awards.

2.42      “Plan” shall have the meaning set forth in Article 1.

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2.43      “Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.

2.44      “Restricted Stock” shall mean Common Stock awarded under Article 10 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

2.45      “Restricted Stock Units” shall mean the right to receive Shares awarded under Article 9.

2.46      “Securities Act” shall mean the Securities Act of 1933, as amended.

2.47      “Shares” shall mean shares of Common Stock.

2.48      “Stock Appreciation Right” shall mean a stock appreciation right granted under Article 8.

2.49      “Stock Appreciation Right Term” shall have the meaning set forth in Section 8.4.

2.50      “Stock Payment” shall mean (a) a payment in the form of Shares, or (b) an option or other right to purchase Shares, as part of a bonus, deferred compensation or other arrangement, awarded under Section 11.3.

2.51      “Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.52      “Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

2.53      “Termination of Service” shall mean:

(a)      As to a Consultant, the time when the engagement of a Holder as a Consultant to the Company or an Affiliate is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company or any Affiliate.

(b)      As to a Non-Employee Director, the time when a Holder who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Affiliate.

(c)      As to an Employee, the time when the employee-employer relationship between a Holder and the Company or any Affiliate is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Affiliate.

The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to Terminations of Service, including, without limitation, the question of whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of the Program, the Award Agreement or otherwise, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall

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constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Affiliate employing or contracting with such Holder ceases to remain an Affiliate following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

ARTICLE 3

SHARES SUBJECT TO THE PLAN

3.1      Number of Shares.

(a)      Subject to Section 14.2 and Section 3.1(b), the number of Shares authorized for issuance under the Plan is 47,178,338. Shares available for issuance under the Plan shall be reduced by 3.5 Shares for each Share delivered in settlement of any Full Value Award. Further, subject to Section 14.2, the number of Shares authorized for grant as Incentive Stock Options shall be no more than seven million five hundred thousand (7,500,000).

(b)      If any Shares subject to an Award granted under the Plan that is not a Full Value Award are forfeited or expire or such Award is settled for cash (in whole or in part), the Shares subject to such Award shall, to the extent of such forfeiture, expiration or cash settlement, again be available for future grants of Awards under the Plan. To the extent that a Full Value Award granted under the Plan is forfeited or expires or such Full Value Award is settled for cash (in whole or in part), the Shares available under the Plan shall be increased by 3.5 Shares subject to such Full Value Award that is forfeited, expired or settled in cash. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 3.1(a) and will not be available for future grants of Awards: (i) Shares tendered by a Holder or withheld by the Company in payment of the exercise or base price of an Option; (ii) Shares tendered by the Holder or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; and (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof. Any Shares repurchased by the Company under Section 10.4 at the same price paid by the Holder so that such Shares are returned to the Company will again be available for Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

(c)      Substitute Awards shall not reduce the Shares authorized for grant under the Plan. Additionally, in the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Affiliates immediately prior to such acquisition or combination.

3.2       Stock Distributed.  Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized but unissued Common Stock, Common Stock in treasury or Common Stock purchased on the open market in management’s sole discretion in compliance with the Plan and applicable law.

3.3      Limitation on Number of Award Shares and Dollar Amounts.  Notwithstanding any provision in the Plan to the contrary, and subject to Section 14.2, the maximum aggregate number of Shares with respect to one or more Awards that may be granted to any one person during any consecutive twelve (12) month period (measured

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from the date of any grant) shall be two million two hundred fifty thousand (2,250,000) and the maximum aggregate amount of cash that may be paid in cash to any one person during any consecutive twelve (12) month period (measured from the date of any payment) with respect to one or more Awards payable in cash shall be ten million dollars ($10,000,000).

3.4      Full Value Award Vesting Limitations.  Except as may be determined by the Administrator in the event of a consummation of a change of control of the Company, or the Holder’s death, disability or retirement, notwithstanding any other provision of the Plan to the contrary, a Full Value Award shall not become fully vested earlier than three years from the grant date (two years in the case of Employees who are not executives of the Company (holding the title of vice president or an equivalent title and above), or, in the case of vesting based upon the attainment of performance-based objectives, over a period of not less than one year); provided, however, that notwithstanding the foregoing, Full Value Awards (a) that do not exceed in the aggregate 5% of the Shares available pursuant to Section 3.1(a) shall not be subject to such minimum vesting provisions and (b) the Company may grant a Full Value Award to Employees newly hired by the Company or any of its Subsidiaries without respect to such minimum vesting provisions.

ARTICLE 4

GRANTING OF AWARDS

4.1      Participation.  The Administrator may, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. Except as provided in Section 4.6 regarding the grant of Awards pursuant to the Director Compensation Policy, no Eligible Individual shall have any right to be granted an Award pursuant to the Plan.

4.2      Award Agreement.  Each Award shall be evidenced by an Award Agreement that sets forth the terms, conditions and limitations for such Award, which may include the term of the Award, the provisions applicable in the event of the Holder’s Termination of Service, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award. Award Agreements evidencing Awards intended to qualify as Performance-Based Compensation shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

4.3      Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

4.4      At-Will Employment; Voluntary Participation.  Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Director or Consultant for, the Company or any Affiliate, or shall interfere with or restrict in any way the rights of the Company and any Affiliate, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Affiliate. Participation by each Holder in the Plan shall be voluntary and nothing in the Plan shall be construed as mandating that any Eligible Individual shall participate in the Plan.

4.5      Foreign Holders.  Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in countries other than the United States in which the Company and its Affiliates operate or have Employees, Non-Employee Directors or Consultants, or in order to comply with the requirements of any foreign

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securities exchange, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Affiliates shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws or listing requirements of any such foreign securities exchange; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Sections 3.1 and 3.3; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign securities exchange. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Code, the Exchange Act, the Securities Act, any other securities law or governing statute, the rules of the securities exchange or automated quotation system on which the Shares are listed, quoted or traded or any other applicable law. For purposes of the Plan, all references to foreign laws, rules, regulations or taxes shall be references to the laws, rules, regulations and taxes of any applicable jurisdiction other than the United States or a political subdivision thereof.

4.6      Non-Employee Director Awards.  The Administrator may, in its discretion, provide that Awards granted to Non-Employee Directors shall be granted pursuant to a written non-discretionary formula established by the Administrator or a broader body of the Board under the Non-Management Director Compensation Philosophy and Plan, or such successor plan or policy (the “Director Compensation Policy”), subject to the limitations of the Plan. The Director Compensation Policy shall set forth the type of Award(s) to be granted to Non-Employee Directors, the number of Shares to be subject to Non-Employee Director Awards, the conditions on which such Awards shall be granted, become exercisable and/or payable and expire, and such other terms and conditions as the Administrator shall determine in its discretion. The Director Compensation Policy may be modified by the Administrator from time to time in its discretion.

4.7      Stand-Alone and Tandem Awards.  Awards granted pursuant to the Plan may, in the sole discretion of the Administrator, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

ARTICLE 5

PROVISIONS APPLICABLE TO AWARDS INTENDED TO QUALIFY AS

PERFORMANCE-BASED COMPENSATION

5.1      Purpose.  The Committee, in its sole discretion, may determine at the time an Award is granted or at any time thereafter whether such Award is intended to qualify as Performance-Based Compensation. If the Committee, in its sole discretion, decides to grant such an Award to an Eligible Individual that is intended to qualify as Performance-Based Compensation, then the provisions of this Article 5 shall control over any contrary provision contained in the Plan. The Administrator may in its sole discretion grant Awards to other Eligible Individuals that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Article 5 and that are not intended to qualify as Performance-Based Compensation. Unless otherwise specified by the Administrator at the time of grant, the Performance Criteria with respect to an Award intended to be Performance-Based Compensation payable to a Covered Employee shall be determined on the basis of Applicable Accounting Standards, if applicable.

5.2      Applicability.  The grant of an Award to an Eligible Individual for a particular Performance Period shall not require the grant of an Award to such Individual in any subsequent Performance Period and the grant of an Award to any one Eligible Individual shall not require the grant of an Award to any other Eligible Individual in such period or in any other period.

5.3      Types of Awards.  Notwithstanding anything in the Plan to the contrary, the Committee may grant any Award to an Eligible Individual intended to qualify as Performance-Based Compensation, including, without

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limitation, Restricted Stock that has restrictions which lapse upon the attainment of specified Performance Goals, Restricted Stock Units that vest and become payable upon the attainment of specified Performance Goals and any Performance Awards described in Article 11 that vest or become exercisable or payable upon the attainment of one or more specified Performance Goals.

5.4      Procedures with Respect to Performance-Based Awards.  To the extent necessary to comply with the requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted to one or more Eligible Individuals which is intended to qualify as Performance-Based Compensation, no later than 90 days following the commencement of any Performance Period or any designated fiscal period or period of service (or such earlier time as may be required under Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Eligible Individuals, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period based on the Performance Criteria, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether and the extent to which the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned under such Awards, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant, including the assessment of individual or corporate performance for the Performance Period.

5.5      Payment of Performance-Based Awards.  Unless otherwise provided in the applicable Program or Award Agreement and only to the extent otherwise permitted by Section 162(m)(4)(C) of the Code, as to an Award that is intended to qualify as Performance-Based Compensation, the Holder must be employed by the Company or an Affiliate throughout the Performance Period. Unless otherwise provided in the applicable Performance Goals, Program or Award Agreement, a Holder shall be eligible to receive payment pursuant to such Awards for a Performance Period only if and to the extent the Performance Goals for such period are achieved.

5.6      Additional Limitations.  Notwithstanding any other provision of the Plan and except as otherwise determined by the Administrator, any Award which is granted to an Eligible Individual and is intended to qualify as Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code or any regulations or rulings issued thereunder that are requirements for qualification as Performance-Based Compensation, and the Plan, the Program and the Award Agreement shall be deemed amended to the extent necessary to conform to such requirements.

ARTICLE 6

AWARD OF OPTIONS

6.1      Grant of Options.  The Administrator is authorized to grant Options to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine which shall not be inconsistent with the Plan.

6.2      Qualification of Incentive Stock Options.  No Incentive Stock Option shall be granted to any person who is not an Employee of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) of the Company. No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. Any Incentive Stock Option granted under the Plan may be modified by the Administrator, with the consent of the Holder, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code. To the extent that the aggregate Fair Market Value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any subsidiary or parent corporation thereof (each as defined in Section 424(f) and (e) of the Code, respectively), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the Fair Market Value of stock shall be determined as of the time the respective options were granted.

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6.3      Option Exercise or Base Price.  The exercise or base price per Share subject to each Option shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).

6.4      Option Term.  The term of each Option (the “Option Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Option Term shall not be more than a maximum of five (5) years from the date the Option is granted (and, five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder). The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Options, which time period may not extend beyond the maximum Option Term. To the extent permitted by Section 409A or Section 422 of the Code and regulations and rulings thereunder and after due consideration to the possible tax, securities, and accounting consequences, the Administrator may extend the Option Term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any Termination of Service of the Holder, and may amend any other term or condition of such Option relating to such a Termination of Service, which extensions may not exceed the maximum Option Term as described above.

6.5      Option Vesting.

(a)      The period during which the right to exercise, in whole or in part, an Option vests in the Holder shall be set by the Administrator and the Administrator may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Affiliate, any of the Performance Criteria, or any other criteria selected by the Administrator.

(b)      No portion of an Option which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the Program, the Award Agreement or by action of the Administrator following the grant of the Option.

6.6      Substitute Awards.  Notwithstanding the foregoing provisions of this Article 6 to the contrary, in the case of an Option that is a Substitute Award, the price per share of the shares subject to such Option may be less than the Fair Market Value per share on the date of grant; provided that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate exercise or base price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise or base price of such shares.

6.7      Substitution of Stock Appreciation Rights.  The Administrator may provide in the applicable Program or the Award Agreement evidencing the grant of an Option that the Administrator, in its sole discretion, shall have the right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided that such Stock Appreciation Right shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable, and shall also have the same exercise or base price, vesting schedule and remaining Option Term as the substituted Option.

ARTICLE 7

EXERCISE OF OPTIONS

7.1      Partial Exercise.  An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Administrator may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of shares.

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7.2      Manner of Exercise.  All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, the stock plan administrator of the Company or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a)      A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall include appropriately authorized instruction by the Holder or other person then entitled to exercise the Option or such portion of the Option;

(b)      Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations, the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded or any other applicable law. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(c)      In the event that the Option shall be exercised pursuant to Section 12.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option, as determined in the sole discretion of the Administrator; and

(d)       Full payment of the exercise or base price and applicable withholding taxes to the stock plan administrator of the Company for the shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by Section 12.1 and 12.2.

7.3      Notification Regarding Disposition.  The Holder shall give the Company prompt written or electronic notice of any disposition of Shares acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the transfer of such shares to such Holder.

ARTICLE 8

AWARD OF STOCK APPRECIATION RIGHTS

8.1      Grant of Stock Appreciation Rights.

(a)      The Administrator is authorized to grant Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine consistent with the Plan.

(b)      A Stock Appreciation Right shall entitle the Holder (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (e.g., the number of Shares of which are the “base shares”), to the extent then exercisable pursuant to its terms, and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise or base price per share (“base price”) of the Stock Appreciation Right from the fair market value at the time of exercise of the Stock Appreciation Right (e.g., in the event such Stock Appreciation Right is settled in Shares, the Shares obtained are the “gain shares”), determined according to such method as the Administrator may establish in its discretion, by the number of Shares with respect to which the Stock Appreciation Right shall have been exercised, subject to any limitations the Administrator may impose. Except as described in (c) below, the exercise or base price per Share subject to each Stock Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value on the date the Stock Appreciation Right is granted.

(c)      Notwithstanding the foregoing provisions of Section 8.1(b) to the contrary, in the case of an Stock Appreciation Right that is a Substitute Award, the price per share of the shares subject to such Stock Appreciation Right may be less than 100% of the Fair Market Value per share on the date of grant; provided that the excess of: (i) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares

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subject to the Substitute Award, over (ii) the aggregate exercise or base price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise or base price of such shares.

8.2      Stock Appreciation Right Vesting.

(a)      The period during which the right to exercise, in whole or in part, a Stock Appreciation Right vests in the Holder shall be set by the Administrator and the Administrator may determine that a Stock Appreciation Right may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Affiliate, or any other criteria selected by the Administrator. At any time after grant of a Stock Appreciation Right, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which a Stock Appreciation Right vests.

(b)      No portion of a Stock Appreciation Right which is unexercisable at Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the applicable Program or Award Agreement or by action of the Administrator following the grant of the Stock Appreciation Right.

8.3      Manner of Exercise.  All or a portion of an exercisable Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the stock plan administrator of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a)      A written or electronic notice complying with the applicable rules established by the Administrator or by the Company and not objected to by the Administrator stating that the Stock Appreciation Right, or a portion thereof, is exercised. The notice shall include appropriately authorized instruction by the Holder or other person then entitled to exercise the Stock Appreciation Right or such portion of the Stock Appreciation Right;

(b)      Such representations and documents as the Administrator, in its sole discretion, or Company management deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance; and

(c)      In the event that the Stock Appreciation Right shall be exercised pursuant to this Section 8.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Stock Appreciation Right.

8.4      Stock Appreciation Right Term.  The term of each Stock Appreciation Right (the “Stock Appreciation Right Term”) shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than a maximum of five (5) years from the date the Stock Appreciation Right is granted. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Stock Appreciation Rights, which time period may not extend beyond the maximum Stock Appreciation Right Term. To the extent permitted by Section 409A of the Code and regulations and rulings thereunder, and after due consideration to the possible tax, securities, and accounting consequences, the Administrator may extend the Stock Appreciation Right Term of any outstanding Stock Appreciation Right, and may extend the time period during which vested Stock Appreciation Rights may be exercised, in connection with any Termination of Service of the Holder, and may amend any other term or condition of such Stock Appreciation Right relating to such a Termination of Service, which extensions may not exceed the maximum Stock Appreciation Right Term as described above.

8.5      Payment.  Payment of the amounts payable with respect to Stock Appreciation Rights pursuant to this Article 8 shall be in cash, Shares (based on its fair market value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator.

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8.6      Substitution of Options.  The Administrator may provide in the applicable Program or the Award Agreement evidencing the grant of a Stock Appreciation Right that the Administrator, in its sole discretion, shall have the right to substitute an Option for such Stock Appreciation Right at any time prior to or upon exercise of such Stock Appreciation Right; provided that such Option shall be exercisable with respect to the same number of Shares for which such substituted Stock Appreciation Right would have been exercisable, and shall also have the same exercise or base price, vesting schedule and remaining Stock Appreciation Right Term as the substituted Stock Appreciation Right.

ARTICLE 9

AWARD OF RESTRICTED STOCK UNITS

9.1      Grant of Restricted Stock Units.  The Administrator is authorized to grant Awards of Restricted Stock Units to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator.

9.2      Term.  Except as otherwise provided herein, the term of a Restricted Stock Unit award shall be set by the Administrator in its sole discretion.

9.3      Purchase Price.  The Administrator shall specify the purchase price, if any, to be paid by the Holder to the Company with respect to any Restricted Stock Unit award, with cash, services or any other consideration that the Administrator shall determine acceptable, subject to any requirements of applicable law; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by applicable law.

9.4      Vesting of Restricted Stock Units.  At the time of grant, the Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including, without limitation, vesting based upon the Holder’s duration of service to the Company or any Affiliate, one or more Performance Criteria, Company performance, individual performance or other specific criteria, in each case on a specified date or dates or over any period or periods, as determined by the Administrator, subject to Section 3.4.

9.5      Maturity and Payment.  At the time of grant, the Administrator shall specify the maturity date applicable to each grant of Restricted Stock Units which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Holder (if permitted by the applicable Award Agreement); provided that, except as otherwise determined by the Administrator, set forth in any applicable Award Agreement, and subject to compliance with Section 409A of the Code, in no event shall the maturity date relating to each Restricted Stock Unit occur following the later of (a) the 15th day of the third month following the end of calendar year in which the Restricted Stock Unit vests; or (b) the 15th day of the third month following the end of the Company’s fiscal year in which the Restricted Stock Unit vests. On the maturity date, the Company shall, subject to Section 12.4(e), transfer to the Holder one unrestricted, fully transferable Share for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited, or in the sole discretion of the Administrator, an amount in cash equal to the fair market value of such shares on the maturity date or a combination of cash and Common Stock as determined by the Administrator.

9.6      Payment upon Termination of Service.  An Award of Restricted Stock Units shall only be payable while the Holder is an Employee, a Consultant or a member of the Board, as applicable; provided, however, that the Administrator, in its sole and absolute discretion may provide (in an Award Agreement or otherwise) that a Restricted Stock Unit award may be paid subsequent to a Termination of Service in certain events, including a change of control, the Holder’s death, retirement or disability or any other specified Termination of Service.

9.7      No Rights as a Stockholder.  Unless otherwise determined by the Administrator, a Holder who is awarded Restricted Stock Units shall possess no incidents of ownership with respect to the Shares represented by such Restricted Stock Units, unless and until the same are transferred to the Holder pursuant to the terms of this Plan and the Award Agreement.

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9.8      Dividend Equivalents.  Subject to Section 11.2, the Administrator may, in its sole discretion, provide that Dividend Equivalents shall be earned by a Holder of Restricted Stock Units based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date an Award of Restricted Stock Units is granted to a Holder and the maturity date of such Award.

ARTICLE 10

AWARD OF RESTRICTED STOCK

10.1      Grant of Restricted Stock.

(a)      The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.

(b)      The Administrator shall establish the purchase price, if any, to be paid by the Holder to the Company with respect to any Restricted Stock award, with cash, services or any other consideration that the Administrator shall determine acceptable, subject to any requirements of applicable law, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by applicable law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.

10.2      Rights as Stockholders.  Subject to Section 10.4, upon issuance of Restricted Stock, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said shares, subject to the restrictions in the applicable Program or in each individual Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the Shares shall be subject to the restrictions set forth in Section 10.3. In addition, with respect to a share of Restricted Stock with performance-based vesting, dividends which are paid prior to vesting shall only be paid out to the Holder to the extent that the performance-based vesting conditions are subsequently satisfied and the share of Restricted Stock vests.

10.3      Restrictions.  All shares of Restricted Stock (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of the applicable Program or in each individual Award Agreement, be subject to such restrictions and vesting requirements as the Administrator shall provide. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Administrator, including, without limitation, criteria based on the Holder’s duration of employment, directorship or consultancy with the Company, the Performance Criteria, Company performance, individual performance or other criteria selected by the Administrator. By action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of the Program or the Award Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.

10.4       Repurchase or Forfeiture of Restricted Stock.  Except as otherwise determined by the Administrator at the time of the grant of the Award or thereafter, if no price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Holder’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration. If a price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Company shall have the right to repurchase from the Holder the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Stock or such other amount as may be specified in the Program or the Award Agreement. Notwithstanding the foregoing, except as otherwise provided by Section 3.4, the Administrator in its sole discretion may provide that in the event of certain events, including a change of

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control, the Holder’s death, retirement or disability or any other specified Termination of Service or any other event, the Holder’s rights in unvested Restricted Stock shall not lapse, such Restricted Stock shall vest and, if applicable, the Company shall not have a right of repurchase.

10.5      Certificates for Restricted Stock.  Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. Certificates or book entries evidencing shares of Restricted Stock must include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock. The Company may, in it sole discretion, (a) retain physical possession of any stock certificate evidencing shares of Restricted Stock until the restrictions thereon shall have lapsed and/or (b) require that the stock certificates evidencing shares of Restricted Stock be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Holder deliver a stock power, endorsed in blank, relating to such Restricted Stock.

10.6      Section 83(b) Election.  If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

ARTICLE 11

AWARD OF PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS, STOCK PAYMENTS, DEFERRED STOCK, DEFERRED STOCK UNITS

11.1      Performance Awards.

(a)      The Administrator is authorized to grant Performance Awards, including Awards of Performance Stock Units, to any Eligible Individual and to determine whether such Performance Awards shall be Performance-Based Compensation. The value of Performance Awards, including Performance Stock Units, may be linked to any one or more of the Performance Criteria or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Performance Awards, including Performance Stock Unit awards may be paid in cash, Shares, Awards or a combination of cash, Shares and/or Awards, as determined by the Administrator.

(b)      Without limiting Section 11.1(a), the Administrator may grant Performance Awards to any Eligible Individual in the form of a cash bonus payable upon the attainment of objective Performance Goals, or such other criteria, whether or not objective, which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Any such bonuses paid to a Holder which are intended to be Performance-Based Compensation shall be based upon objectively determinable bonus formulas established in accordance with the provisions of Article 5.

11.2      Dividend Equivalents.

(a)      Dividend Equivalents may be granted by the Administrator based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date an Award is granted to a Holder and the date such Award vests, is exercised, is distributed or expires, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Administrator. In addition, Dividend Equivalents with respect to an Award with performance-based vesting that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Holder to the extent that the performance-based vesting conditions are subsequently satisfied and the Award vests.

(b)      Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

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11.3      Stock Payments.  The Administrator is authorized to make Stock Payments to any Eligible Individual. The number or value of shares of any Stock Payment shall be determined by the Administrator and may be based upon one or more Performance Criteria or any other specific criteria, including service to the Company or any Affiliate, determined by the Administrator. Shares underlying a Stock Payment which is subject to a vesting schedule or other conditions or criteria set by the Administrator will not be issued until those conditions have been satisfied. Unless otherwise provided by the Administrator, a Holder of a Stock Payment shall have no rights as a Company stockholder with respect to such Stock Payment until such time as the Stock Payment has vested and the Shares underlying the Award have been issued to the Holder. Stock Payments may, but are not required to, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual.

11.4      Deferred Stock Units.  The Administrator is authorized to grant Deferred Stock Units to any Eligible Individual. The number of Deferred Stock Units shall be determined by the Administrator and may (but is not required to) be based on one or more Performance Criteria or other specific criteria, including service to the Company or any Affiliate, as the Administrator determines, in each case on a specified date or dates or over any period or periods determined by the Administrator. Each Deferred Stock Unit shall entitle the Holder thereof to receive one Share on the date the Deferred Stock Unit becomes vested or upon a specified settlement date thereafter (which settlement date may (but is not required to) be the date of the Holder’s Termination of Service). Shares underlying a Deferred Stock Unit award which is subject to a vesting schedule or other conditions or criteria set by the Administrator will not be issued until on or following the date that those conditions and criteria have been satisfied. Unless otherwise provided by the Administrator, a Holder of Deferred Stock Units shall have no rights as a Company stockholder with respect to such Deferred Stock Units until such time as the Award has vested and any other applicable conditions and/or criteria have been satisfied and the Shares underlying the Award have been issued to the Holder.

11.5      Deferred Stock.  The Administrator is authorized to grant Deferred Stock to any Eligible Individual. The number of shares of Deferred Stock shall be determined by the Administrator and may (but is not required to) be based on one or more Performance Criteria or other specific criteria, including service to the Company or any Affiliate, as the Administrator determines, in each case on a specified date or dates or over any period or periods determined by the Administrator. Shares underlying a Deferred Stock award which is subject to a vesting schedule or other conditions or criteria set by the Administrator will be issued on the vesting date(s) or date(s) that those conditions and criteria have been satisfied, as applicable. Unless otherwise provided by the Administrator, a Holder of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Award has vested and any other applicable conditions and/or criteria have been satisfied and the Shares underlying the Award have been issued to the Holder.

11.6      Term.  The term of a Performance Award, Dividend Equivalent award, Stock Payment award, Deferred Stock award and/or Deferred Stock Unit award shall be set by the Administrator in its sole discretion.

11.7      Purchase Price.  The Administrator may establish the purchase price, if any, of a Performance Award, shares distributed as a Stock Payment award, shares of Deferred Stock award or shares distributed pursuant to a Deferred Stock Unit award, to be paid by the Holder to the Company with respect to any such award, with cash, services or any other consideration that the Administrator shall determine acceptable, subject to any requirements of applicable law; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by applicable law.

11.8      Termination of Service.  A Performance Award, Stock Payment award, Dividend Equivalent award, Deferred Stock award and/or Deferred Stock Unit award is distributable only while the Holder is an Employee, Director or Consultant, as applicable. The Administrator, however, in its sole discretion may provide that the Performance Award, Dividend Equivalent award, Stock Payment award, Deferred Stock award and/or Deferred Stock Unit award may be distributed subsequent to a Termination of Service in certain events, including a change of control, the Holder’s death, retirement or disability or any other specified Termination of Service.

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ARTICLE 12

ADDITIONAL TERMS OF AWARDS

12.1      Payment.  The Administrator shall determine the methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) Shares (including, in the case of payment of the exercise or base price of an Award, Shares issuable pursuant to the exercise of the Award) or Shares held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences, in each case, having a fair market value at the time of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale, or (d) other form of legal consideration acceptable to the Administrator. The Administrator shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

12.2      Tax Withholding.  The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s FICA, employment tax or other social security contribution obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan. The Administrator may in its sole discretion and in satisfaction of the foregoing requirement allow a Holder to elect to have the Company withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares which may be so withheld or surrendered shall be limited to the number of shares which have a fair market value at the time of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates or such other withholding rates for federal, state, local and foreign income tax and payroll/employment tax purposes that are applicable to such taxable income and that have been determined by the Administrator to avoid adverse accounting consequences. The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code and applicable foreign tax regulations, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of shares to pay the Option or Stock Appreciation Right exercise or base price or any tax withholding obligation.

12.3      Transferability of Awards.

(a)      Except as otherwise provided in Section 12.3(b):

(i)      No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised, or the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed;

(ii)      No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence; and

(iii)      During the lifetime of the Holder, only the Holder may exercise an Award (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to a DRO; after the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes

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unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Holder’s will or under the then applicable laws of descent and distribution.

(b)      Notwithstanding Section 12.3(a), the Administrator, in its sole discretion, may determine to permit a Holder to transfer an Award other than an Incentive Stock Option to any one or more Permitted Transferees, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award); (iii) any transfer of a Non-Qualified Stock Option to a Permitted Transferee shall be without consideration, except as required by applicable law and (iv) the Holder and the Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal, state and foreign securities laws and (C) evidence the transfer.

(c)      Notwithstanding Section 12.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Holder, except to the extent the Plan, the Program and the Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married and resides in a community property state, a designation of a person other than the Holder’s spouse as his or her beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time; provided that the change or revocation is filed with the Administrator prior to the Holder’s death.

12.4      Conditions to Issuance of Shares.

(a)      Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Board or the Committee has determined, with advice of counsel, that the issuance of such shares is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed or traded, and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Board or the Committee may require that a Holder make such reasonable covenants, agreements, and representations as the Board or the Committee, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

(b)      All Share certificates delivered pursuant to the Plan and all shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state, or foreign securities or other laws, rules and regulations and the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted, or traded. The Administrator may place legends on any Share certificate or book entry to reference restrictions applicable to the Shares.

(c)      The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d)      No fractional Shares shall be issued and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding down.

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(e)      Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by any applicable law, rule or regulation, the Company shall not deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

12.5      Forfeiture, Recoupment and Clawback Provisions.  Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in an Award Agreement or otherwise, or to require a Holder to agree by separate written or electronic instrument, that:

(a)      (i) Any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of the Award, or upon the receipt or resale of any Shares underlying the Award, must be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (x) a Termination of Service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, or (y) the Holder at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator or (z) the Holder incurs a Termination of Service for “cause” (as such term is defined in the sole discretion of the Administrator, or as set forth in a written agreement relating to such Award between the Company and the Holder); and

(b)      All Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the written policies of the Board, Administrator or any recoupment or clawback policies implemented by the Company, including, without limitation, any recoupment or clawback policies adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such recoupment or clawback policies and/or in the applicable Award Agreement.

12.6      Prohibition on Repricing.  Subject to Section 14.2, the Administrator shall not, without the approval of the stockholders of the Company, (i) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per share, or (ii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares. Subject to Section 14.2, the Administrator shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding Award to increase the price per share or to cancel and replace an Award with the grant of an Award having a price per share that is greater than or equal to the price per share of the original Award.

ARTICLE 13

ADMINISTRATION

13.1      Administrator.  The Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein) and, unless otherwise determined by the Board, shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as both a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule, an “outside director” for purposes of Section 162(m) of the Code and an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded; provided that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 13.1 or otherwise provided in any charter of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written or electronic notice to the Board. Vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and, with respect to such Awards, the terms “Administrator” and “Committee” as used in the Plan shall be deemed to refer to the Board and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 13.6.

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13.2      Duties and Powers of Committee.  It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan, the Program and the Award Agreement, and to adopt such rules for the administration, interpretation and application of the Plan as are not inconsistent therewith, to interpret, amend or revoke any such rules and to amend any Program or Award Agreement; provided that the rights or obligations of the Holder of the Award that is the subject of any such Program or Award Agreement are not affected adversely by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 14.10. Any such grant or award under the Plan need not be the same with respect to each Holder. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule, or Section 162(m) of the Code, or any regulations or rules issued thereunder, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.

13.3      Action by the Committee.  Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

13.4      Authority of Administrator.  Subject to the Company’s Bylaws, the Committee’s Charter and any specific designation in the Plan, the Administrator has the exclusive power, authority and sole discretion to:

(a)      Designate Eligible Individuals to receive Awards;

(b)      Determine the type or types of Awards to be granted to each Eligible Individual;

(c)      Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d)      Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise or base price, grant price, or purchase price, any performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(e)      Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise or base price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f)      Prescribe the form of each Award Agreement, which need not be identical for each Holder;

(g)      Decide all other matters that must be determined in connection with an Award;

(h)      Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i)      Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement;

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(j)      Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan; and

(k)      Accelerate wholly or partially the vesting or lapse of restrictions of any Award or portion thereof at any time after the grant of an Award, subject to whatever terms and conditions it selects and Section 3.4.

13.5      Decisions Binding.  The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

13.6      Delegation of Authority.  To the extent permitted by applicable law or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to Article 13; provided, however, that in no event shall an officer of the Company be delegated the authority to grant awards to, or amend awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, (b) Covered Employees, or (c) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under Section 162(m) of the Code and applicable securities laws or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 13.6 shall serve in such capacity at the pleasure of the Board and the Committee.

ARTICLE 14

MISCELLANEOUS PROVISIONS

14.1      Amendment, Suspension or Termination of the Plan.  Except as otherwise provided in this Section 14.1, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. However, without approval of the Company’s stockholders given within twelve (12) months before or after the action by the Administrator, no action of the Administrator may, except as provided in Section 14.2, (a) increase the limits imposed in Section 3.1 on the maximum number of shares which may be issued under the Plan, or (b) reduce the price per share of any outstanding Option or Stock Appreciation Right granted under the Plan or take any action prohibited under Section 12.6, or (c) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares. Except as provided in Section 14.10, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and in no event may any Award be granted under the Plan after the tenth (10th) anniversary of the Effective Date.

14.2      Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a)      In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of the Company’s Common Stock or the share price of the Company’s Common Stock other than an Equity Restructuring, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of shares which may be issued under the Plan, adjustments of the Award Limit, and adjustments of the manner in which shares subject to Full Value Awards will be counted); (ii) the number and kind of Shares (or other securities

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or property) subject to outstanding Awards; (iii) the number and kind of Shares (or other securities or property) for which automatic grants are subsequently to be made to new and continuing Non-Employee Directors pursuant to Section 4.6; (iv) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (v) the grant or exercise or base price per share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code.

(b)      In the event of any transaction or event described in Section 14.2(a) or any unusual or nonrecurring transactions or events affecting the Company, any Affiliate of the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations or accounting principles, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Holder’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i)      To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 14.2 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested;

(ii)      To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii)      To make adjustments in the number and type of shares of the Company’s stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock or Deferred Stock and/or in the terms and conditions of (including the grant or exercise or base price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(iv)      To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Program or Award Agreement; and

(v)      To provide that the Award cannot vest, be exercised or become payable after such event.

(c)      In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 14.2(a) and 14.2(b):

(i)      The number and type of securities subject to each outstanding Award and the exercise or base price or grant price thereof, if applicable, shall be equitably adjusted; and/or

(ii)      The Administrator shall make such equitable adjustments, if any, as the Administrator in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of shares which may be issued under the Plan, adjustments of the Award Limit, and adjustments of the manner in which shares subject to Full Value Awards will be counted). The adjustments provided under this Section 14.2(c) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company.

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(d)      The Administrator may, in its sole discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(e)      With respect to Awards which are granted to Covered Employees and are intended to qualify as Performance-Based Compensation, no adjustment or action described in this Section 14.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause such Award to fail to so qualify as Performance-Based Compensation, unless the Administrator determines that the Award should not so qualify. No adjustment or action described in this Section 14.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Award is not to comply with such exemptive conditions.

(f)      The existence of the Plan, the Program, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(g)      No action shall be taken under this Section 14.2 which shall cause an Award to fail to comply with Section 409A of the Code or the Treasury Regulations thereunder, to the extent applicable to such Award.

(h)      In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of thirty (30) days prior to the consummation of any such transaction.

14.3      Approval of Plan by Stockholders.  The Plan will be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the Board’s initial adoption of the Plan. If such approval has not been obtained at the end of said twelve (12) month period, the 2002 Plan shall continue according to its terms as in effect immediately prior to the adoption of this amendment and restatement of the 2002 Plan.

14.4      No Stockholders Rights.  Except as otherwise provided herein, a Holder shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Holder becomes the record owner of such Shares.

14.5      Paperless Administration.  In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

14.6      Effect of Plan upon Other Compensation Plans.  The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Affiliate. Nothing in the Plan shall be construed to limit the right of the Company or any Affiliate: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Affiliate, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

DAVITA HEALTHCARE PARTNERS INC. – 2014 Proxy Statement	A-23

14.7      Compliance with Laws.  The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state, federal and foreign securities law and margin requirements), the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

14.8      Titles and Headings, References to Sections of the Code or Exchange Act.  The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

14.9      Governing Law.  The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction.

14.10      Section 409A.  To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Program pursuant to which such Award is granted and the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan, the Program and any Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Administrator may adopt such amendments to the Plan and the applicable Program and Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

14.11      No Rights to Awards.  No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly.

14.12      Unfunded Status of Awards.  The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Affiliate.

14.13      Indemnification.  To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

DAVITA HEALTHCARE PARTNERS INC. – 2014 Proxy Statement	A-24

14.14      Relationship to other Benefits.  No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

14.15      Expenses.  The expenses of administering the Plan shall be borne by the Company and its Affiliates.

Approved by stockholders: [            ], 2014

DAVITA HEALTHCARE PARTNERS INC. – 2014 Proxy Statement	A-25

DAVITA HEALTHCARE PARTNERS INC. 2000 16TH STREET DENVER, CO 80202

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Monday, June 16, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Monday, June 16, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M74041-P49604-Z62613	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

DAVITA HEALTHCARE PARTNERS INC.

The Board of Directors recommends a vote FOR all
Nominees listed in Proposal 1.

1.	Election of Directors			For	Against	Abstain
Nominees:

	1a.	Pamela M. Arway		☐	☐	☐	The Board of Directors recommends a vote FOR Proposal 2.		For	Against	Abstain

	1b.	Charles G. Berg		☐	☐	☐	2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2014.	☐	☐	☐

	1c.	Carol Anthony Davidson		☐	☐	☐	The Board of Directors recommends a vote FOR Proposal 3.

	1d.	Paul J. Diaz		☐	☐	☐	3.	To hold an advisory vote on executive compensation.	☐	☐	☐

	1e.	Peter T. Grauer		☐	☐	☐	The Board of Directors recommends a vote FOR Proposal 4.

	1f.	Robert J. Margolis		☐	☐	☐	4.	To adopt and approve an amendment and restatement of our 2011 Incentive Award Plan.	☐	☐	☐

	1g.	John M. Nehra		☐	☐	☐	The Board of Directors recommends a vote AGAINST Proposal 5.

	1h.	William L. Roper		☐	☐	☐	5.	To consider and vote upon a stockholder proposal, if properly presented at the Annual Meeting regarding the Board chairmanship.	☐	☐	☐

	1i.	Kent J. Thiry		☐	☐	☐

	1j.	Roger J. Valine		☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.						☐

Please indicate if you plan to attend this meeting.				☐	☐
				Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M74042-P49604-Z62613

DAVITA HEALTHCARE PARTNERS INC.

PROXY

This Proxy is solicited on behalf of

the Board of Directors of DAVITA HEALTHCARE PARTNERS INC.

The undersigned hereby appoints Kent J. Thiry, Kim M. Rivera, Martha Ha, and Arturo Sida, or any of them, the true and lawful attorneys and proxies of the undersigned, with full power of substitution to vote all shares of the Common Stock, $0.001 par value per share, of DAVITA HEALTHCARE PARTNERS INC., which the undersigned is entitled to vote at the Annual Meeting of the Stockholders of DAVITA HEALTHCARE PARTNERS INC., to be held at 5:30 p.m., MT, on June 17, 2014 at 2000 16th Street, Denver, Colorado 80202, and any adjournments thereof, on the proposals set forth on the reverse side of this Proxy.

Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in Proposal 1, FOR Proposals 2, 3 and 4 and AGAINST Proposal 5. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

In their discretion, Kent J. Thiry, Kim M. Rivera, Martha Ha, and Arturo Sida, or any of them, are authorized to vote upon such other matters as may properly come before the Meeting. All Proxies to vote at said meeting or any adjournment heretofore given by the undersigned are hereby revoked. Receipt of the Notice of Annual Meeting and Proxy Statement dated May 8, 2014 is hereby acknowledged.

Address changes/comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side